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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934 (Amendment No. 1)

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☒	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12
BHA GROUP HOLDINGS, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☐	No fee required.
☒	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1)	Title of each class of securities to which transaction applies:
        Common Stock, par value $0.01 per share, of BHA Group Holdings, Inc. and the associated rights to purchase 1/10 of a share of Common Stock.

	(2)	Aggregate number of securities to which transaction applies: 6,284,621 shares of Common Stock and options to purchase 898,924 shares of Common Stock.
(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
        The filing fee was determined based upon the aggregate merger consideration equal to the sum of (i) the product of 6,284,621 shares of Common Stock outstanding and the merger consideration of $38.00 per share (which equals $238,815,598) and (ii) the product of $23.332 per share (which is the difference between $38.00 and the average weighted exercise price of $14.668) and options to purchase 898,924 shares of Common Stock (which equals $20,973,694.77). The filing fee was determined by multiplying the sum of the preceding sentence, $259,789,292.77, by .0001267.

	(4)	Proposed maximum aggregate value of transaction: $259,789,292.77.
	(5)	Total fee paid: $32,915.30.
☒	Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

8800 East 63rd Street
Kansas City, Missouri 64133

Dear Stockholder:

        You are invited to attend a special meeting of stockholders of BHA Group Holdings, Inc. to be held at the corporate headquarters of BHA, Second (2nd) Floor, 8800 East 63rd Street, Kansas City, Missouri 64133, at 10:00 a.m., local time, on              , August    , 2004. Holders of record of BHA common stock on                         , 2004 will be entitled to vote at the special meeting or any adjournment or postponement of that meeting.

        At the special meeting, we will ask you to consider and vote upon the merger agreement that we entered into on May 31, 2004 with General Electric Company, or "GE," and Casey Acquisition Company, a wholly owned subsidiary of GE. As a result of the merger, BHA will become a wholly owned subsidiary of GE.

        We will also ask you to expressly grant the authority to vote your shares to adjourn or postpone the special meeting, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting to adopt the merger agreement.

        In the merger, each share of our common stock, $0.01 par value per share, together with the associated rights, will be converted into the right to receive $38.00 in cash, without interest. If the merger is completed, you will no longer have an ownership interest in the continuing business of BHA. We cannot complete the merger unless all of the conditions to closing are satisfied or waived, including the adoption of the merger agreement by holders of a majority of the outstanding shares of BHA common stock.

        Our board of directors carefully reviewed and considered the terms and conditions of the proposed merger. Based on its review, our board of directors has unanimously determined that the terms of the merger agreement and the merger are advisable, fair to and in the best interests of BHA and our stockholders.

        OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" THE ADOPTION OF THE MERGER AGREEMENT. YOUR VOTE IS IMPORTANT.

        In the material accompanying this letter, you will find a Notice of Special Meeting of Stockholders, a proxy statement relating to the actions to be taken by our stockholders at the special meeting and a proxy card. The proxy statement includes important information about the proposed merger. The proxy statement is qualified in its entirety by reference to the merger agreement attached as Annex A to the proxy statement. We encourage you to read the proxy statement and the merger agreement carefully and in their entirety.

        All of our stockholders are cordially invited to attend the special meeting in person. WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE COMPLETE, SIGN, DATE AND RETURN YOUR PROXY CARD IN THE ENCLOSED ENVELOPE OR VOTE USING THE INTERNET OR BY TELEPHONE AS INSTRUCTED IN THESE MATERIALS. IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AND VOTED AT THE SPECIAL MEETING. If you attend the special meeting, you may vote in person as you wish, even though you have previously returned your proxy card or voted using the Internet or by telephone.

        On behalf of the board of directors, I thank you for your support and urge you to vote "FOR" the adoption of the merger agreement.

Sincerely,

JAMES E. LUND,
President and Chief Executive Officer
       , 2004

8800 East 63rd Street
Kansas City, Missouri 64133

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

To Be Held On August    , 2004

Dear Stockholder:

        You are cordially invited to attend the Special Meeting of Stockholders of BHA Group Holdings, Inc., a Delaware corporation, or "BHA," that will be held at the corporate headquarters of BHA, Second (2nd) Floor, 8800 East 63rd Street, Kansas City, Missouri 64133, at 10:00 a.m., local time, on            , August    , 2004 (referred to as the "Special Meeting"), for the following purposes:

  1.
  To consider and vote upon a proposal to adopt the Agreement and Plan of Merger, dated as of May 31, 2004, by and among General Electric Company, or "GE," Casey Acquisition Company, a wholly owned subsidiary of GE, or "Casey," and BHA;

  2.
  To grant the persons named as proxies discretionary authority to vote to adjourn or postpone the Special Meeting, if necessary, to permit the further solicitation of proxies in the event there are not sufficient votes to adopt the merger agreement; and

  3.
  To transact any and all other business that may properly come before the Special Meeting or any postponement or adjournment of the Special Meeting.

        The board of directors of BHA has unanimously determined that the merger is in the best interests of BHA and its stockholders and recommends that you vote to adopt the merger agreement. The terms of the proposed merger and the merger agreement are more fully described in the attached proxy statement, which we urge you to read carefully and in its entirety. The board of directors of BHA also recommends that you expressly grant the authority to the persons named as proxies to vote your shares to adjourn or postpone the Special Meeting, if necessary, to permit the further solicitation of proxies if there are not sufficient votes at the time of the Special Meeting to adopt the merger agreement. We are not aware of any other business to come before the Special Meeting.

        Stockholders of record at the close of business on             , 2004 are entitled to notice of and to vote at the Special Meeting and any adjournment or postponement of the Special Meeting. For ten days prior to the Special Meeting, a complete list of the stockholders entitled to vote at the meeting will be available for examination by any stockholder for any purpose relating to the Special Meeting during ordinary business hours at the corporate headquarters of BHA. All stockholders are cordially invited to attend the Special Meeting in person. Adoption of the merger agreement will require the affirmative vote of the holders of a majority of outstanding shares of BHA common stock.

        You will have the right to dissent from the merger, demand appraisal of your shares of common stock and obtain payment in cash for the fair value of your shares of common stock, but only if you submit a written demand for an appraisal before the vote is taken on the merger agreement and comply with the applicable provisions of Delaware law. A copy of the Delaware statutory provisions relating to such appraisal rights is included as Annex E to the attached proxy statement and a summary of these provisions can be found under the section entitled "Appraisal Rights" in the attached proxy statement.

        Do not send any certificates representing shares of BHA common stock with your proxy card. After the effective time of the merger, instructions regarding the procedure to exchange your stock certificates for the cash merger consideration will be sent to you.

        THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" THE ADOPTION OF THE MERGER AGREEMENT. YOUR VOTE IS IMPORTANT.

        Even if you plan to attend the Special Meeting in person, we request that you complete, sign, date and return the enclosed proxy card or vote using the Internet or by telephone, as instructed in these materials, to ensure that your shares will be represented at the Special Meeting if you are unable to attend. If you sign, date and mail your proxy card without indicating how you wish to vote, your proxy will be counted as a vote in favor of adoption of the merger agreement. If you fail to return your proxy card and fail to vote using the Internet or by telephone, your shares will not be counted for purposes of determining whether a quorum is present at the Special Meeting and such inaction will have the same effect as a vote against adoption of the merger agreement. If you do attend the Special Meeting and wish to vote in person, you may withdraw your proxy and vote in person. If your shares are held in the name of your broker, bank or other nominee, you must obtain a proxy, executed in your favor, from the holder of record to be able to vote at the Special Meeting.

        No person has been authorized to give any information or to make any representations other than those set forth in the proxy statement in connection with the solicitation of proxies made hereby, and, if given or made, such information must not be relied upon as having been authorized by BHA or any other person.

By Order of the Board of Directors

JAMES E. LUND,
President and Chief Executive Officer

Kansas City, Missouri
             , 2004

        The proxy statement is dated             , 2004, and is first being mailed to stockholders of BHA on or about             , 2004.

        Neither the United States Securities and Exchange Commission nor any state securities regulator has approved or disapproved the merger described in the proxy statement or determined if the proxy statement is adequate or accurate. Any representation to the contrary is a criminal offense.

i

Effective Time of the Merger	49
Certificate of Incorporation and Bylaws	49
Directors and Officers of the Surviving Corporation	49
Representations and Warranties	49
Covenants	51
No Solicitation of Transactions by BHA	52
Employee Benefits	54
Other Covenants	54
Conditions to the Merger	55
Termination of the Merger Agreement	56
Fees and Expenses	57
Amendment or Waiver	58
THE VOTING AGREEMENT	59
SECURITIES OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	61
MARKET FOR THE COMMON STOCK; DIVIDEND DATA	65
OTHER MATTERS	66
Adjournments	66
Stockholder Proposals	66
Where You Can Find More Information	66
ANNEX A AGREEMENT AND PLAN OF MERGER, DATED MAY 31, 2004, BY AND AMONG GENERAL ELECTRIC COMPANY, CASEY ACQUISITION COMPANY AND BHA GROUP HOLDINGS, INC.	A-1
ANNEX B VOTING AGREEMENT, DATED MAY 31, 2004, BY AND AMONG GENERAL ELECTRIC COMPANY AND CERTAIN STOCKHOLDERS OF BHA GROUP HOLDINGS, INC.	B-1
ANNEX C OPINION OF ALLEN & COMPANY LLC	C-1
ANNEX D OPINION OF ROBERT W. BAIRD & CO. INCORPORATED	D-1
ANNEX E SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW	E-1
ANNEX F FORM OF PROXY CARD FOR SPECIAL MEETING OF THE STOCKHOLDERS OF BHA GROUP HOLDINGS, INC.	F-1

ii

SUMMARY TERM SHEET

        This summary highlights selected information discussed elsewhere in this proxy statement and may not contain all of the information that is important to you. To understand the merger fully and for a more complete description of the legal terms of the merger, you should read carefully this entire proxy statement and the documents to which we refer. See also "Other Matters—Where You Can Find More Information" (page 66). We have included page references in parentheses to direct you to a more complete description of the topics presented in this summary. The merger agreement is attached as Annex A to this proxy statement. We encourage you to read the merger agreement as it is the legal document that governs the merger. In this proxy statement, unless the context otherwise suggests, we refer to BHA Group Holdings, Inc. and its subsidiaries as "BHA," "we" and "us."

Parties to the Merger

  BHA Group Holdings, Inc. (page 10).
  8800 East 63rd Street
  Kansas City, Missouri 64133
  Telephone: (816) 356-8400

        We are a leading provider of air quality control products and services, and we supply parts, services and engineered upgrades to reduce particulate matter emissions for a broad range of power generation and industrial applications, as well as ePTFE membrane products for use in a variety of industrial and consumer products.

  General Electric Company (page 10).
  3135 Easton Turnpike
  Fairfield, Connecticut 06828
  Telephone: (203) 373-2211

        General Electric Company, or "GE," is one of the largest and most diversified industrial corporations in the world. GE has engaged in developing, manufacturing and marketing a wide variety of products for the generation, transmission, distribution, control and utilization of electricity since its incorporation in 1892. Over the years, GE has developed or acquired new technologies and services that have broadened considerably the scope of its activities. GE's products include major appliances; lighting products; industrial automation products; medical diagnostic imaging equipment; motors; electrical distribution and control equipment; locomotives; power generation and delivery products; nuclear power support services and fuel assemblies; commercial and military aircraft jet engines; engineered materials, such as plastics, silicones and superabrasive industrial diamonds; and chemicals for treatment of water and process systems. GE's services include products services, electrical product supply houses, electrical apparatus installation and engineering, and repair and rebuilding services.

  Casey Acquisition Company (page 10).
  4200 Wildwood Parkway
  Atlanta, Georgia 30339
  Telephone: (770) 859-6000

        Casey Acquisition Company, or "Casey," is a wholly owned subsidiary of GE formed for purposes of effecting the merger. Casey has not engaged in any business activity other than in connection with the merger.

The Merger

        Structure of the Merger (page 47).    Under the Agreement and Plan of Merger, dated as of May 31, 2004, by and among GE, Casey and BHA, or the "merger agreement," at the effective time of the merger, Casey will merge with and into BHA, and as a result, GE will own all of our outstanding stock, and BHA will become a wholly owned subsidiary of GE. Our stockholders will receive cash consideration in the merger in exchange for their BHA common stock.

        Merger Consideration (page 47).    If the merger is completed, you will receive $38.00 in cash, without interest and subject to any applicable withholding taxes, in exchange for each share of BHA common stock that you own unless you dissent and seek appraisal of the fair value of your shares. After the merger is completed, you will have the right to receive the merger consideration, but you will no longer have any rights as a stockholder of BHA. Payment will be made promptly after the effective time of the merger upon surrender of your stock certificates and certain customary documents.

        Treatment of Stock Options (page 48).    Holders of BHA stock options will be entitled to receive, for each stock option, an amount in cash equal to the excess of $38.00 over the exercise price of such stock option multiplied by the number of shares subject to such stock option, without interest and subject to any applicable withholding taxes, whether or not then vested or exercisable.

        Market Price (page 65).    Our common stock is listed on the Nasdaq National Market under the ticker symbol "BHAG." On May 28, 2004, the last full trading day prior to the public announcement of the proposed merger, BHA common stock closed at $32.59 per share. On              , 2004, the last trading day prior to the date of this proxy statement, BHA common stock closed at $          per share.

        Reasons for the Merger (page 19).    In the course of reaching its decision to approve the merger and the merger agreement and to recommend that you adopt the merger agreement, our board of directors considered a number of positive and negative factors in its deliberations. Those factors are described in this proxy statement beginning on page 19.

        Opinions of Financial Advisors (page 21).    On May 31, 2004, Allen & Company LLC, or "Allen," and Robert W. Baird & Co. Incorporated, or "Baird," delivered their oral opinions to our board of directors (which were confirmed in writing). Each opinion stated that, as of the date of the opinion, the $38.00 per share in cash to be received by the holders of BHA common stock in the merger was fair, from a financial point of view, to such holders.

        The full text of these opinions, each of which sets forth the assumptions made, matters considered and limitations on the respective reviews undertaken by each of Allen and Baird in connection with its respective opinion, are attached as Annex C and Annex D, respectively, to this proxy statement. Allen and Baird each provided its opinion for the information and assistance of our board of directors in connection with its consideration of the merger. Neither the opinion of Allen nor the opinion of Baird is a recommendation as to how you should vote with respect to the merger agreement. We urge you to read the opinions carefully and in their entirety.

        Recommendation of Our Board of Directors to Our Stockholders (page 36).    Our board of directors believes that the merger is advisable and in the best interests of BHA and its stockholders. Our board of directors unanimously recommends that you vote "FOR" adoption of the merger agreement.

        Interests of Our Directors and Executive Officers in the Merger (page 36).    In considering the recommendation of our board of directors to vote in favor of the merger, you should be aware that there are provisions of the merger agreement and other agreements that will result in certain benefits to our directors and executive officers, including severance arrangements under existing employment agreements, the payment of stock options, whether or not vested or exercisable at the effective time of the merger, and the continuation of certain indemnification and insurance arrangements. If the merger is completed, based on the number of stock options held by our directors and executive officers as of May 31, 2004, our directors and executive officers will receive in the aggregate $10,608,151 in exchange for these options. Our board of directors was aware of these interests and considered them among other factors in making its recommendation.

        Appraisal Rights (page 44).    If you do not wish to accept $38.00 per share as cash consideration in the merger, you have the right under Delaware law to have your shares appraised by the Delaware Chancery Court. This "right of appraisal" is subject to a number of restrictions and technical requirements. Generally, in order to exercise appraisal rights, among other things, (1) you must NOT vote in favor of the adoption of the merger agreement, (2) you must make a written demand for appraisal in compliance with Delaware law BEFORE the vote on the merger agreement at the Special Meeting and (3) you must hold shares of BHA common stock on the date you make the demand for appraisal and continuously hold such shares through the effective time of the merger. The fair value of your shares of BHA common stock as determined in accordance with Delaware law may be more or less than or the same as the merger consideration to be paid to non-dissenting stockholders in the merger. Merely voting against the merger agreement will not preserve your right of appraisal under Delaware law. Annex E to this proxy statement contains a copy of the Delaware statute relating to stockholders' right of appraisal. Failure to follow all of the steps required by this statute will result in the loss of your appraisal rights.

        Material United States Federal Income Tax Consequences (page 40).    The merger will be taxable for U.S. federal income tax purposes. Generally, this means that you will recognize taxable gain or loss equal to the difference between the cash you receive in the merger as consideration and your adjusted tax basis in your shares. This gain or loss generally will be long-term capital gain or loss if you have held the BHA common stock for more than one year as of the effective time of the merger and you hold the shares of BHA common stock as a "capital asset." Any receipt by the Employee Stock Ownership Plan or the BHA Group Holdings, Inc. 401(k) Profit Sharing Plan of merger consideration will not cause a participant in or beneficiary of any such plan to recognize income until such merger consideration is distributed to such participant or beneficiary. Tax matters can be complicated and the tax consequences of the merger to you will depend on the facts of your situation. You should consult your own tax advisor to understand fully the tax consequences of the merger to you.

        Regulatory Matters (page 42).    The Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or the "HSR Act," prohibits us from completing the merger until we have furnished certain information and materials to the Antitrust Division of the Department of Justice and the Federal Trade Commission and the required waiting period has ended. Both GE and BHA have filed the required notification and report forms under the HSR Act. The merger is also subject to review by regulatory authorities in certain foreign jurisdictions. Both GE and BHA have made additional filings, as required by these foreign regulatory authorities. GE and BHA have agreed to use their reasonable best efforts to obtain regulatory clearance.

        Expenses.    Whether or not the merger is completed, all costs and expenses incurred shall be paid by the party incurring such expense, except expenses incurred in connection with the filing fee under the HSR Act shall be equally shared by GE and BHA.

The Special Meeting (page 11).

        Time, Date and Place.    The Special Meeting will be held to consider and vote upon (1) the proposal to adopt the merger agreement and (2) the proposal to grant the persons named as proxies discretionary authority to adjourn or postpone the Special Meeting, if necessary, to permit the further solicitation of proxies in the event there are not sufficient votes to adopt the merger agreement, at the corporate headquarters of BHA, Second (2nd) Floor, 8800 East 63rd Street, Kansas City, Missouri 64133, at 10:00 a.m., local time, on                        , August    , 2004.

        Record Date and Voting Power.    You are entitled to vote at the Special Meeting if you owned shares of BHA common stock at the close of business on                    , 2004, the record date for the Special Meeting. You will have one vote at the Special Meeting for each share of BHA common stock you owned at the close of business on the record date. There are            shares of BHA common stock entitled to be voted at the Special Meeting.

        Procedure for Voting.    To vote, you can either (1) complete, sign, date and return the enclosed proxy card, (2) vote using the Internet or by telephone or (3) attend the Special Meeting and vote in person. If your shares are held in "street name" by your broker, bank or other nominee, you should instruct your broker or bank to vote your shares by following the instructions provided by such broker or bank. Your broker or bank will not vote your shares without instruction from you. If you fail to instruct your broker or bank to vote your shares, it has the same effect as a vote "against" adoption of the merger agreement.

        Required Vote.    The adoption of the merger agreement requires the affirmative vote of holders of at least a majority of the outstanding shares of BHA common stock on the record date. Approval of the proposal to grant the persons named as proxies the discretionary authority to vote to adjourn or postpone the Special Meeting, if necessary, to permit the further solicitation of proxies in the event there are not sufficient votes to adopt the merger agreement, requires the affirmative vote of holders of at least a majority of the shares of BHA common stock present, in person or by proxy, and entitled to vote at the Special Meeting, whether or not a quorum is present.

        Voting by Executive Officers (page 59).    Pursuant to a voting agreement, certain of our executive officers and persons and entities affiliated with them which own BHA common stock have agreed to vote their shares of BHA common stock in favor of the merger agreement. The voting agreement will terminate if the merger agreement terminates. At the close of business on the record date, 623,764 shares of BHA common stock, or approximately 10% of the outstanding shares of BHA common stock, were subject to the voting agreement.

The Merger Agreement (page 47).

        Limitation on Considering Other Takeover Proposals (page 52).    We have agreed not to solicit, initiate, knowingly encourage or otherwise knowingly facilitate any inquiries or proposals with respect to a business combination or other similar transaction with a third party while the merger is pending and not to participate in discussions or negotiations with a third party regarding, or furnish to any third party any non-public information in connection with, a business combination or other similar transaction while the merger is pending, unless, prior to the date the merger agreement is approved by our stockholders, the other party has made an unsolicited proposal to our board of directors under specified circumstances set forth in the merger agreement.

        Conditions to the Merger (page 55).    The obligations of GE, Casey and BHA to complete the merger are subject to the satisfaction of specified conditions. These conditions are described in this proxy statement.

        Termination of the Merger Agreement (page 56).    Each of GE and Casey, on the one hand, and BHA, on the other hand, can terminate the merger agreement under specified circumstances. These circumstances are described in this proxy statement.

        Termination Fee (page 57).    The merger agreement requires us to pay GE a termination fee in the amount of $8.0 million if the merger agreement is terminated under certain circumstances generally involving an alternative takeover proposal.

        A COPY OF THE MERGER AGREEMENT IS INCLUDED IN THIS PROXY STATEMENT AS ANNEX A. YOU ARE STRONGLY ENCOURAGED TO READ THE ENTIRE MERGER AGREEMENT CAREFULLY.

QUESTIONS AND ANSWERS ABOUT THE MERGER

Q: What will happen to BHA as a result of the merger?

A: If the merger is completed, BHA common stock will no longer be publicly traded, and we will become a wholly owned subsidiary of GE.

Q: What will happen to my shares of BHA common stock after the merger?

A: Upon completion of the merger, each outstanding share of BHA common stock will automatically be canceled and will be converted into the right to receive $38.00 in cash, without interest, subject to any applicable withholding taxes.

Q: Will I own any shares of BHA common stock or GE common stock after the merger?

A: No. You will be paid cash in exchange for your shares of BHA common stock. Our stockholders will not have the option to receive GE common stock in exchange for their shares instead of cash.

Q: What happens to BHA stock options in the merger?

A: Holders of BHA stock options will be entitled to receive a cash payment equal to the excess of $38.00 over the exercise price of each stock option multiplied by the number of shares of BHA common stock subject to such stock option, without interest and subject to any applicable withholding taxes, whether or not then vested or exercisable at the effective time of the merger. GE will not assume any BHA stock options as a result of the merger.

Q: What happens to shares of BHA common stock held of record by the BHA Group Holdings, Inc. Employee Stock Ownership Plan and the BHA Group Holdings, Inc. 401(k) Profit Sharing Plan?

A: Each participant of the Employee Stock Ownership Plan and the BHA Group Holdings, Inc. 401(k) Profit Sharing Plan has the right to direct the trustee on how to vote such participant's shares of BHA common stock with respect to the adoption of the merger agreement. The participants will be instructed by BHA on how to direct the trustee to vote on their behalf. On the effective date of the merger, the shares of BHA common stock held in each such plan will become nonforfeitable. Each participant or beneficiary will receive $38.00 in cash, without interest and subject to any applicable withholding taxes, in exchange for each share of BHA common stock owned through each plan. Such merger consideration will be transferred to a GE plan, an individual retirement plan or paid in cash to the participant or beneficiary, at the option of the participant or beneficiary. You should read "The Merger—Material United States Federal Income Tax Consequences of the Merger" beginning on page 40 for a more complete discussion of the federal income tax consequences relating to your shares held through the BHA Group Holdings, Inc. Employee Stock Ownership Plan and the BHA Group Holdings, Inc. 401(k) Profit Sharing Plan.

Q: Will my cash payment be affected by changes in BHA's common stock price between now and the Special Meeting?

A: No. The payment of $38.00 in cash for each share of BHA common stock will not change based on any changes in the market price of BHA common stock before the effective time of the merger.

Q: Will the merger be taxable to me?

A: Generally, yes. The receipt of cash for your shares of BHA common stock pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes. For U.S. federal income tax purposes, generally you will recognize taxable gain or loss as a result of the merger equal to the difference, if any, between the cash you receive in the merger and your adjusted tax basis in the shares of BHA common stock you surrender in exchange for such cash. This gain or loss will be long term capital gain or loss if you have held your BHA shares more than one year at the effective time of the merger and you held such shares as a "capital asset." Any receipt by the BHA Group Holdings, Inc. Employee Stock Ownership Plan or the BHA Group Holdings, Inc. 401(k) Profit Sharing Plan of merger consideration will not cause a participant or beneficiary of such plan to recognize income until such merger consideration is distributed to such participant or beneficiary. The transfer of the assets of either such plan to a GE plan or an individual retirement plan will not, in and of itself, be taxable to the holder. You should read "The Merger—Material United States Federal Income Tax Consequences of the Merger" beginning on page 40 for a more complete discussion of the federal income tax consequences of the merger. You should consult your tax advisor regarding the tax consequences of the merger to you.

Q: Does our board of directors recommend adoption of the merger agreement?

A: Yes. Our board of directors unanimously recommends that our stockholders vote "FOR" the adoption of the merger agreement. Our board of directors considered many factors in deciding to recommend the adoption of the merger agreement. You should read "The Merger—Reasons for the Merger" for a discussion of the factors that our board of directors considered.

Q: What vote of the stockholders is required to adopt the merger agreement?

A: To adopt the merger agreement, stockholders of record as of the close of business on                  , 2004 holding at least a majority of the outstanding shares of BHA common stock must vote "FOR" the adoption of the merger agreement. There are                        shares of BHA common stock entitled to be voted at the Special Meeting.

Q: Am I entitled to appraisal rights?

A: Yes. Under Section 262 of the Delaware General Corporation Law, you have the right to seek appraisal of the "fair value" of your shares as determined by the Delaware Court of Chancery if the merger is completed, but only if you submit a written demand for an appraisal before the vote on the merger agreement, do not vote in favor of adopting the merger agreement and comply with the Delaware law procedures explained in this proxy statement. The relevant provisions of the Delaware General Corporation Law are attached as Annex E to this proxy statement.

Q: What do I need to do now?

A: We urge you to read this proxy statement carefully, including its annexes, and consider how the merger affects you. Then mail your completed, dated and signed proxy card in the enclosed return envelope or vote using the Internet or by telephone as soon as possible so that your shares can be voted at the Special Meeting. Do not send your stock certificates at this time.

Q: Should I send in my stock certificates now?

A: No. After the merger is completed, you will receive a letter of transmittal and written instructions for surrendering your stock certificates and exchanging your shares of BHA common stock for the merger consideration of $38.00 in cash, without interest and subject to applicable witholding taxes, for each share of BHA common stock.

Q: May I vote in person?

A: Yes. You may vote in person at the Special Meeting, rather than signing and returning your proxy card, if you own shares in your own name. However, we encourage you to return your signed proxy card to ensure that your shares are voted. You may also vote in person at the Special Meeting if your shares are held in "street name" through a broker or bank provided that you bring a legal proxy from your broker or bank and present it at the Special Meeting. You may be asked to present photo identification for admittance to the Special Meeting.

Q: May I vote using the Internet or by telephone?

A: Yes. You may vote using the Internet or by telephone by following the instructions included in this proxy statement.

Q: What happens if I do not vote?

A: The failure to return your proxy card, the failure to vote using the Internet or by telephone and the failure to vote in person at the Special Meeting will have the same effect as voting against adoption of the merger agreement.

Q: If I send in my proxy card but forget to indicate my vote, how will my shares be voted?

A: If you sign and return your proxy card but do not indicate how to vote your shares at the Special Meeting, the shares represented by your proxy card will be voted "FOR" adoption of the merger agreement.

Q: May I change my vote after I have mailed my signed proxy card?

A: Yes. You may change your vote at any time before the shares reflected on your proxy card are voted at the Special Meeting. You can do this in one of four ways. First, you can send a written, dated notice to our Secretary stating that you would like to revoke your proxy. Second, you can complete, sign, date and submit a new proxy card. Third, you can submit a subsequent vote using the Internet or by telephone. Fourth, you can attend the Special Meeting and vote in person. Your attendance alone will not revoke your proxy. If you choose any of the first three methods, your notice of revocation, your new proxy card or your subsequent vote must be received prior to the Special Meeting. If you have instructed a broker or bank to vote your shares, you must follow the directions received from your broker or bank to change your instructions.

Q: If my shares are held in "street name" by my broker or bank, will my broker or bank vote my shares for me?

A: Your broker or bank will not vote your shares without instructions from you. You should instruct your broker or bank to vote your shares, following the procedures provided by your broker or bank. Without instructions, your shares will not be voted by your broker or bank, which will have the same effect as voting against adoption of the merger agreement.

Q: When do you expect the merger to be completed?

A: We are working toward completing the merger as quickly as possible. In addition to obtaining stockholder approval, we must obtain applicable regulatory approvals and satisfy all other closing conditions. However, we cannot assure you that all conditions to the merger will be satisfied or, if satisfied, the date by which they will be satisfied.

Q: When will I receive the cash consideration for my shares of BHA common stock?

A: After the merger is completed, you will receive written instructions, including a letter of transmittal, that explain how to exchange your shares of BHA common stock for the cash consideration paid in the merger. Once you properly return and complete the required documentation as described in the written instructions, you will promptly receive from the paying agent the cash payment for your shares of BHA common stock.

Q: Who can help answer my questions?

A: If you would like additional copies, without charge, of this proxy statement or if you have questions about the merger, including the procedures for voting your shares or the completion of the proxy card, you should contact us as follows:

BHA Group Holdings, Inc.
Attn: Secretary
8800 East 63rd Street
Kansas City, Missouri 64133
Telephone: (816) 356-8400

CAUTION REGARDING FORWARD-LOOKING STATEMENTS

        The statements contained in this proxy statement relating to the closing of the merger and other future events are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements involve risks and uncertainties that could cause actual results to differ materially, including risks relating to receiving the approval of holders of a majority of our outstanding shares, receiving required regulatory approvals, satisfying other conditions to the closing of the merger and other matters.

        For a detailed discussion of these and other risk factors, please refer to our filings with the Securities and Exchange Commission, or the "SEC," on Forms 10-K, 10-Q and 8-K. You can obtain copies of our Forms 10-K, 10-Q and 8-K and other filings for free at the "Corporate Information—Investor Information" section of our website at www.bha.com and at the SEC website at www.sec.gov or for a fee from commercial document retrieval services.

        We undertake no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

PARTIES TO THE MERGER AGREEMENT

BHA Group Holdings, Inc.

        We are a leading global filtration company. Our principal business is the design, manufacture and sale of replacement parts and the performance of rehabilitation conversion services for the types of industrial air pollution control equipment known as "baghouses" and "electrostatic precipitators." Our business also includes the maintenance, conversion and rebuilding of this equipment through a network of employees and independent contractors. Our products and services are marketed throughout North America, South America, Europe, the Middle East, the Near East, the Pacific Rim and China. Our wholly owned subsidiary, BHA Technologies, Inc., supplies expanded polytetrafluoroethylene, or "ePTFE," membrane products for use in our air pollution control product lines. Through BHA Technologies, Inc., we supply ePTFE membrane products to a new base of customers for consumer and industrial outerwear products, HEPA filtration, and a variety of other industrial applications.

        Our common stock is quoted on the Nasdaq National Market under the symbol "BHAG." We are incorporated under the laws of the State of Delaware. Our corporate headquarters are located at 8800 East 63rd Street, Kansas City, Missouri 64133, and our telephone number is (816) 356-8400. Our website is www.bha.com. Information contained on our website does not constitute a part of this proxy statement.

General Electric Company

        GE is one of the largest and most diversified industrial corporations in the world. GE has engaged in developing, manufacturing and marketing a wide variety of products for the generation, transmission, distribution, control and utilization of electricity since its incorporation in 1892. Over the years, GE has developed or acquired new technologies and services that have broadened considerably the scope of its activities. GE's products include major appliances; lighting products; industrial automation products; medical diagnostic imaging equipment; motors; electrical distribution and control equipment; locomotives; power generation and delivery products; nuclear power support services and fuel assemblies; commercial and military aircraft jet engines; engineered materials, such as plastics, silicones and superabrasive industrial diamonds; and chemicals for treatment of water and process systems. GE's services include products services, electrical product supply houses, electrical apparatus installation and engineering, and repair and rebuilding services.

        GE's common stock is quoted on the New York Stock Exchange under the symbol "GE." GE is incorporated under the laws of the State of New York. GE's executive offices are located at 3135 Easton Turnpike, Fairfield, Connecticut 06828-0001, and its telephone number is (203) 373-2211. GE's website is www.ge.com. Information contained on GE's website does not constitute part of this proxy statement.

Casey Acquisition Company

        Casey was incorporated under the laws of the State of Delaware on May 7, 2004. Casey is a wholly owned subsidiary of GE and has not engaged in any business activity other than in connection with the merger. Casey's executive offices are located at 4200 Wildwood Parkway, Atlanta, Georgia 30339, and its telephone number is (770) 859-6000.

THE SPECIAL MEETING

        We are furnishing this proxy statement to you as part of the solicitation of proxies by our board of directors for use at the Special Meeting.

Date, Time and Place

        The Special Meeting will be held at the corporate headquarters of BHA, Second (2nd) Floor, 8800 East 63rd Street, Kansas City, Missouri 64133, at 10:00 a.m., local time, on            , August    , 2004.

Purpose of the Special Meeting

        At the Special Meeting, you will be asked to consider and vote upon the adoption of the merger agreement. Our board of directors has unanimously (1) determined that the merger is fair to, and in the best interests of, us and our stockholders, (2) approved the merger agreement, (3) declared the merger advisable to our stockholders and (4) recommended that our stockholders adopt the merger agreement. If necessary, you will also be asked to vote on a proposal to grant the persons named as proxies discretionary authority to vote to adjourn or postpone the Special Meeting to permit further solicitation of proxies in the event there are not sufficient votes to adopt the merger agreement.

Record Date; Stock Entitled to Vote; Quorum

        Only holders of record of BHA common stock at the close of business on                  , 2004, the record date, are entitled to notice of and to vote at the Special Meeting or any adjournments or postponements of the Special Meeting. As of the close of business on the record date,                         shares of BHA common stock were issued and outstanding and held by approximately            holders of record. A quorum will be present at the Special Meeting if a majority of the outstanding shares of BHA common stock entitled to vote on the record date are represented in person or by proxy. In the event that a quorum is not present at the Special Meeting, or there are not sufficient votes at the time of the Special Meeting to adopt the merger agreement, it is expected that the meeting will be adjourned or postponed to solicit additional proxies if the holders of a majority of the shares of our common stock present, in person or by proxy, and entitled to vote at the Special Meeting approve an adjournment or postponement. Holders of record of BHA common stock on the record date are entitled to one vote per share at the Special Meeting on each proposal presented.

Vote Required

        The adoption of the merger agreement requires the affirmative vote of holders of at least a majority of the outstanding shares of BHA common stock on the record date. If you abstain from voting or do not vote, either in person or by proxy, it will have the same effect as a vote against the adoption of the merger agreement. The approval of the grant of authority to vote to adjourn or postpone the Special Meeting requires the affirmative vote of the holders of a majority of the shares of BHA common stock present, in person or by proxy, and entitled to vote at the Special Meeting.

Voting of Proxies

        All shares represented by properly executed proxies received in time for the Special Meeting will be voted at the Special Meeting in the manner specified by the holders. Properly executed proxies that do not contain voting instructions will be voted "FOR" the adoption of the merger agreement and "FOR" approval of the proposal to grant the persons named as proxies discretionary authority to vote to adjourn or postpone the Special Meeting.

        To vote, please complete, sign, date and return the enclosed proxy card or, vote using the Internet or by telephone, following the instructions provided below. If you attend the Special Meeting and wish to vote in person, you may withdraw your proxy and vote in person. If your shares are held in the name of your broker, bank or other nominee, you must obtain a proxy, executed in your favor, from the holder of record to be able to vote at the Special Meeting. See "The Special Meeting—Shares Registered in the Name of a Broker or Bank."

        Shares of BHA common stock represented at the Special Meeting but not voted, including shares of BHA common stock for which proxies have been received but for which stockholders have abstained, will be treated as present at the Special Meeting for purposes of determining the presence or absence of a quorum for the transaction of all business.

        Only shares affirmatively voted for the adoption of the merger agreement, including properly executed proxies that do not contain voting instructions, will be counted for that proposal. If you abstain from voting, it will have the same effect as a vote against the adoption of the merger agreement and as a vote against the proposal to grant authority to vote to adjourn or postpone the Special Meeting. If you do not execute a proxy card, it will have the same effect as a vote against the adoption of the merger agreement and will have no effect on the proposal to grant authority to vote to adjourn or postpone the Special Meeting. Brokers or banks who hold shares in street name for customers have the authority to vote on "routine" proposals when they have not received instructions from beneficial owners. However, brokers and banks are precluded from exercising their voting discretion with respect to approval of non-routine matters, such as the adoption of the merger agreement and, as a result, absent specific instructions from the beneficial owner of such shares, brokers and banks are not empowered to vote those shares, referred to generally as "broker non-votes." Broker non-votes will be treated as shares that are present and entitled to vote at the Special Meeting for purposes of determining whether a quorum exists and will have the same effect as votes "against" the adoption of the merger agreement. Broker non-votes will have no effect on the proposal to grant the persons named as proxies the authority to vote to adjourn or postpone the Special Meeting.

        We do not expect that any matter other than the proposal to adopt the merger agreement and, if necessary, the proposal to grant the persons named as proxies discretionary authority to vote to adjourn or postpone the Special Meeting will be brought before the Special Meeting. If, however, any other matters are properly presented at the Special Meeting, the persons named as proxies will vote in accordance with their judgment as to matters that they believe to be in the best interests of our stockholders.

Voting using the Internet or by Telephone

        You may also grant a proxy to vote your shares using the Internet or by telephone. The law of Delaware, under which we are incorporated, specifically permits electronically transmitted proxies, provided that each such proxy contains or is submitted with information from which the inspector of election can determine that such proxy was authorized by the stockholder.

        The Internet and telephone voting procedures described below are designed to authenticate stockholders' identities, to allow stockholders to grant a proxy to vote their shares and to confirm that stockholders' instructions have been recorded properly. Stockholders granting a proxy to vote using the Internet should understand that there may be costs associated with electronic access, such as usage charges from Internet access providers and telephone companies, that must be borne by the stockholder.

Shares Registered in Your Name

        Stockholders of record may go to www.eproxyvote.com/bhag to grant a proxy to vote their shares using the Internet. Stockholders that beneficially own shares of BHA common stock through the BHA Group Holdings, Inc. Amended and Restated Employee Stock Ownership Plan and/or the BHA Group Holdings, Inc. 401(k) Profit Sharing Plan may go to www.eproxyvote.com/bhagpx to grant a proxy to vote their shares using the Internet. Stockholders will be required to provide the company number and the control number listed on their proxy cards and the last four digits of their social security number. The voting stockholder will then be asked to complete an electronic proxy card. The votes represented by such proxy will be generated on the computer screen and the voting stockholder will be prompted to submit or revise them as desired. Any voting stockholder using a touch-tone telephone may also grant a proxy to vote shares by calling 1-800-758-6973 and following the recorded instructions.

Shares Registered in the Name of a Broker or Bank

        You must instruct your bank, broker or nominee to vote your shares by following the procedures specified by such bank, broker or nominee. If you want to vote in person at the Special Meeting, you must request a proxy in your name from your bank, broker or nominee.

        Most beneficial owners whose stock is held in street name receive instructions for granting proxies from their banks, brokers or other agents, rather than from our proxy card.

        A number of brokers and banks are participating in a program provided through ADP Investor Communication Services that offers the means to grant proxies to vote shares using the Internet and by telephone. If your shares are held in an account with a broker or bank participating in the ADP Investor Communications Services program, you may grant a proxy to vote those shares using the Internet at ADP Investor Communication Services' website at http://www.proxyvote.com or by telephone by calling the telephone number shown on the instruction form received from your broker or bank.

General Information for All Shares Voted using the Internet or by Telephone

        Votes submitted using the Internet or by telephone must be received by 11:59 p.m., Eastern Standard Time, on                        , August    , 2004. Submitting your proxy using the Internet or by telephone will not affect your right to vote in person should you decide to attend the Special Meeting.

Revocability of Proxies

        The grant of a proxy on the enclosed proxy card or over the Internet or by telephone does not preclude a stockholder from voting in person at the Special Meeting. You may revoke your proxy at any time before the shares reflected on your proxy card are voted at the Special Meeting by:

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  filing with our Secretary a properly executed and dated revocation of proxy;

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  submitting a properly completed, executed and dated proxy card to our Secretary bearing a later date;

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  submitting a subsequent vote using the Internet or by telephone; or

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  appearing at the Special Meeting and voting in person.

        If you choose to revoke your proxy by one of the first three methods, your revocation of proxy, subsequent proxy or subsequent vote must be received prior to the Special Meeting.

        Your attendance at the Special Meeting will not alone constitute the revocation of a proxy. If you have instructed your broker or bank to vote your shares, you must follow the directions received from your broker or bank to change your instructions.

Solicitation of Proxies

        All proxy solicitation costs will be borne by us. In addition to solicitation by mail, our directors, officers, employees and agents may solicit proxies from stockholders by telephone or other electronic means or in person. We will reimburse brokers and other custodians, nominees and fiduciaries for their expenses in sending these materials to you and getting your voting instructions.

        You should not send your stock certificates with your proxy. A letter of transmittal with instructions for the surrender of BHA common stock certificates will be mailed to our stockholders within five calendar days after the effective time of the merger.

Delivery of this Proxy Statement to Multiple Stockholders with the Same Address or "Householding"

        The SEC has adopted rules that permit companies and intermediaries, including brokers, to satisfy the delivery requirements for proxy statements with respect to two or more stockholders sharing the same address if we reasonably believe the stockholders are members of the same family by delivering a single proxy statement addressed to all of those stockholders. Each stockholder will continue to receive a separate proxy card or voting instruction card. This process, which is commonly referred to as "householding," potentially means extra convenience for stockholders and cost savings for companies by reducing the volume of duplicate information.

        This year, a number of brokers with account holders who are our stockholders will be "householding" our proxy materials. A single proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker or us that they will be "householding" communications to your address, "householding" will continue until you are notified otherwise or until you revoke your consent. If your household received a single proxy statement, but you would prefer to receive your own copy, please notify your broker and direct your written request to BHA Group Holdings, Inc., Attention: Secretary, 8800 East 63rd Street, Kansas City, Missouri 64133, or call our Secretary at (816) 356-8400, and we will promptly deliver a separate copy of this proxy statement to you. If you would like to receive your own set of our proxy materials in the future:

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  If your shares of BHA common stock are registered in your own name, please contact our stock transfer agent, UMB Bank, N.A., by phone at 816-860-7445, or by mail at 2401 Grand Blvd., Kansas City, Missouri 64108.

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  If a broker or other nominee holds your shares of BHA common stock, please contact your broker and BHA Group Holdings, Inc. and inform them of your request. Be sure to include your name, the name of your brokerage firm and your account number.

THE MERGER

        The discussions under the sections of this proxy statement entitled "The Merger" and "The Merger Agreement" summarize the material terms of the merger. These summaries may not contain all of the information that is important to you. We urge you to read this proxy statement, the merger agreement and the other documents referred to herein carefully for a more complete understanding of the merger.

Background of the Merger

        In the normal course of our business, our board of directors and management have reviewed our long-term strategies and objectives. From time to time we have considered opportunities to expand and strengthen our technology, products and distribution channels, including opportunities through strategic acquisitions, business combinations, investments, licenses, development agreements and joint ventures. As part of these reviews, we considered BHA's continuance as a separate company and expansion through organic growth, acquisitions or a combination of the two, and alternatives to our remaining an independent company, including mergers, acquisitions and combinations with other companies.

        During the last several years, BHA has reported consistent increases in sales, earnings and cash flows, and its strengthening financial performance was noted by potential strategic partners interested in expanding into BHA's core markets. Since the summer of 2002, a number of potential strategic partners have approached BHA regarding a potential business combination, including the acquisition of BHA.

        In mid-December, 2003, the chairman and chief executive officer of a potential acquiror contacted a representative of Baird and informed him of such company's interest in acquiring BHA common stock at a purchase price in the low-$30 range. On January 13, 2004, members of the potential acquiror's management team met with members of BHA's senior management team (James E. Lund, James J. Thome, James C. Shay and Lamson Rheinfrank, Jr.) in Kansas City, Missouri, to discuss the possible acquisition of BHA by such company.

        On January 14, 2004, the potential acquiror and BHA executed a confidentiality and standstill agreement and members of BHA's senior management team, including Mr. Lund, Mr. Thome, Mr. Shay and Mr. Rheinfrank, gave a presentation on and reviewed BHA's business and its long-term business plans with members of the potential acquiror's management.

        On January 15, 2004, our board of directors held a special meeting, at which Ralph J. Sutcliffe, a partner of Kronish Lieb Weiner & Hellman LLP, our outside counsel, was present. Our board of directors began by discussing briefly other parties that expressed interest in combining with or acquiring BHA in the past. Our board of directors then reviewed and discussed BHA's long-term plan, which was first articulated in September 2003, and a preliminary valuation analysis of BHA prepared by Baird. Mr. Sutcliffe described the fiduciary duties of the members of our board of directors in connection with a potential sale of the company or other transaction. Our board of directors authorized management to (1) continue preliminary discussions with the potential acquiror, (2) solicit proposals from Baird and Allen regarding their potential representation of BHA as financial advisors and (3) update its long-term projections to reflect BHA's then-current opportunities.

        On January 20, 2004, Baird relayed to Mr. Lund that the maximum consideration that the potential acquiror would offer was $32 per share of BHA common stock. Between January 20, 2004 and January 26, 2004, representatives of such potential acquiror and Mr. Lund had several conversations regarding the consideration to be paid in the potential acquisition. On January 26, 2004, pursuant to a telephone call with the chairman and chief executive officer of such potential acquiror, Mr. Lund agreed to present our board of directors a transaction that was valued at a price of $33.25 per share of BHA common stock.

        On January 22, 2004, our board of directors again held a special meeting, during which updated versions of BHA's long-term projections, Baird's valuation reports and the status of discussions with the potential acquiror were discussed. Our board of directors again authorized our management to continue such preliminary discussions and evaluate the possible acquisition of BHA. Mr. Sutcliffe participated in the special meeting via teleconference.

        On January 29, 2004, members of the potential acquiror's management, Mr. Lund, Mr. Thome and Mr. Shay, Mr. Sutcliffe and representatives of Baird met at a location convenient to all parties to discuss a timeline of a potential acquisition and the due diligence schedule. Following such meeting, Mr. Lund and the chairman and chief executive officer of the potential acquiror participated in a conference call to further discuss possible synergies of the two companies.

        During January, 2004, Ronald Williams, Manager, Business Development of GE Energy, telephoned Mr. Thome to schedule a meeting to discuss joint opportunities for BHA and GE in the worldwide power industry.

        On February 4, 2004, our board of directors held a special meeting. In addition to all members of our board of directors, a representative of Baird, a representative of Allen, Mr. Sutcliffe, and senior members of the potential acquiror's management attended the special meeting. First, the potential acquiror made a presentation in which it reiterated its interest in acquiring BHA and outlined its plans for the integration of BHA into its company. The members of our board of directors asked questions of the potential acquiror's management, after which the representatives of the potential acquiror were excused from the meeting. Mr. Sutcliffe again advised the members of our board of directors of their fiduciary duties with respect to a potential transaction. Our board of directors authorized the continuation of negotiations with the potential acquiror and the commencement of due diligence. Lastly, our board of directors approved the engagement of Baird and Allen as BHA's financial advisors.

        In consideration of potential transactions, on February 6, 2004, we entered into a letter agreement with each of Baird and Allen regarding its respective representation of BHA as its financial advisor in connection with the possible transactions and to assist our management and our board of directors with a valuation analysis of BHA.

        Between February 5 and February 11, 2004, members of our management worked with our outside counsel to gather due diligence materials and compile a data room in Kansas City, Missouri. From February 11 to February 13, 2004, and during the week of February 16, 2004, representatives of the potential acquiror conducted a due diligence review of BHA in Kansas City, Missouri. During this period management teams of the potential acquiror and BHA discussed BHA's business.

        On February 20, 2004, the chairman and chief executive officer of the potential acquiror telephoned Mr. Lund to inform him that such company would no longer pursue the acquisition of BHA; this information was disclosed to our board of directors at a regularly-scheduled meeting on February 24, 2004.

        Based on BHA's strong results and anticipating continuing inquiries of other companies regarding a potential transaction with BHA, on the evening of February 24, 2004, Mr. Rheinfrank, the Chairman of our board of directors, and Donald H. Alexander, Robert J. Druten, Robert D. Freeland and Thomas A. McDonnell, our independent directors, met to discuss the future of BHA and its long term strategy. They discussed BHA's historical results and its future operational and financial prospects, including through organic growth as well as expansion through acquisitions, and the relative benefits of, and negative factors associated with, continuing as an independent company compared to a possible combination transaction. The independent directors recommended that our financial advisors be instructed to search the market for and approach selected potential buyers for the purpose of better evaluating alternatives for maximizing return to our stockholders.

        During the period between February 24 and March 30, 2004 Baird and Allen contacted representatives of several other potential strategic partners. In the following weeks, Baird, Allen and/or members of our senior management team engaged in various discussions with representatives of five of such companies, two of which involved face-to-face management meetings, to discuss BHA's business and long-term business plans and strategy. BHA executed confidentiality and standstill agreements with two of such interested parties. Although such discussions continued through mid-May, 2004, such discussions did not advance beyond preliminary stages, and each potential acquiror informed us that it was not presently interested in a transaction.

        On February 16, 2004, Mr. Thome and other members of BHA's management met with Stephen Rowe, General Manager, GE Environmental Services, and Mr. Williams in Kansas City, Missouri to review business development and sales opportunities. Members of GE's management and our management had a series of meetings and conference calls following this initial meeting at which the possibility of commercial transactions between the companies were discussed. At these meetings and on these conference calls, there was no discussion of a potential acquisition.

        On March 9, 2004, Ricardo Artigas, President and Chief Executive Officer of GE Energy Services, telephoned Mr. Lund, and they discussed options for GE and BHA's collaboration, including with respect to the acquisition of BHA. Mr. Lund and Mr. Artigas agreed to schedule a meeting during the week of March 22, 2004 to further discuss these options.

        On March 25, 2004, GE and BHA executed a confidentiality agreement. On March 26, 2004, representatives of GE (Mr. Artigas, David Tucker, General Manager, Business Development for GE Energy, Mr. Rowe and Mr. Williams) and members of our senior management (Mr. Shay, Mr. Lund, Mr. Thome and Mr. Rheinfrank) attended a meeting in Kansas City, Missouri. At the meeting, our management made a presentation which incorporated BHA's long-term business plans and materials prepared by our financial advisors.

        On March 30, 2004, our board of directors held a special meeting. Representatives of Baird and Allen and Mr. Sutcliffe participated by teleconference. The primary purpose of the special meeting was to discuss BHA's strategic plans regarding possible business combinations going forward. At the meeting, in addition to discussions regarding other potential transactions, members of our management updated our board of directors on their meeting with GE. Our board of directors recommended that management continue discussions with the potential acquirors, including GE. Our board of directors agreed that our financial advisors should cease contacting potential acquirors no later than May 13, 2004, unless one or more parties were actively engaged in due diligence at such date.

        Between March 26, 2004 and April 26, 2004, representatives of GE and BHA engaged in numerous discussions regarding the information conveyed to GE on March 26, 2004, including with respect to areas of potential synergies, the possible benefits of an acquisition of BHA by GE and the terms of the proposed transaction. The companies' representatives also discussed possible areas of future growth in the event the companies combined.

        On April 19, 2004, our board of directors held a meeting at which management updated them on the status of the potential transactions with GE and recent discussions with GE and other potential acquirors.

        On April 22 and 23, 2004, Mr. Thome, Mr. Lund and a representative of Allen traveled to Atlanta, Georgia to meet with representatives of GE Energy Services (Mr. Artigas, Mr. Tucker, Mr. Williams and John Rice, President and Chief Executive Officer, GE Energy) to discuss the potential synergies and strategic fit between the companies. They also discussed the future of BHA's operations in Kansas City, Missouri and elsewhere.

        On April 26, 2004, Mr. Tucker expressed GE's interest in acquiring BHA common stock at $37.00 per share, and Mr. Tucker and Mr. Lund had numerous conversations that day regarding the price and the possibility of increasing GE's offer. Mr. Tucker agreed to increase the price per share of BHA common stock to $38.00, subject to satisfactory completion of a due diligence review of BHA and agreed documentation.

        On April 26, 2004, our board of directors held a special telephonic meeting. Representatives of Baird and Allen and Mr. Sutcliffe participated by teleconference. Baird and Allen summarized recent discussions with the other potential acquirors and presented a current valuation report on BHA. The recent discussions with GE were also reviewed for our board of directors. Our board of directors resolved that management was authorized to continue discussions with GE for the acquisition of BHA at $38.00 per share, provided that no decision to sell BHA or to offer BHA for sale would be made until our board of directors favorably reviewed a proposed merger agreement.

        On April 26, 2004, Kronish Lieb Weiner & Hellman LLP delivered a first draft of the merger agreement to BHA. A first draft of the merger agreement was circulated to GE and King & Spalding LLP, counsel to GE, on April 27, 2004.

        From April 28, 2004 to May 6, 2004, representatives of GE and GE's advisors traveled to Kansas City, Missouri to continue GE's due diligence investigation of BHA. For the ensuing week, GE and its advisors conducted a due diligence investigation of BHA at various locations in Europe and Asia. During the same period, representatives of GE and representatives of BHA and their respective outside legal counsel and financial advisors had numerous telephone conferences and meetings to discuss and negotiate the merger agreement. Due diligence by GE and its advisors continued through the date of the merger agreement.

        On May 13, 2004, with Mr. Sutcliffe in attendance and representatives of Baird and Allen participating by teleconference, our board of directors held a regularly-scheduled meeting at which our board of directors discussed the due diligence and negotiations in connection with the proposed acquisition of BHA by GE. Mr. Sutcliffe provided an executive summary of the terms and provisions of the then-current draft merger agreement. Our board of directors directed management to continue negotiations with respect to the merger agreement and agreed that a final draft of the merger agreement would be circulated to members of our board of directors for their review prior to any meeting held for the approval and adoption of the merger and the merger agreement.

        After a number of conferences with representatives of GE and representatives of BHA and their respective outside counsel to discuss and negotiate the merger agreement, on May 28, 2004, representatives of GE confirmed to BHA that GE was willing to enter into a merger agreement offering $38.00 per share to BHA's stockholders. The final version of the merger agreement was then circulated among representatives of GE and representatives of BHA and their respective outside legal counsel and BHA's financial advisors. Final versions of the merger agreement were delivered to members of our board of directors for their review on May 29, 2004.

        On May 31, 2004, our board of directors met again to discuss the proposed acquisition. Representatives of Baird and Allen, as well as Mr. Sutcliffe, were present. At that meeting, each of Baird and Allen presented its oral opinion (subsequently confirmed in writing) that, based upon and subject to various assumptions and limitations, the consideration to be received by the holders of BHA common stock in the acquisition was fair from a financial point of view to those holders. With the benefit of that presentation and advice, our board of directors, having deliberated regarding the terms of the proposed acquisition, voted unanimously to approve the merger agreement and the transactions contemplated by the merger agreement and authorized our officers to finalize and execute the merger agreement.

        The merger agreement was executed and delivered by the parties on May 31, 2004. Before the opening of the market on June 1, 2004, BHA and GE jointly announced the execution of the merger agreement.

        Our management and board of directors have not sought and have not received any other inquiry or proposal concerning an acquisition of BHA as of the date of this proxy statement.

Reasons for the Merger

        Our board of directors believes that the merger will yield the highest value for our stockholders and is in our best interest and the best interest of our stockholders. Accordingly, our board of directors has unanimously approved the merger and the merger agreement and unanimously recommends that the stockholders vote "FOR" adoption of the merger agreement.

        In reaching its decision, our board of directors consulted with senior members of our management regarding the strategic and operational aspects of the merger as well as our long-range business and market prospects (with and without the merger) and consulted with Allen and Baird regarding the financial aspects of the merger. Our board of directors also sought and received Allen's and Baird's written opinions as to the fairness, as of the date of such opinions, from a financial point of view, to our stockholders of the consideration to be received by such holders in the merger, which opinions are described below under "—Opinions of Financial Advisors." Our board of directors also consulted with representatives of Kronish Lieb Weiner & Hellman LLP, our outside counsel, regarding the fiduciary duties of the members of our board of directors, legal due diligence matters and the terms and provisions of the merger agreement and related agreements.

        In arriving at its decision to approve the merger and to recommend that you adopt the merger agreement, our board of directors considered a number of potentially positive factors in its deliberations, including the following:

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  the general current and prospective economic and competitive conditions of the market in which we operate, as well as our historical, existing and prospective business, results of operations and financial condition, and risks associated with not merging or combining with another company;

  •
  the consideration to our stockholders and the other terms and conditions of the merger agreement resulted from active, arm's-length negotiations with GE, and, in the opinion of our board of directors, the consideration to be paid to our stockholders represented the highest consideration GE was willing to pay and the highest per share value reasonably attainable on the date of signing the merger agreement;

  •
  the BHA stockholders would be able to liquidate their investment in our common stock at a premium of $5.41 over the closing price on the last trading day before the announcement of signing the merger agreement, a premium of $6.81 over the average closing price of our common stock for the previous three months, a premium of $9.12 over the average closing price of our common stock for the previous six months and a premium of $12.04 over the average closing price of our common stock for the previous twelve months;

  •
  the consideration to be paid to our stockholders in the merger is all cash, which provides certainty of value to our stockholders, compared to a transaction involving stock consideration or a mixture of cash and stock;

  •
  the likelihood that the merger would be consummated given the financial resources of GE;

  •
  the presentations and written opinions of Allen and Baird, to the effect that, as of the date of such opinions, and based on and subject to certain assumptions, limitations and qualifications set forth therein, the consideration to be paid to our stockholders is fair to our stockholders from a financial point of view (the full text of the written opinions setting forth the assumptions made, matters considered and limitations in connection with the opinions, are attached as Annex C and Annex D to this proxy statement (stockholders are urged to read these opinions in their entirety));

  •
  the terms and conditions of the merger agreement, including the fact that we can provide information to, engage in negotiations with and consider a written proposal from other parties, and potentially enter into a transaction with a third party, in connection with an unsolicited written proposal, if our board of directors in good faith determines that there is a reasonable likelihood that such written proposal will constitute a superior proposal and that the failure to provide information to, engage in negotiations with and consider such written proposal would reasonably be expected to constitute a breach by our board of directors of its fiduciary duties, subject to specified conditions, including if we accept or recommend such superior proposal, paying a termination fee to GE of $8.0 million; and

  •
  the approval and adoption of the merger agreement would require the affirmative vote of the holders of a majority of all outstanding shares of our common stock and the availability of rights of appraisal under the laws of the State of Delaware to our stockholders who dissent to the merger and perfect their appraisal rights.

        Our board of directors also considered a number of potentially negative factors in its deliberations concerning the merger, including the following:

  •
  we will no longer exist as an independent company, and our stockholders will no longer participate in our growth or benefit from any future increase in the value of BHA resulting from the merger;

  •
  under the terms of the merger agreement we cannot solicit other acquisition proposals, and we must pay to GE a termination fee of $8.0 million in cash if the merger agreement is terminated under certain circumstances specified in the merger agreement, including if we exercise our right to terminate the merger agreement and enter into an alternative superior transaction, which may deter others from proposing an alternative transaction that may be more advantageous to our stockholders;

  •
  the gains from an all-cash transaction would be taxable to our stockholders for U.S. federal income tax purposes;

  •
  the possibility that all conditions to the parties' obligations to complete the merger will not be satisfied and the merger will not be completed and the subsequent potentially negative impact on our revenues, sales, earnings, operating results, financial condition, business and stock price (see below, "The Merger Agreement—Conditions to the Merger");

  •
  under the terms of the merger agreement, we agreed that we will carry on our business in the ordinary course of business consistent with past practice and, subject to specified exceptions, that we will not take a number of actions related to the conduct of our business without the prior consent of GE (which cannot be unreasonably withheld or delayed); and

  •
  if the merger is not completed, our officers and other employees will have expended extensive efforts attempting to complete the transaction and will have experienced significant distractions from their work during the pendency of the transaction, and we will have incurred substantial transaction costs in connection with the transaction and such costs would negatively impact our operating results.

        In addition, our board of directors considered the possibility of potentially higher valuations as disclosed in the financial advisors' opinions, including each of Allen's and Baird's analysis of the premiums paid in comparable merger transactions over the applicable stock price of the target companies in such mergers one day, five days and 30 days prior to the announcement of the acquisition offer. Each of Allen and Baird determined that the premiums to be paid to our stockholders in the merger with GE over the average of our stock price on each of the specified dates prior to the announcement of the merger with GE are lower than the mean of the premiums paid to the stockholders of targets in comparable merger transactions (see below "Opinions of Financial Advisors"). In addition, our board of directors took under advisement Baird's calculation of multiples of various target companies' implied equity purchase price based on their net income. Baird concluded that the implied per share equity value of our common stock based on our net income was lower than the mean when compared to the implied per share equity value of other companies' common stock based on their net income. (see below "Opinions of Financial Advisors—Opinion of Robert W. Baird & Co. Incorporated").

        However, in considering the merger with GE, our board of directors reviewed all of the financial advisors' findings and weighed the financial advisors' discounted cash flow analysis and the implied per share equity and enterprise values of our common stock based on various transaction multiples such as our EBITDA, EBIT and revenue as well as the premiums analysis and implied equity share based on our net income, as described above. Under each of these analyses, the proposed merger consideration of $38.00 per share is within or above the median range as compared with the consideration paid or to be paid in comparable transactions.

        Our board of directors considered the financial advisors' analyses as a whole and concluded that, notwithstanding the fact that portions of Allen's and Baird's analyses suggested possible higher valuations, the majority of each of the financial advisor's analyses and conclusions supported the fairness of the proposed merger consideration, and each of Allen and Baird concluded and opined to our board of directors that, subject to the assumptions, limitations and qualifications set forth in its opinion, the proposed merger consideration is fair from a financial point of view to our stockholders.

        In addition, in reaching its decision to approve and recommend the merger, our board of directors considered the fact that BHA canvassed the market for potential strategic partners or acquirors, and our board of directors believed that $38.00 per share cash consideration was the highest price per share BHA could obtain. Our board of directors concluded that the $38.00 per share cash consideration was a more attractive price compared to the value that BHA might have achieved in the future under its then-current business plan. Our board of directors also recognized that the achievement of BHA's targets set forth in its business plan was much more likely if BHA was strategically partnered with GE.

        The preceding descriptions are not intended to be exhaustive but they include the material factors that our board of directors considered. In view of the variety of factors and the complexity and amount of information considered, our board of directors did not find it practicable to and did not make specific assessments of, quantify or otherwise assign relative weights to the specific factors considered in reaching its determination. Individual members of our board of directors may have given weight to different factors. However, our board of directors approved the merger and the merger agreement in light of the potentially negative factors and determined that the potentially negative factors did not outweigh the benefits of the merger to us and our stockholders.

        Additionally, our board of directors considered the interests of our directors and executive officers in the merger (see below, "—Interests of Our Directors and Executive Officers in the Merger").

Opinions of Financial Advisors

        We retained Allen & Company LLC and Robert W. Baird & Co. Incorporated to act as our exclusive financial advisors in connection with the possible sale or other disposition of BHA. In connection with this engagement, our board of directors requested that each of Allen and Baird render an opinion as to the fairness, from a financial point of view, of the $38.00 per share cash consideration to be paid to the holders of our common stock in connection with the proposed merger with GE.

  Opinion of Allen & Company LLC

        On May 31, 2004, Allen delivered its opinion orally to our board of directors and confirmed its opinion in writing to our board of directors. Allen's opinion stated that, as of the date of such opinion, based upon and subject to the assumptions made, general procedures followed, matters considered and methods employed, the $38.00 per share cash consideration to be received by our stockholders in the merger was fair, from a financial point of view.

        THE FULL TEXT OF ALLEN'S FAIRNESS OPINION, WHICH SETS FORTH THE ASSUMPTIONS MADE, GENERAL PROCEDURES FOLLOWED, MATTERS CONSIDERED AND METHODS EMPLOYED BY ALLEN IN ARRIVING AT ITS OPINION, IS ATTACHED HERETO AS ANNEX C.

        Allen's written opinion is addressed to BHA's board of directors in connection with its consideration of the merger agreement and the merger and does not constitute a recommendation as to how any stockholder of BHA's common stock should vote on the proposal to adopt the merger agreement. Holders of BHA's common stock are urged to and should read the opinion in its entirety.

        Allen has reviewed the following disclosure regarding its opinion and has consented to and approved all references to "Allen" and its opinion in this proxy statement.

        In arriving at its opinion, Allen:

  •
  reviewed and analyzed a draft of the merger agreement in the form presented to BHA's board of directors on May 31, 2004;

  •
  reviewed and analyzed the financial aspects and background of the merger;

  •
  reviewed and analyzed historical publicly available business information and financial results of BHA and GE;

  •
  reviewed and analyzed non-public operating and financial information, including financial forecasts of BHA provided by the management of BHA;

  •
  held discussions with senior executives of BHA regarding its business and financial prospects;

  •
  reviewed and analyzed historical market price and trading volume for BHA's common stock and compared such data to comparable market indices;

  •
  reviewed and analyzed recent trading multiples for selected comparable publicly traded companies;

  •
  reviewed and analyzed publicly available financial information and transaction multiples relating to selected comparable merger and acquisition transactions;

  •
  reviewed and analyzed transaction prices compared to trading prices before the announcement of the transaction in selected merger and acquisition transactions;

  •
  performed a discounted cash flow analysis of BHA; and

  •
  performed such other analyses and reviewed such other information as it deemed appropriate, including trends prevailing in relevant industries and financial markets.

        Allen's opinion was necessarily based upon market, economic and other conditions as they existed on, and could be evaluated as of, the date of its opinion. Allen's opinion does not provide or imply any conclusion as to the likely trading range of any security issued by any party following the approval of the merger. This may vary depending upon, among other factors, changes in interest rates, dividend rates, market conditions, general economic conditions and other factors that generally influence the price of securities.

        As of the date of the opinion, Allen and its affiliates were stockholders of BHA. In addition, in the ordinary course of its business as a broker-dealer and market maker, Allen may have long or short positions, either on a discretionary or nondiscretionary basis, for its own account or for those of its clients, in the securities of BHA.

        The following is the summary of the material analyses Allen performed while preparing its fairness opinion.

  Value of the Merger

        Allen analyzed (1) the equity value of the merger consideration and (2) the enterprise value of the merger consideration, that is, the equity value of the merger consideration combined with BHA's net debt of ($3.9) million. Based on a per share price of $38.00 for BHA's common stock, Allen determined that the equity value of the merger consideration is $259.8 million and the enterprise value of the merger consideration is $255.9 million. Based on BHA's fiscal year projections and Allen's estimates, Allen analyzed the enterprise value of the merger consideration as a multiple of BHA's last twelve months, or "LTM," revenues and as a multiple of BHA's projected calendar year 2004 and 2005 revenues, or the "Revenue Multiples." Allen also analyzed the enterprise value of the merger consideration as a multiple of BHA's LTM earnings before interest, taxes, depreciation, and amortization, or "EBITDA," for 2003 and as a multiple of BHA's estimated projected calendar year 2004 and 2005 EBITDA, or the "EBITDA Multiples." Allen also analyzed the enterprise value of the merger consideration as a multiple of BHA's LTM earnings before interest and taxes, or "EBIT" for 2003 and as a multiple of BHA's estimated projected calendar year 2004 and 2005 EBIT, or "EBIT Multiples." Allen also analyzed the equity value of the merger consideration as a multiple of BHA's LTM net income and as a multiple of BHA's estimated projected calendar year 2004 and 2005 net income, or the "P/E Multiples." The table below shows the results of these analyses:

Revenue Multiples

LTM	1.4x
CY2004E	1.3x
CY2005E	1.2x

EBITDA Multiples

LTM	11.0x
CY2004E	9.5x
CY2005E	8.7x

EBIT Multiples

LTM	14.4x
CY2004E	12.0x
CY2005E	10.8x

P/E Multiples

LTM	22.6x
CY2004E	18.4x
CY2005E	16.6x

  Comparable Company Analysis

        Allen analyzed Revenue Multiples, the EBITDA Multiples and the P/E Multiples and compared those ratios to median ratios of ten publicly traded companies which Allen deemed comparable to BHA, or the "Comparable Companies." The table below shows the results of this analysis:

	Median Comparable Companies Multiple	Merger Multiple
Equity Value as a Multiple of:
LTM Net Income	19.5x	22.6x
CY2004 Net Income	17.7x	18.4x
CY2005 Net Income	14.3x	16.6x
Enterprise Value as a Multiple of
LTM EBITDA	9.3x	11.0x
CY2004 EBITDA	9.4x	9.5x
Enterprise Value as a Multiple of
LTM Revenue	1.1x	1.4x
CY2004 Revenue	1.5x	1.3x

        Based on the median multiples of the Comparable Companies, this analysis indicated a value range for BHA's common stock between $30.58 and $43.52 per share. The proposed merger consideration of $38.00 per share of BHA's common stock is within the range of implied values of BHA's common stock in the analysis of the Comparable Companies.

  Analysis of Comparable Transactions

        Allen screened hundreds of transactions to find business combinations it deemed to be similar to the merger for which financial and evaluation data is publicly disclosed. Allen analyzed the LTM Revenue Multiples, LTM EBITDA Multiples, LTM EBIT Multiples and LTM P/E Multiples of 14

recent comparable transactions in the filtration industry, or the "Comparable Transactions." The table below shows the results of this analysis:

	Low	High	Median	Multiples of the Merger
Enterprise Value as a Multiple of:
LTM Sales	0.4x	3.5x	1.3x	1.4x
LTM EBITDA	8.1x	19.0x	9.3x	11.0x
LTM EBIT	10.1x	20.6x	14.1x	14.4x
Equity Value as a Multiple of:
LTM Net Income	14.4x	31.4x	22.6x	22.6x

        Based on the ranges of enterprise value multiples for LTM Sales, LTM EBITDA and LTM EBIT, and the equity value multiple for LTM Earnings, this analysis indicated a value range for BHA's common stock between $11.59 and $91.76 per share, with a median range for BHA's common stock between $32.48 and $37.96 per share. The proposed merger consideration of $38.00 per share of BHA's common stock is within the range of implied values and above the range of the median values of BHA's common stock in the analysis of Comparable Transactions.

  Discounted Cash Flow Analysis

        Allen performed a discounted cash flow analysis on BHA for the fiscal years 2004 through 2009. This analysis was based upon BHA's management's budgeted and projected financial results. Using this information, Allen discounted to present value the projected stream of free cash flows (meaning EBITDA less taxes, capital expenditures and increases in working capital). To estimate the equity value of BHA, Allen applied exit multiples ranging from 7.0x to 9.0x to projected fiscal 2009 EBITDA and discount rates ranging from 11.0% to 14.0%. In determining the exit multiple range for the discounted cash flow analysis, Allen reviewed the range of Enterprise Value/EBITDA multiples that BHA and all applicable Comparable Companies have traded at over the last five years. In determining the discount rate range for the discounted cash flow analysis, Allen examined the range of weighted average costs of capital of BHA and all applicable Comparable Companies.

        The table below summarizes the results of this analysis.

Equity Value per Share (1) (2) (3) (4)
	Exit Multiple
Discount Rate
	7.0x	9.0x
11.0%	$33.97	$40.93
12.0%	$32.59	$39.23
13.0%	$31.28	$37.61
14.0%	$30.04	$36.09

(1)
Based on projections prepared by BHA management.

(2)
Assumes valuation date of June 30, 2004.

(3)
Based on March 31, 2004 debt and cash balances as reported by BHA.

(4)
Based on number of diluted shares outstanding (using treasury method) of 6.8 million as per BHA.

        The proposed merger consideration of $38.00 per share of BHA's common stock is within the range of implied values of BHA's common stock in the discounted cash flow analysis.

  Analysis of Premiums Paid in Comparable Merger Transactions

        Allen identified and analyzed 25 public merger transactions between industrial acquirors and targets with transaction values of greater than $25 million and less than $2 billion completed in the last two years. Allen did this analysis to determine premiums paid in these transactions over the applicable stock price of the target company one day, five days and 30 days prior to announcement of the acquisition offer. Allen also analyzed the proposed premium to be paid in the merger over BHA's historical and average stock prices for the time periods as set forth below based on closing stock prices on May 28, 2004. The following table shows the results of this analysis.

	Mean Comparable Merger Transaction Premium	Proposed Merger Premium
One Day Prior to Announcement	21.8%	16.6%
Five Days Prior to Announcement	23.3%	15.5%
30 Days Prior to Announcement	22.1%	14.1%

        The premiums over the one day, five day average and 30 day average prior to announcement of the merger with GE are lower than the mean of those paid in the comparable merger transactions.

        Allen also analyzed the premium to be paid in the merger over BHA's stock price, adjusted for dividends, six months and one year before the announcement of the merger. The following table shows the results of this analysis.

Proposed Merger Premium
Six Months Prior to Announcement (Adjusted for Dividends)	54.4%
One Year Prior to Announcement (Adjusted for Dividends)	83.9%

        The preparation of a fairness opinion is not susceptible to partial analysis or summary description. Allen believes that its analyses and the summary set forth above must be considered as a whole and that selecting portions of its analyses and the factors considered by it, without considering all analyses and factors, could create an incomplete view of the processes underlying the analysis set forth in its opinion. Allen has not indicated that any of the analyses which it performed had a greater significance than any other.

        In determining the appropriate analyses to conduct and when performing those analyses, Allen made numerous assumptions with respect to industry performance, general business, financial, market and economic conditions and other matters, many of which are beyond the control of BHA. The estimates contained in the analyses which Allen performed are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by the analyses. The analyses were prepared solely as part of Allen's analysis of the fairness from a financial point of view of the merger consideration to the holders of BHA's common stock. The analyses are not appraisals and do not reflect the prices at which any securities may trade at the present time or at any time in the future.

        Allen was engaged by BHA to provide an opinion regarding BHA's stockholders rights plan in 1995.

        Allen is a nationally recognized investment banking firm that is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, recapitalizations, negotiated underwriting, competitive bids, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. Our board of directors retained Allen based on such qualifications. In connection with its engagement, Allen was not retained to identify, analyze or otherwise pursue any possible transactions other than the merger, and Allen has not identified, analyzed or pursued any transactions other than the merger.

  Opinion of Robert W. Baird & Co. Incorporated

        On May 31, 2004, Baird delivered its opinion orally to our board of directors and subsequently confirmed its opinion in writing to our board of directors. Baird's opinion stated that, as of the date of such opinion, based upon and subject to the assumptions, limitations and qualifications contained in such opinion, the $38.00 per share cash consideration was fair from a financial point of view to our stockholders other than GE and its affiliates.

        Baird provided its opinion for the information and assistance of BHA's board of directors in connection with its consideration of the merger. Baird's opinion is directed only to the fairness, as of the date of the opinion and from a financial point of view, of the consideration to be paid to the holders of BHA common stock (other than GE and its affiliates) in the merger with GE. Baird's opinion does not address any other aspect of the merger, nor does the opinion address the relative merits of the merger or any other potential transactions or business strategies considered by BHA's board of directors.

        THE FULL TEXT OF BAIRD'S FAIRNESS OPINION, WHICH SETS FORTH THE ASSUMPTIONS MADE, GENERAL PROCEDURES FOLLOWED, MATTERS CONSIDERED AND METHODS EMPLOYED BY BAIRD IN ARRIVING AT ITS OPINION, IS ATTACHED HERETO AS ANNEX D.

        Baird's written opinion is addressed to BHA's board of directors in connection with its consideration of the merger agreement and the merger and does not constitute a recommendation as to how any stockholder of BHA's common stock should vote on the proposal to adopt the merger agreement. Holders of BHA's common stock are urged to and should read the opinion in its entirety.

        Baird has reviewed the following disclosure regarding its opinion and has consented to and approved all references to "Baird" and its opinion in this proxy statement.

        In conducting its investigation and analyses and in arriving at its opinion, Baird reviewed information and took into account financial and economic factors that it deemed relevant under the circumstances. In that connection, Baird, among other things:

  •
  reviewed certain internal information, primarily financial in nature, including financial forecasts for the fiscal years ending September 30, 2004 through September 30, 2009, or the "Forecasts," concerning the business and operations of BHA furnished to it by or on behalf of BHA for purposes of its analysis;

  •
  reviewed publicly available information including, but not limited to, BHA's recent filings with the SEC and equity analyst research reports covering BHA prepared by various investment banking firms, including Baird;

  •
  reviewed the draft merger agreement in the form presented to BHA's board of directors;

  •
  compared the financial position and operating results of BHA with those of other publicly-traded companies that Baird deemed relevant and considered the market trading multiples of such companies;

  •
  reviewed the historical market prices and trading activity of BHA's common stock and compared it with the historical market prices and trading activity of other publicly-traded companies that Baird deemed relevant;

  •
  compared the proposed financial terms of the merger with the financial terms of certain other business combinations that Baird deemed relevant; and

  •
  considered the present values of BHA's forecasted cash flows provided by BHA's senior management.

        Baird also held discussions with members of BHA's senior management concerning BHA's historical and current financial condition and operating results, as well as the future prospects of BHA. In addition, as a part of Baird's engagement, Baird was requested to and did solicit third party indications of interest in acquiring all or any part of BHA. Baird also considered such other information, financial studies, analyses and investigations and financial, economic and market criteria which Baird deemed relevant for the preparation of its opinion.

        In arriving at its opinion, Baird assumed and relied upon the accuracy and completeness of all of the financial and other information that was publicly available or provided to Baird by or on behalf of BHA. Baird was not engaged to independently verify any such information, and Baird assumed that BHA was not aware of any information prepared by BHA or its advisors that might be material to Baird's opinion that has not been provided to Baird. Baird assumed and relied upon in preparation of its opinion that:

  •
  all material assets and liabilities (contingent or otherwise, known or unknown) of BHA are as set forth in BHA's financial statements;

  •
  the financial statements of BHA provided to Baird present fairly the results of operations, cash flows and financial condition of BHA for the periods indicated and were prepared in conformity with U.S. generally accepted accounting principles consistently applied;

  •
  the Forecasts were reasonably prepared on bases reflecting the best available estimates and good faith judgments of BHA's senior management as to the future performance of BHA;

  •
  the merger will be consummated in accordance with the terms of the draft merger agreement in the form presented to BHA's board of directors without waiver, modification or amendment of any term or condition set forth therein that would be in any manner applicable to its analysis;

  •
  in all respects material to its analysis, the representations and warranties contained in the draft merger agreement are true and correct and that each party will perform all of the covenants and agreements required to be performed by it under such draft merger agreement; and

  •
  all material corporate, governmental, regulatory or other consents and approvals required to consummate the merger have been or will be obtained.

        Baird relied as to all legal matters regarding the merger on the advice given to BHA by Kronish Lieb Weiner & Hellman LLP, outside counsel to BHA. In connection with preparing its opinion, Baird did not consider any strategic, operating or cost benefits that might result from the merger or any expenses relating to the merger. In conducting its review, Baird did not undertake nor obtain an independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of BHA nor did Baird make a physical inspection of the properties or facilities of BHA. In each case, Baird made and relied upon the assumptions above with the consent of BHA.

        Baird's opinion necessarily was based upon economic, monetary and market conditions as they existed and could be evaluated on the date of its opinion, and Baird's opinion did not predict or take into account any changes that have occurred or which may occur, or information that has or which may become available, after the date of Baird's opinion.

        Baird's opinion does not address the relative merits of:

  •
  the merger, the merger agreement in the form presented to BHA's board of directors or any other agreements or other matters provided for or contemplated by the merger agreement;

  •
  any other transactions that may be or might have been available as an alternative to the merger; or

  •
  the merger compared to any other potential alternative transactions or business strategies considered by BHA's board of directors.

        The following is a summary of the material financial analyses performed by Baird in connection with rendering its opinion. The following summary, however, does not purport to be a complete description of the financial analyses performed by Baird. The order of analyses described does not represent relative importance or weight given to the analyses performed by Baird. Some of the summaries of the financial analyses include information presented in a tabular format. These tables must be read together with the full text of each summary and alone are not a complete description of Baird's financial analyses. Except as otherwise noted, the following quantitative information is based on market and financial data as it existed on or before May 31, 2004 and is not necessarily indicative of current market conditions.

  Implied Valuation, Transaction Multiples and Transaction Premiums

        Based on the consideration of $38.00 per share, Baird calculated the implied "equity purchase price" (defined as $38.00 multiplied by the total number of diluted shares of BHA common stock outstanding as of April 30, 2004, including gross shares issuable upon the exercise of stock options, less assumed cash proceeds from the exercise of the stock options) to be $259.8 million. In addition, Baird calculated the implied "enterprise value" (defined as the equity purchase price plus the book value of BHA's total debt as of March 31, 2004, less cash, cash equivalents and marketable securities as of March 31, 2004) to be $255.9 million. Baird then calculated the multiples of the enterprise value to BHA's latest twelve months, or "LTM," ended March 31, 2004, estimated 2004 and projected 2005 revenues; earnings before interest, taxes, depreciation and amortization, or "EBITDA;" and earnings before interest and taxes, or "EBIT," as provided by the senior management of BHA. Baird also calculated the multiples of the equity purchase price to BHA's LTM, projected 2004 and projected 2005 net income and LTM book value, as provided by the senior management of BHA. These transaction multiples are summarized in the table below.

	LTM(1)		FYE 2004E(2)		FYE 2005P(2)
Revenues	1.4	x	1.3	x	1.2	x
EBITDA	11.0	x	9.8	x	8.9	x
EBIT	14.4	x	12.6	x	11.1	x
Net Income	22.6	x	19.2	x	17.0	x
Book Value	3.2		N/A		N/A

(1)
For the period ended March 31, 2004.

(2)
Based on projections provided by the BHA's senior management.

        Baird reviewed the historical prices and trading activity of BHA's common stock and noted that the high, low and average closing prices for BHA's common stock were $35.75, $19.04 and $25.88, respectively, over the last twelve months and $35.75, $13.36 and $19.78, respectively, over the last three years. Baird also noted that BHA's common stock price rose 54.5% over the last twelve months and rose 119.8% over the last three years.

        Baird also calculated the premiums that the per share consideration ($38.00) represented over the actual closing prices of BHA common stock for various dates ranging from one calendar day to one year prior to the announcement date of June 1, 2004.

  Comparable Publicly-Traded Company Analysis

        Baird reviewed certain publicly available financial information and stock market information for certain publicly-traded companies that Baird deemed relevant. These four selected publicly-traded companies are:

  •
  Flanders Corporation;

  •
  Lydall, Inc.;

  •
  Met-Pro Corporation; and

  •
  domnick hunter group plc.

        Baird chose these companies because they are publicly-traded companies that possess general business, operating and financial characteristics that are representative of companies in the industry in which BHA operates. Baird noted that none of the selected companies is directly comparable to BHA and that, accordingly, the analysis of such companies necessarily involves complex considerations and judgments concerning differences in the business, operating and financial characteristics of each company and other factors that affect the public market values of such companies.

        For each company, Baird calculated the "equity market value" (defined as the market price per share of each company's common stock multiplied by the total number of diluted common shares outstanding of such company, including net shares issuable upon the exercise of stock options and warrants). In addition, Baird calculated the "enterprise value" (defined as the equity market value plus the book value of the applicable company's total debt, preferred stock and minority interests, less cash, cash equivalents and marketable securities). Baird calculated the multiples of each company's total market value to its LTM and projected 2004 revenues, EBITDA and EBIT. Baird also calculated multiples of each company's equity market value to its LTM and projected 2004 net income and to its

LTM book value per share. Baird then compared the transaction multiples implied in the merger with the corresponding trading multiples for the selected companies. Stock market and historical financial information for the selected companies was based on publicly available information as of May 28, 2004, and projected financial information was based on publicly available research reports available as of such date. The results of these analyses are summarized as follows:

Comparable Company Multiples
Implied Transaction Multiple
		Low	Mean	Median	High
Revenues(1)
LTM(2)	1.4x	0.6x	1.1x	1.1x	1.6x
2004E(2)	1.3x	0.9x	1.1x	1.1x	1.4x
EBITDA(1)
LTM(2)	11.0x	6.2x	9.4x	9.8x	11.9x
2004E(2)	9.6x	7.8x	8.2x	8.0x	8.8x
EBIT(1)
LTM(2)	14.4x	10.3x	14.4x	13.4x	20.5x
2004E(2)	12.2x	8.7x	10.4x	9.7x	12.7x
Net Income(1)
LTM(2)	22.6x	14.8x	20.7x	20.8x	26.3x
2004E(2)	18.6x	15.0x	16.0x	15.3x	18.3x
Book Value(1)	3.2x	1.0x	2.3x	2.2x	3.8x

(1)
Revenue, EBITDA and EBIT are enterprise value multiples. Net income and book value are equity value multiples. Enterprise value is defined as equity value plus total debt less cash.

(2)
LTM as of March 31, 2004. 2004E results for BHA were based on estimates from BHA's management, calendarized for comparison purposes. Projections for the selected comparable companies were based on publicly available research reports available as of May 28, 2004.

        In addition, Baird calculated the implied per share equity values of BHA's common stock based on the trading multiples of the selected public companies and compared such values to the per share consideration of $38.00 per share of BHA common stock. The implied per share equity values, based on the multiples that Baird deemed relevant, are summarized in the table below.

	Implied Equity Value/Share(2)
	Low	Mean	Median	High
Revenues(1)
LTM	$17.93	$30.91	$30.92	$43.88
2004E	$28.41	$34.12	$33.23	$40.71
EBITDA(1)
LTM	$22.46	$33.03	$34.35	$40.96
2004E	$31.22	$32.80	$32.19	$34.98
EBIT(1)
LTM	$27.84	$37.94	$35.50	$52.91
2004E	$27.71	$32.58	$30.58	$39.44
Net Income(1)
LTM	$25.57	$34.93	$35.12	$43.89
2004E	$30.92	$32.87	$31.55	$37.46
Book Value	$13.05	$27.68	$26.85	$43.98
Reference Value(3)	$25.01	$32.98	$32.25	$41.02

(1)
LTM as of March 31, 2004. 2004E results based on estimates from BHA's management, calendarized for comparison purposes.

(2)
Includes net cash of $3.9 million and proceeds from the exercise of options and warrants of $13.2 million. Assumes fully diluted shares of 7.2 million.

(3)
Represents average of each respective column.

  Comparable Acquisition Analysis

        Baird analyzed certain publicly available financial information relating to the following selected pending and completed acquisition transactions that Baird deemed relevant:

Target	Acquiror
WTC Industries	CUNO
WICOR	Pentair
Ecolochem	Ionics
McLeod Russell Holdings	SPX Corp.
Wedeco AG Water Technology	ITT Industries
Everpure	Pentair
Airtechnology Holdings	Ametek, Inc.
Osmonics	General Electric Co.
Plymouth Products	Pentair
Ultrafilter International AG	Donaldson
Filtration & Separation Group	Pall Corp.
Farr Company	Camfil (Ratos AB)
Industrial Filter Business	CLARCOR

        These selected transactions were chosen because they involve target companies that possess general business, operating and financial characteristics representative of companies in the industry in which BHA operates. Baird noted that none of the acquisition transactions or subject target companies reviewed is directly comparable to the merger or BHA, respectively, and that, accordingly, the analysis of such acquisition transactions necessarily involves complex considerations and judgments concerning differences in the business, operating and financial characteristics of each subject target company and each acquisition transaction and other factors that affect the values implied in such acquisition transactions.

        For each transaction, Baird calculated each transaction's implied "equity purchase price" (defined as the purchase price per share of each target company's common stock multiplied by the total number of diluted common shares outstanding of such company, including gross shares issuable upon the exercise of stock options and warrants, less cash proceeds from the exercise of stock options and warrants, or alternatively defined as the value attributable to the equity of a target company). In addition, Baird calculated the implied "enterprise value" (defined as the equity purchase price plus the book value of each target company's total debt, preferred stock and minority interests, less cash, cash equivalents and marketable securities). Baird calculated the multiples of each target company's implied enterprise value to its LTM revenues, EBITDA and EBIT. Baird also calculated multiples of each target company's implied equity purchase price to its LTM net income. Baird then compared the transaction multiples implied in the merger with the corresponding acquisition transaction multiples for the selected acquisition transactions. Stock market and historical financial information for each transaction was based on publicly available information as of the announcement date of each respective transaction. A summary of the implied multiples is provided in the table below.

Comparable Transaction Multiples
Multiples of:(1)(2)	Implied Transaction Multiples
		Low	Mean	Median	High
LTM Revenue	1.4x	0.4x	1.7x	1.3x	3.5x
LTM EBITDA	11.0x	7.3x	9.8x	9.2x	14.6x
LTM EBIT	14.4x	10.9x	13.8x	13.3x	18.6x
LTM Net Income	22.6x	15.1x	24.1x	26.0x	29.6x

(1)
Revenue, EBITDA and EBIT multiples are enterprise value multiples. Net Income is an equity purchase price multiple.

(2)
LTM as of March 31, 2004.

        Baird calculated the implied per share equity values of BHA's common stock based on the acquisition transaction multiples of the selected acquisition transactions and compared such values to the $38.00 per share consideration.

	Implied Equity Value Per Share(2)
Valuation Multiple:(1)
	Low	Mean	Median	High
LTM Revenue	$11.65	$45.39	$35.79	$90.95
LTM EBITDA	$26.05	$34.24	$32.31	$49.75
LTM EBIT	$29.32	$36.45	$35.26	$48.32
LTM Net Income	$26.06	$40.33	$43.37	$49.28
Reference Value(3)	$23.27	$39.10	$36.68	$59.58

(1)
LTM as of March 31, 2004.

(2)
Includes net cash of $3.9 million and proceeds from the exercise of options of $13.2 million. Assumes fully diluted shares of 7.2 million.

(3)
Represents average of each respective column.

        In addition, Baird calculated the implied transaction premiums that the per share consideration of $38.00 represented over the closing market price of the BHA's common stock for various dates ranging from one day to one year prior to June 1, 2004. Baird compared these premiums to premiums present in acquisition transactions completed between January 1, 1999 and May 28, 2004, with disclosed enterprise values between $100 million and $500 million, involving target companies in "industrial" business sectors as defined by Securities Data Corporation. A summary of the premiums is provided in the table below.

			Comparable Acquisition Premiums(1)(2)
	Stock Price	Implied Transaction Premium
			Low	Mean	Median	High
1-Day Prior To Announcement	$32.59	16.6%	(13.1)%	35.1%	40.1%	143.0%
1 Week Prior To Announcement	$34.00	11.8%	13.4%	40.1%	34.8%	128.1%
4 Weeks Prior To Announcement	$34.09	11.5%	1.9%	53.7%	47.0%	300.0%
6 Months Prior To Announcement	$24.61	54.4%
52-Week Average	$25.88	46.8%

(1)
Assumed transaction announcement would occur on June 1, 2004.

(2)
Per Securities Data Corporation. Includes 63 transactions from January 1, 1999 to May 28, 2004. Transactions defined as "industrial" transactions between $100.0 and $500.0 million.

  Discounted Cash Flow Analysis

        Baird performed a discounted cash flow analysis utilizing BHA's projected unlevered free cash flows (defined as net income excluding after-tax net interest, plus depreciation and amortization, less capital expenditures and increases in net working capital, plus or minus changes in other operating and investing cash flows) from 2004 to 2009, as provided by BHA's senior management. In such analysis, Baird calculated the present values of the unlevered free cash flows from 2004 to 2009 by discounting such amounts at rates ranging from 11% to 13%. Baird calculated the present values of the free cash flows beyond 2009 by assuming terminal values ranging from 7.0x to 10.0x year 2009 EBITDA and discounting the resulting terminal values at rates ranging from 11% to 13%. The ranges for the terminal EBITDA multiples were based on Baird's experience in analyzing public market multiples and transaction multiples. The ranges for discount rates were chosen by Baird based upon its experience in analyzing cost of capital ranges that could be applicable. The determination of applicable cost of capital ranges took into account overall market conditions, as well as industry conditions and factors such as the specific products offered by various companies and their market performance. The summation of the present values of the unlevered free cash flows and the present values of the terminal values produced equity values ranging from $30.32 to $42.53 per share of BHA's common stock, as compared to the per share consideration of $38.00 per share of BHA common stock.

        The following table shows the results of this analysis.

	Implied Equity Value Per Share (1)(2)(3)(4)
	Low	Mean	Median	High
Discounted Cash Flow	$30.32	$36.18	$36.12	$42.53

(1)
Based on management projections.

(2)
Discounted to May 31, 2004.

(3)
Based on March 31, 2004 debt and cash balances.

(4)
Assumes fully diluted shares of 7.2 million.

        The foregoing summary does not purport to be a complete description of the analyses performed by Baird or its presentations to BHA's board of directors. The preparation of financial analyses and a fairness opinion is a complex process and is not necessarily susceptible to partial analyses or summary description. Baird believes that its analyses (and the summary set forth above) must be considered as a whole and that selecting portions of such analyses and any of the factors considered by Baird, without considering all of such analyses and factors, could create an incomplete view of the processes and judgments underlying the analyses performed and conclusions reached by Baird and its opinion. Baird did not attempt to assign specific weights to particular analyses. Any estimates contained in Baird's analyses are not necessarily indicative of actual values, which may be significantly more or less favorable than as set forth therein. Estimates of values of companies do not purport to be appraisals or necessarily to reflect the prices at which companies may actually be sold, and therefore such estimates are inherently subject to uncertainty.

        On May 29, 2003, representatives of the investment banking department of Baird met with members of our management to introduce themselves and give our management a presentation regarding Baird's investment banking services.

        As part of its investment banking business, Baird is engaged in the evaluation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. Baird is a full service securities firm. As such, in the ordinary course of its business, Baird may from time to time trade the securities of BHA or GE for its own account or the accounts of its customers and, accordingly, may at any time hold long or short positions or effect transactions in such securities. Baird may also prepare equity analyst research reports from time to time regarding BHA or GE.

        We selected Allen and Baird as financial advisors in connection with the merger and retained them pursuant to a letter agreement dated February 6, 2004, or the "engagement letter." We selected Baird and Allen because they are recognized investment banking firms with substantial experience and expertise in providing evaluations to companies in merger and acquisition transactions. Among the factors considered in selecting Baird was its industry knowledge and experience in the filtration industry.

        Under the engagement letter, as compensation for each of Allen's and Baird's services relating to its fairness evaluation in connection with the merger, BHA agreed to pay each financial advisor a non-refundable retainer fee of $50,000 (which shall be credited against the "transaction fee" described below), which was paid on February 6, 2004; as consideration for the services provided in connection with rendering its opinion, (1) a cash fee of $125,000, which was paid upon delivery of each financial advisor's opinion; and (2) $125,000 payable only upon closing of the merger, which total fee shall be credited against the "transaction fee" described below. In addition, as compensation for each financial advisor's services in connection with the merger, we agreed to pay each financial advisor a "transaction fee" equal to 0.9% of the aggregate consideration payable by GE in the merger, which we estimate is a total fee for each financial advisor of up to approximately $2.25 million and $4.5 million total, which fees are payable on the closing of the merger. We plan to pay such amounts upon the closing of the merger. Whether or not the merger is consummated, we agreed to reimburse each of Allen and Baird for out-of-pocket expenses incurred in connection with the retention of such financial advisors, including reasonable fees and disbursements of each of Allen's and Baird's counsel, as well as any other consultants and advisors retained by such financial advisors with our consent, up to $50,000 for each financial advisor, unless a greater amount is approved by us. We have also agreed to indemnify each of Allen and Baird and certain related persons to the full extent lawful against certain liabilities.

        The foregoing fees are the only amounts paid by BHA to each of Allen and Baird and each of their affiliates for services rendered during the past two years.

Recommendation of Our Board of Directors

        At a meeting of our board of directors held on May 31, 2004, at which all of our directors were present, our board of directors unanimously concluded that the terms and provisions of the merger agreement were advisable and fair to and in the best interests of BHA and our stockholders. The board members unanimously approved the merger agreement, declared the merger advisable and recommended that our stockholders adopt the merger agreement.

Our board of directors unanimously recommends that our stockholders vote "FOR" the proposal to adopt the merger agreement.

Interests of Our Directors and Executive Officers in the Merger

        When considering the recommendation of our board of directors in favor of the merger and the merger agreement, you should be aware that there are provisions of the merger agreement and other existing agreements that will result in certain benefits to our directors and executive officers that are not available to stockholders generally. These benefits are described below. You should take these benefits into account in deciding whether to vote for adoption of the merger agreement.

        Our board of directors was aware of, and considered the interests of, our directors and executive officers and the potential conflicts arising from such interests during its deliberations of the merits of the merger and in approving the merger agreement and the merger.

        Payment of Stock Options.    All stock options held by our executive officers and directors, like all other stock options held by our other employees, whether or not vested or exercisable at the effective time of the merger, will be canceled upon the completion of the merger in exchange for a cash payment equal to the excess of $38.00 over the exercise price of each stock option multiplied by the number of shares subject to such stock option (without interest and subject to any applicable withholding taxes). In connection with the merger, unvested stock options to purchase an aggregate of approximately 105,750 shares of BHA common stock, held by our executive officers and directors as of May 31, 2004, will be canceled and converted into the right to receive merger consideration. The weighted average exercise price of such unvested stock options is $17.85.

        Assuming that the merger closes on August 30, 2004, the following table sets forth as of May 31, 2004, with respect to our directors and executive officers:

  •
  the number of shares of BHA common stock subject to unvested options that will be canceled and converted into the right to receive a cash payment equal to the excess of $38.00 over the exercise price of such stock option multiplied by the number of shares subject to such stock option;

  •
  the aggregate number of shares of BHA common stock subject to options, whether or not vested or exercisable at the effective time of the merger, that will be canceled and converted into the right to receive a cash payment equal to the excess of $38.00 over the exercise price of such stock option multiplied by the number of shares subject to such stock option;

  •
  the range of exercise prices per share of all options held by such directors and executive officers;

  •
  the cash value realizable by such directors and executive officers from unvested options that will be canceled and converted into the right to receive a cash payment equal to the excess of $38.00 over the exercise price of such stock option multiplied by the number of shares subject to such stock option; and

  •
  the cash value realizable by such directors and executive officers from all options, whether or not vested or exercisable at the effective time of the merger, upon the closing of the merger.

Name of Director and/or Executive Officer	Shares of BHA Common Stock Subject to Unvested Options that Will Be Canceled and Converted into the Right to Receive Cash Payment	Aggregate Shares of BHA Common Stock Subject to Options, Whether or Not Vested or Exercisable, that Will be Canceled and Converted into the Rights to Receive Cash Payment*	Range of Exercise Prices per Share of All Options	Cash Value Realizable from Unvested Options that Will Be Canceled and Converted into the Right to Receive Cash Payment	Cash Value Realizable Upon Closing of the Merger from All Options, Whether or Not Vested or Exercisable**
Lamson Rheinfrank, Jr.	13,500	78,300	$9.62 - $16.61	$288,765	$1,826,370
James E. Lund	27,000	114,300	$9.62 - $16.61	$577,530	$2,722,140
James J. Thome	27,000	114,300	$9.62 - $16.61	$577,530	$2,722,140
James C. Shay	20,250	108,732	$9.58 - $16.82	$433,148	$2,587,752
Robert B. O'Conor	6,000	8,000	$16.82	$127,080	$169,440
Donald H. Alexander	3,000	9,960	$16.00 - $27.48	$31,575	$182,428
Robert J. Druten	3,000	6,000	$24.85 - $27.48	$31,575	$71,025
Robert D. Freeland	3,000	9,960	$16.00 - $27.48	$31,575	$182,428
Thomas A. McDonnell	3,000	9,960	$16.00 - $27.48	$31,575	$182,428

*
Includes shares of BHA common stock subject to options that vest as a result of the merger listed in the prior column.

**
Includes realizable value of options that vest as a result of the merger listed in the prior column.

        In addition, as of May 31, 2004, our directors and executive officers and certain persons and entities affiliated with them owned the following shares of BHA common stock and would receive the following amounts of cash consideration in respect of such shares upon completion of the merger:

Name of Director and/or Executive Officer	Shares of BHA Common Stock owned as of May 31, 2004	Cash Value Realizable Upon Closing of the Merger
Lamson Rheinfrank, Jr.	8,478	$322,164
Lamson Rheinfrank, Jr. Revocable Trust	23,763	$902,994
Sally L. Rheinfrank Revocable Trust	26,000	$988,000
Rheinfrank Foundation, Inc.	30,756	$1,168,728
Rheinfrank Family Partnership, L.P.	187,548	$7,126,824
Lamson and Sally Rheinfrank Irrevocable Trust	87,125	$3,310,750
Virginia R. Foote	18,819	$715,122
Caroline A. Rheinfrank	18,818	$715,084
Emily R. Birknes	18,817	$715,046
Lydia S. Rheinfrank	18,817	$715,046
James E. Lund	124,481	$4,730,278
Susan B. Lund Revocable Trust	5,058	$192,204
James J. Thome	94,448	$3,589,024
James C. Shay	17,288	$656,944
Robert B. O'Conor	27,428	$1,042,264
Donald H. Alexander	34,159	$1,298,042
Robert J. Druten	528	$20,064
Robert D. Freeland	19,092	$725,496
Thomas A. McDonnell	78,725	$2,991,550

        Severance Arrangements under Existing Employment Agreements.    BHA entered into employment agreements with each of Lamson Rheinfrank, Jr., James E. Lund, James J. Thome and James C. Shay on February 1, 2000. The initial term of each employment agreement was February 1, 2000 to September 30, 2002, and each employment agreement automatically renews for a successive one year period unless either BHA or the executive officer gives the other written notice at least 90 days prior to the end of the then-current term. Each employment agreement was amended as of September 17, 2002 and is still in effect.

        Such employment agreements provide for, among other things, the payment of base salary, the payment of bonuses and other employment terms. These agreements also each provide that, if the executive officer's employment is terminated by BHA without "cause" (as defined below), or by the executive for "good reason" (as defined below) within three months prior to or twelve months after a "change of control" of BHA, then BHA shall pay such executive officer: (i) all the base salary (as defined below) that he would be entitled to receive if his employment continued for two years after such termination; and (ii) two payments each equal to 70% of the maximum short-term bonus (as defined below) such executive officer could have earned for the fiscal year in which his employment was terminated. In addition, each employment agreement provides that certain options to purchase BHA common stock granted to the executive officer shall be immediately exercisable and vested upon the termination of the executive officer's employment by BHA without cause or by the executive officer with good reason if such termination occurs within three months prior to or 12 months after a change of control of BHA. In addition, after termination of an executive officer's employment following a change of control of BHA without cause by BHA or with good reason by such executive officer, he shall be entitled, for two years, (i) to medical insurance coverage for himself, his spouse and his dependents on the same basis as before his termination, and (ii) existing benefits including use (or an option to purchase) of an automobile (to the extent such executive officer had such use prior to his termination), life insurance, disability insurance, medical programs. The proposed merger with GE will constitute a "change of control" of BHA for purposes of each employment agreement.

        As of May 31, 2004, the executive officers' base salaries were as follows: Mr. Rheinfrank, $198,500; Mr. Lund: $277,000; Mr. Thome: $277,000; and Mr. Shay: $186,700.

        Under the employment agreements the short-term bonus that the executive officers are entitled to receive for fiscal 2004 is based on improvements, if any, of our earnings per share over our earnings per share in fiscal 2003. The maximum short-term bonus each executive officer could have earned for fiscal 2004 would be the following: Mr. Rheinfrank, $100,000; Mr. Lund, $200,000; Mr. Thome, $200,000; and Mr. Shay, $175,000. Therefore, assuming that each executive officer's employment was terminated by BHA without cause or by such executive officer for good reason in fiscal 2004 within 12 months of a change of control of BHA, each would be entitled to two payments, with each such payment equal to the following (70% of his maximum short-term bonus): Mr. Rheinfrank, $70,000; Mr. Lund, $140,000; Mr. Thome, $140,000; and Mr. Shay, $122,500.

        The executive officers' employment agreements provide that the following constitute "good reason" for an executive officer to terminate his employment:

  •
  any significant reduction in the executive officer's duties, responsibilities or perequisites that we fail to remedy within 30 days after notice;

  •
  any changes in the executive officer's aggregate compensation or benefits which fail to provide executive with compensation and benefits which, are on an aggregate basis, at least substantially equivalent to the compensation and benefits, on an aggregate basis, provided to executive officer prior to such changes that we fail to remedy within 30 days after notice;

  •
  unless the executive consents, a requirement that such executive render his primary services more than 50 miles from the place he is then rendering his primary services; and

  •
  a material breach of the executive officer's employment agreement by BHA that we fail to remedy or cease within 30 days after notice.

        The executive officers' employment agreements provide that the following constitute "cause" for BHA to terminate an executive officer's employment:

  •
  the executive officer's continued failure or refusal to perform his duties and responsibilities under his employment agreement after written warning of any such failure or refusal and reasonable opportunity to appear before our board of directors to explain the reasons for such failure or refusal;

  •
  the executive officer's dishonesty that directly or indirectly materially affects, or has the likelihood of materially affecting, us;

  •
  the executive officer's continued use of illegal drugs or excessive use of alcohol which has the effect of interfering materially with the performance of his obligations under his employment agreement, after written warning from us;

  •
  conviction of the executive officer for a felony or crime involving in either case an act of moral turpitude, dishonesty, fraud or unethical or unlawful business conduct; and

  •
  conduct by the executive officer that could reasonably be expected to materially injure the reputation, business or business relationships of BHA.

        Under the employment agreements, we would be obligated to make tax reimbursement payments to any former executive officer if any amounts he receives are subject to an excise tax under Section 4999 of the Internal Revenue Code of 1986, as amended. In addition, under the employment agreements each executive officer is subject to a general non-competition provision for two years.

        The officers of BHA immediately prior to the effective time of the merger will be the initial officers of the surviving corporation until their resignation, removal or their successors are duly elected or appointed and qualified.

        Indemnification of Directors and Executive Officers and Insurance.    The merger agreement provides that all rights of indemnification for acts or omissions occurring at or prior to the merger that exist in favor of our directors and executive officers as provided in our certificate of incorporation, bylaws and any of our existing indemnification or other agreements in effect as of the date of the merger agreement will continue in full force and effect after the merger in accordance with their terms. GE agreed to, or to cause BHA, as the surviving corporation in the merger, to, fulfill and honor in all respects those obligations. The merger agreement further provides that after the merger, GE will, or will cause BHA, as the surviving corporation, to, maintain, for a period of not less than six years, directors' and officers' liability insurance covering acts or omissions occurring prior to the merger covering each person who was, as of the date of the merger agreement, covered by our directors' and officers' liability insurance policy, on terms with respect to coverage and amounts no less favorable than those in effect on the date of the merger agreement. However, GE will not be required to pay an annual premium for such insurance that exceeds 200% of the annual premium that we currently pay for such insurance.

        Voting Agreement.    Pursuant to a voting agreement, certain of our executive officers and persons and entities affiliated with them which own BHA common stock have agreed to vote their shares of BHA common stock in favor of the merger agreement. The voting agreement will terminate if the merger agreement terminates. At the close of business on the record date, 623,764 shares of BHA common stock, or approximately 10% of the outstanding shares of BHA common stock, were subject to the voting agreement.

Amendment of Our Rights Agreement

        In 1995, our board of directors adopted a stockholder rights plan under which it declared a distribution of one right for each outstanding share of BHA common stock. Each right entitled the holder to purchase one-tenth of a share of BHA common stock. The stockholder rights plan has the effect of making a tender offer or acquisition by a third party less attractive by making the acquisition more costly and difficult. The rights become exercisable only if a person or group acquires beneficial ownership of 20% or more of BHA common stock or commences a tender offer or exchange offer upon completion of which such person or group would beneficially own 20% or more of BHA common stock.

        UMB Bank, N.A., the rights agent under our stockholder rights plan, and BHA have amended the stockholder rights plan to exclude tender offers or acquisitions by a third party that are agreed to or approved by our board of directors from triggering the exercisability of the rights. In addition, the amendment specifically provides that neither GE nor Casey would be deemed an "acquiring person" for purposes of the stockholder rights plan and excluded the execution of the merger agreement, the voting agreement and the consummation of the merger from triggering the exercisability of rights under the stockholder rights plan.

Material United States Federal Income Tax Consequences of the Merger

        The following is a summary of the material U.S. federal income tax consequences to our stockholders whose BHA common stock is converted into cash in the merger. This summary is based on the current provisions of the Internal Revenue Code of 1986, as amended, or the "Code," applicable Treasury Regulations, rulings and pronouncements of the Internal Revenue Service, or the "IRS," reports of congressional committees, judicial decisions and current administrative rulings, all as in effect on the date of this proxy statement. Any of these authorities could be repealed, overruled or modified at any time, possibly with retroactive effect. Any such change could alter the tax consequences to our stockholders as described herein. No ruling from the IRS has been or will be sought with respect to any aspect of the transactions described herein, and there is no assurance that the IRS or a court would agree with the conclusions set forth in this discussion.

        This summary does not purport to be a complete analysis of all potential tax effects of the merger. For example, it does not consider the effect of any applicable state, local or foreign tax laws, or of any non-income tax laws. In addition, this discussion does not address the tax consequences of transactions effectuated prior to or after the merger (whether or not such transactions occur in connection with the merger), including any exercise of BHA stock options or the acquisition or disposition of shares of BHA common stock other than pursuant to the merger. In addition, it does not address all aspects of federal income taxation that may affect particular BHA stockholders in light of their particular circumstances, including: dealers in securities, insurance companies, foreign individuals and entities, financial institutions, tax-exempt entities, pension or other employment plans, real estate investment trusts, estates, trusts, regulated investment companies, stockholders holding BHA common stock as part of a "straddle," "hedge," or conversion transaction, stockholders holding shares through partnerships or pass-through entities, stockholders holding BHA common stock that constitutes qualified small business stock for purposes of Section 1202 of the Code, stockholders who are subject to the federal alternative minimum tax, or stockholders who acquired their BHA common stock pursuant to the exercise of a stock option or otherwise as compensation.

        The following summary also does not address consequences to holders of BHA stock options. The following summary assumes that our stockholders hold their BHA common stock as a "capital asset" (generally, property held for investment).

  Treatment of Holders of Common Stock

        The conversion of BHA common stock into the right to receive cash in the merger will be a taxable transaction. Generally, this means that our stockholders will recognize capital gain or loss equal to the difference between (1) the amount of cash such stockholder receives in the merger and (2) such stockholder's adjusted tax basis in the BHA common stock (which is usually such stockholder's original cost for the stock). For this purpose, our stockholders who acquired different blocks of BHA common stock at different times for different prices must calculate gain or loss separately for each identifiable block of BHA common stock surrendered in the exchange.

        This gain or loss will be long-term capital gain or loss if the holder has held the BHA common stock for more than one year as of the effective time of the merger and the holder holds the shares of BHA common stock as a "capital asset." Under current law, long-term capital gains of stockholders who are individuals, trusts and estates are subject to a maximum federal income tax rate of 15%, whereas the maximum federal income tax rate on ordinary income and short-term capital gains (that is, gain on capital assets held for not more than one year) of an individual is currently 35% (not taking into account any phase-out of tax benefits such as personal exemptions and certain itemized deductions). For corporations, capital gains and ordinary income are taxed at the same maximum rate of 35%. Capital losses are subject to limitations on deductibility for both corporations and individuals. Capital losses not offset by capital gains may be deducted against a non-corporate stockholder's ordinary income only up to a maximum annual amount of $3,000, and non-corporate stockholders may carry forward unused capital losses. A corporate stockholder can deduct capital losses only to the extent of capital gains; unused capital losses may be carried back three years and forward five years.

  Backup Withholding

        A stockholder may be subject to "backup withholding" with respect to certain "reportable payments," including taxable proceeds received in exchange for the stockholder's BHA common stock in the merger. The current backup withholding rate is 28%. Backup withholding will generally not apply, however, to a stockholder who is a U.S. citizen or U.S. resident for U.S. federal income tax purposes, and who furnishes the paying agent with a correct taxpayer identification number on Form W-9 or an acceptable substitute form (and who does not subsequently become subject to backup withholding) or who is otherwise exempt from backup withholding, such as a corporation. In addition, certain foreign persons such as certain nonresident aliens may establish an exemption from, or a reduced rate of, backup withholding by delivering the proper version of Form W-8 or an acceptable substitute form. Each stockholder and, if applicable, each other payee, should complete and sign the Form W-9 included with the letter of transmittal (or other applicable form such as a Form W-8) in order to provide the information and certification necessary to avoid the imposition of backup withholding, unless an exemption applies and is established in a manner satisfactory to the paying agent. Any amounts withheld from payments to a stockholder under the backup withholding rules generally will be allowed as a credit against such stockholder's U.S. federal income tax liability.

        This discussion is necessarily only a general discussion, and a wide variety of distinct circumstances of individual taxpayers may lead to federal income tax consequences different from those discussed above. Some of the broad types of such distinct individual circumstances may include:

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  being one of the particular types of stockholders identified above to which special rules may apply, such as stockholders that are insurance companies and tax-exempt organizations;

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  being a taxpayer for whom specific advance planning may be appropriate prior to the merger, in light of individual family, economic, or income circumstances; for example, a stockholder contemplating any of a variety of donative transfers of BHA common stock prior to the merger or a stockholder whose estimated tax payments may be affected by the receipt of cash in the merger; and

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  other particular federal income tax attributes, such as expiring net operating losses, capital loss carryforwards or excess charitable contributions.

  Treatment of Shares of BHA Common Stock Held of Record by the Employee Stock Ownership Plan and the BHA Group Holdings, Inc. 401(k) Profit Sharing Plan

        Any receipt by the Employee Stock Ownership Plan or the BHA Group Holdings, Inc. 401(k) Profit Sharing Plan of merger consideration will not cause a participant in or beneficiary of any such plan to recognize income until such merger consideration is distributed to such participant or beneficiary. The transfer of such merger consideration by either plan to a GE plan or an individual retirement plan will not, in and of itself, be taxable to the holder.

        STOCKHOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES TO THEM OF PARTICIPATING IN THE MERGER, INCLUDING THE APPLICABILITY OF ANY STATE, LOCAL OR FOREIGN TAX LAWS, CHANGES IN APPLICABLE TAX LAWS AND ANY PENDING OR PROPOSED LEGISLATION. THIS SUMMARY DOES NOT COVER POSSIBLY RELEVANT FEDERAL TAXES OTHER THAN INCOME TAXES, SUCH AS GIFT TAXES.

Regulatory Matters

        The merger is subject to review by the Antitrust Division of the U.S. Department of Justice and the Federal Trade Commission under the HSR Act. Under the HSR Act and the rules promulgated under the HSR Act, acquisitions of a certain size may not be consummated unless information has been furnished to these agencies and applicable waiting period requirements have been satisfied or early termination of the waiting period has been granted. The merger and the conversion of BHA common stock into the right to receive the cash merger consideration are subject to the provisions of the HSR Act. Under the HSR Act, the transaction cannot be consummated until the expiration or early termination of the waiting period following the filing of Hart-Scott-Rodino Notification and Report Forms by GE and BHA. Both GE and BHA have filed the required notification and report forms. The merger agreement provides that GE and BHA will use their reasonable best efforts to consummate the merger as promptly as practicable, including using their reasonable best efforts to obtain regulatory clearance.

        The merger is also subject to review by regulatory authorities in certain foreign jurisdictions. Both GE and BHA have made additional filings, as required by these foreign regulatory authorities. Under some of these regulations, the merger cannot be consummated until the applicable approvals or expiration or termination of any applicable waiting periods have been made or expired or terminated.

        At any time before or after the completion of the merger, notwithstanding that the applicable waiting period has ended or approval has been granted, any state could take action to enjoin the merger under the antitrust laws as it deems necessary or desirable in the public interest or any private party could seek to enjoin the merger on anti-competitive grounds. We cannot assure you that a challenge to the merger will not be made or that, if a challenge is made, that we will prevail.

Certain Effects of the Merger

        If the merger is consummated, our stockholders will no longer have any interest in, and will not be stockholders of, BHA. At the effective time of the merger, BHA will become a wholly owned subsidiary of GE, and BHA stockholders will no longer benefit from any of BHA's future earnings or growth or from any increases in BHA's value and will no longer bear the risk of any decreases in BHA's value. Instead, at the effective time of the merger, the BHA common stock (other than the shares held by stockholders who perfect their appraisal rights or shares held of record by GE, Casey and their affiliates) will be converted into and become only the right to receive the cash merger consideration.

        Following consummation of the merger, BHA common stock will be delisted from the Nasdaq National Market and will be deregistered under the Securities Exchange Act of 1934, as amended.

        The directors of BHA immediately prior to the effective time of the merger will resign and the directors of Casey immediately prior to the effective time of the merger will be the initial directors of the surviving corporation and will serve until their resignation, removal or their successors are duly elected or appointed and qualified. The officers of BHA immediately prior to the effective time of the merger will be the initial officers of the surviving corporation until their resignation or removal or their successors are duly elected or appointed and qualified.

Conduct of Our Business if the Merger is Not Consummated

        If the merger is not consummated, our board of directors expects that our business will be operated in a manner substantially the same as currently operated.

APPRAISAL RIGHTS

        Stockholders who do not vote in favor of the adoption of the merger agreement and who properly demand appraisal of their shares of BHA common stock will be entitled to appraisal rights under Section 262 of the Delaware General Corporation Law. Such stockholders will have their shares appraised and receive "fair value" of such shares in cash (as determined by the Delaware Court of Chancery) in lieu of the consideration that such stockholder would otherwise be entitled to receive under the merger agreement in connection with the merger.

        The following is a brief summary of Section 262, which explains the procedures for dissenting from the merger and demanding statutory appraisal rights. Failure to follow the procedures described in Section 262 precisely could result in the loss of appraisal rights. This proxy statement constitutes notice to holders of BHA common stock concerning the availability of appraisal rights under Section 262. A stockholder of record wishing to assert appraisal rights must hold the shares of stock on the date of making a demand for appraisal rights with respect to such shares and must continuously hold such shares through the effective time of the merger.

        THE DISCUSSION BELOW IS NOT A COMPLETE SUMMARY REGARDING YOUR APPRAISAL RIGHTS. YOU ARE URGED TO READ THE FULL TEXT OF SECTION 262 WHICH IS ATTACHED TO THIS PROXY STATEMENT AS ANNEX D. ALL REFERENCES IN SECTION 262 AND IN THIS SUMMARY TO A "STOCKHOLDER" ARE TO THE RECORD HOLDER OF SHARES OF BHA COMMON STOCK BY OR AS TO WHOM APPRAISAL RIGHTS ARE ASSERTED. A PERSON HAVING A BENEFICIAL INTEREST IN SHARES OF BHA COMMON STOCK HELD OF RECORD IN THE NAME OF ANOTHER PERSON, SUCH AS A BROKER OR NOMINEE, MUST ACT PROMPTLY TO CAUSE THE RECORD HOLDER TO FOLLOW THE STEPS SUMMARIZED BELOW AND IN A TIMELY MANNER TO PERFECT APPRAISAL RIGHTS.

        Stockholders who desire to exercise their appraisal rights must satisfy all of the conditions of Section 262. Those conditions include the following:

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  Stockholders electing to exercise appraisal rights must not vote "for" the adoption of the merger agreement. Because a submitted proxy not marked "against" or "abstain" will be voted "for" the proposal to adopt the merger agreement, the submission of a proxy not marked "against" or "abstain" will result in the waiver of appraisal rights. Failure to submit a proxy, vote using the Internet or by telephone or vote in person will not constitute a waiver of your appraisal rights.

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  A written demand for appraisal of shares must be filed with BHA before the taking of the vote on the merger agreement at the Special Meeting on                        , August     , 2004. The written demand for appraisal should specify the stockholder's name and mailing address, and that the stockholder is thereby demanding appraisal of his or her BHA common stock. The written demand for appraisal of shares is in addition to and separate from a vote against the merger agreement or an abstention from such vote.

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  A demand for appraisal should be executed by or for the stockholder of record, fully and correctly, as such stockholder's name appears on the share certificate. If the shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, this demand must be executed by or for the fiduciary. If the shares are owned by or for more than one person, as in a joint tenancy or tenancy in common, such demand should be executed by or for all joint owners. An authorized agent, including an agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record. However, the agent must identify the record owner and expressly disclose the fact that, in exercising the demand, he is acting as agent for the record owner. A person having a beneficial interest in BHA common stock held of record in the name of another person, such as a broker or nominee, must act promptly to cause the record holder to follow the steps summarized in a timely manner to perfect whatever appraisal rights the beneficial owners may have.

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  A stockholder who elects to exercise appraisal rights should mail or deliver his, her or its written demand to BHA Group Holdings, Inc. at 8800 East 63rd Street, Kansas City, Missouri 64133, Attention: Secretary.

        Within ten days after the effective time of the merger, we must provide notice of the effective time of the merger to all of our stockholders who have complied with Section 262 and have not voted for the merger.

        Within 120 days after the effective time of the merger (but not thereafter), any stockholder who has satisfied the requirements of Section 262 may deliver to us a written demand for a statement listing the aggregate number of shares not voted in favor of the merger and with respect to which demands for appraisal have been timely received and the aggregate number of holders of such shares. BHA, as the surviving corporation in the merger, must mail such written statement to the stockholder within 10 days after the stockholders' request is received by BHA or within 10 days after the latest date for delivery of a demand for appraisal under Section 262, whichever is later.

        Within 120 days after the effective time of the merger (but not thereafter), either BHA or any stockholder who has complied with the required conditions of Section 262 and who is otherwise entitled to appraisal rights may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares of BHA common stock of stockholders entitled to appraisal rights. We have no intention to file such a petition if demand for appraisal is made. Therefore, it will be the obligation of the stockholders wishing to assert appraisal rights to institute all necessary action to perfect their appraisal rights within the time prescribed in Section 262.

        Upon the filing of any petition by a stockholder in accordance with Section 262, service of a copy must be made upon us, and we must, within 20 days after service, file in the office of the Register in Chancery in which the petition was filed, a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by us. If a petition is filed by us, the petition must be accompanied by the verified list. The Register in Chancery, if so ordered by the court, will give notice of the time and place fixed for the hearing of such petition by registered or certified mail to us and to the stockholders shown on the list at the addresses therein stated, and notice will also be given by publishing a notice at least one week before the day of the hearing in a newspaper of general circulation published in the City of Wilmington, Delaware, or such publication as the court deems advisable. The forms of the notices by mail and by publication must be approved by the court, and we must bear the costs thereof. The Delaware Court of Chancery may require the stockholders who have demanded an appraisal for their shares (and who hold stock represented by certificates) to submit their stock certificates to the Register in Chancery for notation of the pendency of the appraisal proceedings and the Delaware Court of Chancery may dismiss the proceedings as to any stockholder that fails to comply with such direction.

        If a petition for an appraisal is filed in a timely fashion, after a hearing on the petition, the court will determine which stockholders have complied with Section 262 and are entitled to appraisal rights and will appraise the shares owned by these stockholders, determining the fair value of such shares, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest to be paid, if any, upon the amount determined to be the fair value.

        Stockholders considering seeking appraisal of their shares of BHA common stock should note that the fair value of their shares determined under Section 262 could be more, the same or less than the consideration they would receive pursuant to the merger agreement if they did not seek appraisal of their shares and that investment banking opinions as to the fairness of the merger consideration from a financial point of view are not necessarily opinions as to the fair value of such shares under Section 262. The Delaware Supreme Court has stated that "proof of value by any techniques or methods that are generally considered acceptable in the financial community and otherwise admissible in court" should be considered in appraisal proceedings. In addition, Delaware courts have decided that a stockholder's statutory remedy may or may not be a dissenter's exclusive remedy, depending on the factual circumstances.

        The costs of the appraisal proceeding may be determined by the court and taxed against the parties as the court deems equitable under the circumstances. Upon application of a dissenting stockholder, the court may order that all or a portion of the expenses incurred by any dissenting stockholder in connection with the appraisal proceeding, including reasonable attorneys' fees and the fees and expenses of experts, be charged pro rata against the value of all shares entitled to appraisal. In the absence of a determination or assessment, each party bears his, her or its own expenses.

        Any stockholder who has duly demanded appraisal in compliance with Section 262 will not, after the effective time of the merger, be entitled to vote for any purpose the shares subject to demand or to receive payment of dividends or other distributions on such shares, except for dividends or distributions payable to stockholders of record at a date prior to the effective time of the merger.

        At any time within 60 days after the effective time of the merger, any stockholder will have the right to withdraw his demand for appraisal and to accept the terms offered in the merger agreement. After this period, a stockholder may withdraw his, her or its demand for appraisal and receive payment for his, her or its shares as provided in the merger agreement only with our consent. If no petition for appraisal is filed with the court within 120 days after the effective time of the merger, stockholders' rights to appraisal (if available) will cease. Because we have no obligation to file such a petition, any stockholder who desires a petition to be filed is advised to file it on a timely basis. No petition timely filed in the court demanding appraisal may be dismissed as to any stockholder without the approval of the court, which approval may be conditioned upon such terms as the court deems just.

        Failure by any stockholder to comply fully with the procedures described above and set forth in Annex E to this proxy statement may result in termination of such stockholder's appraisal rights. In view of the complexity of exercising your appraisal rights under Delaware law, if you are considering exercising these rights you should consult with your legal counsel.

THE MERGER AGREEMENT

        The following description summarizes the material provisions of the merger agreement. This summary does not purport to be complete. The merger agreement is attached as Annex A to this proxy statement. We encourage you to read the merger agreement and the other annexes carefully and in their entirety.

Structure of the Merger

        Subject to the terms and conditions of the merger agreement, at the effective time of the merger, Casey, a wholly owned subsidiary of GE and a party to the merger agreement, will merge with and into BHA. BHA will continue as the surviving corporation and a wholly owned subsidiary of GE.

Merger Consideration

        Upon completion of the merger, each issued and outstanding share of BHA common stock and the associated rights attached to such shares, other than shares held of record by stockholders who perfect their appraisal rights and GE, Casey and their respective affiliates, will be automatically converted into the right to receive $38.00 in cash, without interest. Upon completion of the merger, no shares of BHA common stock or the rights attached to such shares will remain outstanding, and all such shares and rights will automatically be canceled and will cease to exist. Therefore, at the effective time of the merger, holders of BHA common stock will have no rights with respect to those shares or the rights attached to such shares except for the right to surrender the share certificates for merger consideration.

Conversion of Shares; Procedures for Exchange of Certificates

        Your right to receive $38.00 per share of BHA common stock (and the rights attached to such shares), in cash, without interest, will occur automatically upon completion of the merger. Prior to the effective time of the merger, GE will enter into an agreement with a bank or trust company selected by GE to act as paying agent under the merger agreement. GE will deposit with the paying agent cash in an amount sufficient to enable the paying agent to pay the aggregate merger consideration to the holders of shares of BHA common stock.

        No later than five calendar days after the effective time of the merger, the paying agent will mail to each record holder of BHA common stock, other than GE, Casey and their affiliates and stockholders who perfected their appraisal rights, a letter of transmittal and instructions for surrendering certificates in exchange for the merger consideration. No stockholder should surrender any certificates until the stockholder receives the letter of transmittal and other materials for such surrender. Upon surrender of a stock certificate for cancellation to the paying agent, together with a duly executed letter of transmittal, the holder of such certificate will be entitled to receive the merger consideration into which the number of shares of BHA common stock previously represented by such stock certificate(s) shall have been converted pursuant to the merger agreement, without any interest thereon. The certificates so surrendered will be canceled.

        In the event of a transfer of ownership of shares of BHA common stock which was not registered in our transfer records, payment may be made with respect to such shares to the transferee if the stock certificate representing such shares is presented to the paying agent, accompanied by all documents reasonably required by the paying agent to evidence such transfer and to evidence that any applicable taxes relating to such transfer have been paid.

        If your stock certificate has been lost, stolen or destroyed, the paying agent will deliver to you the applicable merger consideration for the shares of BHA common stock represented by that certificate if:

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  you make an affidavit claiming such certificate has been lost, stolen or destroyed; and

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  you agree to indemnify the surviving corporation against any claim that may be made against it with respect to the certificate, and, if requested by the surviving corporation, you post a bond in a reasonable amount as indemnity against any claim that may be made with respect to that certificate against the surviving corporation.

        Stockholders should not send their certificates now and should send them only pursuant to instructions set forth in the letters of transmittal mailed to stockholders promptly after the effective time of the merger. In all cases, the merger consideration will be provided only in accordance with the procedures set forth in this proxy statement and such letters of transmittal.

        Six months after the effective time of the merger, the paying agent will deliver to GE any funds made available to the paying agent which have not been disbursed to holders of BHA stock certificates. Any holders of such certificates who have not complied with the above-described procedures to receive payment of the merger consideration during such six month period may thereafter look only to the surviving corporation for payment of the merger consideration to which they are entitled.

        The cash paid to you upon conversion of your shares of BHA common stock will be issued in full satisfaction of all rights relating to the shares of BHA common stock.

Effect on BHA Stock Options

        Each option to purchase BHA common stock outstanding at the effective time of the merger, whether or not then vested or exercisable, will be canceled. In consideration of such cancellation, GE will pay to the holder of each such canceled stock option, as soon as practicable after the effective time of the merger, a cash payment equal to the product of (1) the excess of the merger consideration over the per share exercise price of each stock option, multiplied by (2) the aggregate number of shares of BHA common stock then subject to such stock option, whether or not then vested or exercisable (without interest and subject to any applicable withholding taxes). GE will make the cash payments as soon after the effective time of the merger as shall be practical.

Effect on BHA Group Holdings, Inc. Amended and Restated Employee Stock Ownership Plan

        Most of our employees have a beneficial interest in shares of our common stock held of record by the trustee of the BHA Group Holdings, Inc. Amended and Restated Employee Stock Ownership Plan, or the "Employee Stock Ownership Plan." At the beginning of each fiscal year, our board of directors determines the number of shares to be allocated to the Employee Stock Ownership Plan. Each participant of such plan has the right to direct the trustee on how to vote such participant's shares of BHA common stock with respect to the adoption of the merger agreement. The participants will be instructed by BHA on how to direct the trustee to vote on their behalf.

        On the effective date of the merger, the shares of our common stock held in the Employee Stock Ownership Plan will become nonforfeitable. Each participant or beneficiary will receive $38.00 in cash, without interest and subject to any applicable withholding taxes, in exchange for each share of BHA common stock owned through the Employee Stock Ownership Plan. Such merger consideration will be transferred to a GE plan, an individual retirement plan or paid in cash to the participant or beneficiary, at the option of the participant or beneficiary. Plan participants and beneficiaries will not recognize income attributable to the merger consideration until such merger consideration is distributed to the participant or the beneficiary.

Effect on BHA Group Holdings, Inc. 401(k) Profit Sharing Plan

        Each participant of the BHA Group Holdings, Inc. 401(k) Profit Sharing Plan has the right to direct the trustee on how to vote such participant's shares of BHA common stock with respect to the adoption of the merger agreement. The participants will be instructed by BHA on how to direct the trustee to vote on their behalf. The BHA Group Holdings, Inc. 401(k) Profit Sharing Plan will be terminated immediately prior to the effective time of the merger.

        On the effective date of the merger, the shares of our common stock held in the BHA Group Holdings, Inc. 401(k) Profit Sharing Plan will become fully vested and nonforfeitable. Each participant or beneficiary will receive $38.00 in cash, without interest and subject to any applicable withholding taxes, in exchange for each share of BHA common stock owned through the BHA Group Holdings, Inc. 401(k) Profit Sharing Plan. Such merger consideration will be transferred to a GE plan, an individual retirement plan or paid in cash to the participant or beneficiary, at the option of the participant or beneficiary. Plan participants and beneficiaries will not recognize income attributable to the merger consideration until such merger consideration is distributed to the participant or the beneficiary.

Effective Time of the Merger

        The merger will become effective upon the filing of a certificate of merger with the Secretary of State of the State of Delaware or such later time as is agreed upon by GE and BHA and specified in the certificate of merger. The filing of the certificate of merger will occur on the closing date as soon as practicable after the satisfaction or waiver of the conditions set forth in the merger agreement. These conditions are described below under "—Conditions to the Merger."

Certificate of Incorporation and Bylaws

        The merger agreement provides that the certificate of incorporation of the surviving corporation will read in its entirety as set forth in Exhibit A to the merger agreement and will be the certificate of incorporation of the surviving corporation until changed or amended. The merger agreement further provides that the bylaws of Casey, as in effect immediately prior to the completion of the merger, will be the bylaws of the surviving corporation until changed or amended.

Directors and Officers of the Surviving Corporation

        Directors.    The directors of BHA immediately prior to the effective time of the merger will resign and the directors of Casey immediately prior to the effective time of the merger will be the initial directors of the surviving corporation and will serve until their resignation, removal or their successors are duly elected or appointed and qualified.

        Officers.    The officers of BHA immediately prior to the effective time of the merger will be the initial officers of the surviving corporation until their resignation, removal or their successors are duly elected or appointed and qualified.

Representations and Warranties

        The merger agreement contains representations and warranties of each party to the agreement. None of the representations or warranties in the merger agreement shall survive the effective time of the merger.

        The merger agreement contains customary representations and warranties of BHA relating to, among other things:

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  our organization, good standing and corporate power;

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  our capital structure;

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  our subsidiaries;

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  our authorization, execution, delivery, performance and the enforceability of the merger agreement and our board of directors' approval of the merger;

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  our compliance with applicable laws and possession of requisite licenses, permits and registrations, including disclosure regarding business conducted with third parties located in Cuba, Myanmar (Burma), Iran, Iraq, North Korea, Libya and Sudan;

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  the absence of violations, conflicts and consents;

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  required consents, approvals, orders and authorizations of third parties and governmental authorities relating to the merger;

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  our documents filed with the SEC and the absence of undisclosed liabilities;

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  our financial statements;

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  the absence of certain changes or events;

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  our material contracts, debt instruments and other contractual commitments, obligations and liabilities;

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  the accuracy of information in this proxy statement;

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  our legal proceedings and litigation;

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  our employee benefit plans and agreements, ERISA compliance, excess parachute payments and labor organizations;

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  our intellectual property;

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  our stockholder vote required to adopt the merger agreement;

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  our brokers' fees and expenses;

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  transactions with our affiliates;

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  amendments to our stockholder rights agreement;

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  title to our properties;

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  our material insurance policies, material claims, liabilities and obligations and warranties;

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  the opinions of our financial advisors;

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  our tax matters;

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  our environmental matters; and

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  state takeover statutes.

        In addition, the merger agreement contains representations and warranties of GE and Casey as to, among other things:

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  their organization, good standing and corporate power;

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  their authorization, execution, delivery, performance and the enforceability of the merger agreement;

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  the absence of violations, conflicts and consents;

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  required consents, approvals, orders and authorizations of third parties and governmental authorities relating to the merger; and

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  GE's financial capacity to consummate the transactions contemplated by the merger agreement.

        The representations and warranties in the merger agreement are complex and not easily summarized. We encourage you to read carefully and in their entirety the sections of the merger agreement entitled "Representations and Warranties of the Company" and "Representations and Warranties of Parent and Purchaser."

Covenants

  Conduct of Business by BHA

        We have agreed in the merger agreement that, from the date of the merger agreement until the effective time of the merger, unless GE otherwise consents in writing, we will, and we will cause our subsidiaries to, (1) carry on our business in the ordinary course consistent with past practice, (2) use reasonable best efforts to preserve intact our business organization, to keep available the services of our current officers and employees and to preserve our current relationships with customers, suppliers and other persons with whom we have business relations and (3) comply with all applicable laws.

        In addition, we agreed that, during the period prior to the effective time of the merger or the termination of the merger agreement, subject to specified exceptions set forth in the merger agreement, neither we nor any of our subsidiaries may, without GE's prior written consent, do or agree to do any of the following:

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  amend our certificate of incorporation or bylaws;

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  issue, sell, dispose of, pledge, otherwise encumber or grant any options for, any shares of our capital stock, or any rights, warrants or options to acquire any such shares or any stock appreciation rights, phantom stock plans or stock equivalents, other than the issuance of BHA common stock upon the exercise of options outstanding on the date of the merger agreement;

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  split, combine or reclassify any shares of our capital stock;

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  declare, set aside for payment or pay any dividend or other distribution in respect of our capital stock or purchase, redeem or otherwise acquire any shares of our capital stock or the capital stock of any of our subsidiaries, except that we may pay our regular annual dividend in an amount not to exceed $0.50 per share of BHA common stock;

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  incur or assume any indebtedness for borrowed money, guarantee the indebtedness of others or make any loans, advances (other than travel and similar advances to our employees in the ordinary course of business consistent with past practice) or investments in any other person or entity other than our subsidiaries, except that we can use our existing lines of credit in the ordinary course of business consistent with past practice;

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  increase the compensation of any of our directors, officers or employees or enter into, establish, amend, modify or terminate any employment, consulting, retention, change in control, collective bargaining, bonus or other incentive compensation, profit sharing, health or other welfare, stock option or other equity (or equity-based), pension, retirement, vacation, severance, deferred compensation or other compensation or benefit plan, policy, agreement, trust, fund or arrangement with, for or in respect of, any of our stockholders, directors, officers, other employees, consultants or affiliates, other than in the ordinary course of business consistent with past practice;

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  authorize, recommend, propose or enter into any agreement with respect to any plan of liquidation or dissolution, any acquisition of an amount of assets or securities in excess of $250,000, any sale, transfer, lease, license, pledge, mortgage, or other disposition or encumbrance of a material amount of assets or securities or any change in our capitalization, or any release or relinquishment of any of our material contract rights;

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  pay, loan or advance (other than the payment of compensation, directors' fees or reimbursement of expenses in the ordinary course of business consistent with past practice) any amount to, or sell, transfer or lease any properties or material assets (real, personal or mixed, tangible or intangible) to, or enter into any agreement with, any of our officers or directors or any affiliate or associate of any of our officers or directors;

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  merge or consolidate with any other entity or form or commence the operations of any business or any corporation, partnership, joint venture, business association or other business organization or division;

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  enter into, terminate or amend any material contract;

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  authorize or commit to make capital expenditures, except in the ordinary course of business consistent with past practice and not in excess of $1.0 million in the aggregate;

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  make any change in our accounting methods or accounting practices, except as required by GAAP or applicable law;

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  settle any action, suit, claim, investigation or proceeding in excess of $250,000; and

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  make or change any of our elections concerning our taxes and tax returns.

        The covenants in the merger agreement are complex and not easily summarized. We encourage you to read carefully and in its entirety the section of the merger agreement entitled "Conduct of Business by the Company."

No Solicitation of Transactions by BHA

        We have agreed, prior to the effective time of the merger or the termination of the merger agreement, to certain limitations on our ability to take action with respect to other proposed acquisition or merger transactions. Except as set forth below, we have agreed that we or our board of directors, as the case may be, will not, directly or indirectly:

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  solicit, initiate, knowingly encourage or otherwise knowingly facilitate (including by way of furnishing information) any inquiries or proposals with respect to or the making or submission of, any Takeover Proposal (as defined below);

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  participate in any discussions or negotiations with any third party regarding, or furnish to any third party any non-public information in connection with any Takeover Proposal;

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  withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to GE, our board of directors' recommendation that our stockholders adopt the merger agreement;

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  approve or recommend, or propose publicly to approve or recommend, any Takeover Proposal; or

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  allow, cause or authorize us or any of our subsidiaries to enter into any letter of intent, agreement in principle, memorandum of understanding, merger, acquisition, purchase or joint venture agreement or other agreement providing for or contemplating the completion of any Takeover Proposal.

        However, prior to the date our stockholders adopt the merger agreement:

  •
  our board of directors may have discussions with and furnish non-public information to a third party that has made an unsolicited, written Takeover Proposal that was made in circumstances not obtained in breach of the merger agreement if our board of directors determines in good faith that there is a reasonable likelihood that such Takeover Proposal will result in a Superior Proposal (as defined below) and with respect to which our board of directors determines in good faith, after considering applicable provisions of law and after consulting with outside counsel, that the failure to take such action would reasonably be expected to constitute a breach of its fiduciary duties to our stockholders, so long as (1) we deliver to GE all non-public information not previously provided to GE and (2) prior to furnishing non-public information to such third party, such third party enters into a customary confidentiality agreement with us that is no less favorable to us than our confidentiality agreement with GE; and

  •
  (1) our board of directors may withdraw or modify its recommendation that our stockholders adopt the merger agreement, or approve or recommend a Superior Proposal, if our board of directors determines in good faith, after considering applicable provisions of law and after consulting with outside counsel, that the failure to make such withdrawal, modification or recommendation would reasonably be expected to constitute a breach by our board of directors of its fiduciary duties to our stockholders and, (2) if our board of directors receives an unsolicited, bona fide written Takeover Proposal that was made in circumstances not involving a breach of the merger agreement and that our board of directors determines in good faith constitutes a Superior Proposal, our board of directors may, in response to such Superior Proposal, enter into a definitive agreement with respect to such Superior Proposal, so long as (x) two business days have passed following our delivery of a written notice to GE advising GE that our board of directors intends to enter into a definitive agreement with respect to such Superior Proposal and terminate the merger agreement and (y) during such two business day period, we negotiated or offered to negotiate in good faith with GE to make such adjustments in the merger agreement that would allow us to proceed with the transactions contemplated by the merger agreement and, after such two business day period, our board of directors again determined that the Takeover Proposal is a Superior Proposal; we may only enter into a definitive agreement with respect to a Superior Proposal if we concurrently terminate the merger agreement and pay a $8.0 million termination fee to GE as described below under "—Fees and Expenses" (the "Company Termination Right").

        Within 48 hours of receipt of an unsolicited Takeover Proposal, we must give GE oral and written notice of such Takeover Proposal. We must furnish GE with simultaneous copies of any non-public information that we provide to the third party that made such unsolicited Takeover Proposal. In addition, we have agreed to keep GE informed of all material developments in connection with any Takeover Proposal.

        Under the merger agreement, "Takeover Proposal" means any inquiry, proposal or offer from any third party (other than GE and its subsidiaries) relating to any:

  •
  direct or indirect acquisition (whether in a single transaction or a series of related transactions) of our assets and those of our subsidiaries having a fair market value equal to 15% or more of our consolidated assets or to which 15% or more of our revenues or earnings on a consolidated basis are attributable;

  •
  direct or indirect acquisition (whether in a single transaction or a series of related transactions) of 15% or more of our capital stock;

  •
  tender offer or exchange offer that, if consummated, would result in anyone beneficially owning 15% or more of our capital stock; or

  •
  merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving: (1) us or any of our subsidiaries or (2) any of our assets and those of our subsidiaries to which 15% or more of our revenues or earnings on a consolidated basis are attributable.

        Under the merger agreement, "Superior Proposal" means a bona fide written offer obtained not in breach of the merger agreement to acquire, directly or indirectly, for consideration consisting of cash and/or securities, all of our equity securities or all or substantially all of our assets and those of our subsidiaries on a consolidated basis made by a third party, which our board of directors determines reasonably and in good faith, after consultation with our financial advisors and outside counsel, taking into account all factors our board of directors deems relevant, including the estimated time required to consummate the offer, the party making the offer and the legal, financial, regulatory and other aspects of the offer, is reasonably capable of being completed and, if consummated, would result in a transaction that is more favorable to our stockholders from a financial point of view than the merger with GE.

Employee Benefits

        GE agreed in the merger agreement to cause BHA (as its wholly owned subsidiary after the merger) to maintain the employee benefit plans, other than the Employee Stock Ownership Plan, our profit sharing plan and other equity-based arrangements, provided by us prior to the effective time of the merger, or to replace all or any of such programs with programs maintained for similarly situated employees of GE in accordance with GE's standard policies and practices. GE also agreed that, to the extent a "welfare benefit plan" (as defined in Section 3(1) of ERISA) replaces a BHA "welfare benefit plan" which provides healthcare and related benefits (1) it will cause BHA (as its wholly owned subsidiary after the merger) to waive certain waiting periods, pre-existing condition exclusions and actively-at-work requirements for employees under any new employee benefit plan to the extent such provisions were inapplicable to any such individual under the plan that was replaced and (2) employees of BHA who become employees of the surviving corporation will also be provided credit for any eligible expenses paid under the prior plans for purposes of satisfying any applicable deductible, coinsurance and maximum out-of-pocket requirements under applicable new employee benefit plans to the extent the employee would have received credit for paying such expenses under the prior plans. If the merger is completed, BHA will become a wholly owned subsidiary of GE and will continue to be responsible for its employee benefits and compensation liabilities.

Other Covenants

        The merger agreement contains other covenants and agreements by BHA, GE and Casey, including those relating to:

  •
  the use of reasonable best efforts to take all actions necessary, proper and advisable to consummate the merger and the other transactions contemplated by the merger agreement as promptly as possible, including reasonable best efforts to obtain regulatory clearance;

  •
  notice of (1) the failure to satisfy the conditions to the merger, (2) certain communications from governmental authorities and (3) the breach of any representation or warranty contained in the merger agreement;

  •
  costs and expenses incurred in connection with the merger agreement;

  •
  public announcements, public statements and press releases;

  •
  preparation of this proxy statement and the meeting of our stockholders for considering and taking action with respect to the merger agreement;

  •
  the recommendation of our board of directors that our stockholders adopt the merger agreement;

  •
  amendments to the Employee Stock Ownership Plan and the BHA Group Holdings, Inc. 401(k) Profit Sharing Plan (if necessary) to provide that each participant of each plan has the right to direct the trustee on how to vote such participant's shares of BHA common stock with respect to the adoption of the merger agreement;

  •
  access to information and confidentiality;

  •
  indemnification and exculpation of our executive officers and directors and the maintenance of directors' and officers' liability insurance;

  •
  termination of the BHA Group Holdings, Inc. 401(k) Profit Sharing Plan;

  •
  resignations of our directors;

  •
  amendments of our stockholders rights agreement;

  •
  stockholder litigation; and

  •
  standstill and confidentiality agreements.

Conditions to the Merger

        Each of BHA's, GE's and Casey's obligations to complete the merger is subject to the satisfaction, at or prior to the effective time of the merger, of the following conditions:

  •
  the adoption of the merger agreement by our stockholders;

  •
  the expiration or termination of the waiting periods under the HSR Act, the expiration or termination of any applicable waiting periods under foreign antitrust laws and the receipt of any required foreign antitrust approvals;

  •
  no preliminary or permanent injunction or other order of any governmental authority shall have been issued and be in effect, and no provision of any applicable statute, rule, regulation, order or decree shall have been enacted or promulgated and be in effect that prohibits the consummation of the merger; and

  •
  there shall not be pending any action, investigation or proceeding by any governmental authority which makes illegal or, directly or indirectly, restrains or prohibits the consummation of the merger.

        GE's and Casey's obligations to complete the merger shall be further subject to the satisfaction or waiver at or prior to the effective time of the merger of the following conditions:

  •
  on or prior to the effective time of the merger, there must not have been any event, change or occurrence of any condition not covered by our representations and warranties that has had or would reasonably be expected to have a material adverse effect (as defined below) on us;

  •
  our representations and warranties must be true and correct as of the date of the merger agreement and as of the effective time of the merger, except as would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on us;

  •
  we must have performed in all material respects the obligations and complied in all material respects with the agreements and covenants under the merger agreement; and

  •
  we must have delivered to GE a certificate of our Chief Executive Officer, President or Chief Financial Officer certifying that these conditions have been satisfied.

        The merger agreement provides that a "material adverse effect" on us means any change or effect that, individually or in the aggregate with all other changes or effects, is or is reasonably likely to be materially adverse to our business, operations, properties, financial condition, assets or liabilities and of our subsidiaries, taken as a whole, other than those relating to (1) the economy or securities markets in general and not specifically relating to (or disproportionately affecting) us, or (2) to the announcement of the transactions contemplated by the merger agreement. The merger agreement also provides that a "material adverse effect" on us shall be deemed to have occurred if the applicable state of facts, change, development, circumstance, event or effect (or aggregation of state of facts, changes, developments, circumstances, events or effects) has resulted in or would reasonably be expected to result in reputational harm to our business, GE or any affiliate of GE of such seriousness and significance that a reasonable person in the position of GE would not proceed with the merger.

        Our obligation to complete the merger shall be further subject to satisfaction or waiver at or prior to the effective time of the merger of the following conditions:

  •
  GE's and Casey's representations and warranties must be true and correct as of the date of the merger agreement and as of the effective time of the merger, except as would not reasonably be expected to have, individually or in the aggregate, a GE material adverse effect (as defined below);

  •
  GE and Casey must have performed in all material respects the obligations and complied in all material respects with the agreements and covenants under the merger agreement; and

  •
  each of GE and Casey must have delivered to us a certificate of an authorized signatory, certifying that these conditions have been satisfied.

        The merger agreement provides that a "GE material adverse effect" means any change or effect that, individually or in the aggregate, would reasonably be expected to prevent or materially delay the ability of GE or Casey to consummate the merger.

Termination of the Merger Agreement

        The merger agreement may be terminated at any time prior to the closing of the merger:

  •
  by consent of GE, Casey and us;

  •
  by GE and Casey or us, if:

  –
  the merger is not completed by November 30, 2004 (unless such date is extended by us, GE and Casey), except that a party may not terminate the merger agreement if the failure of the merger to be completed by such date was primarily due to such party's failure to fulfill any obligation under the merger agreement;

  –
  our stockholders do not adopt the merger agreement by the required vote at a meeting of our stockholders duly convened or at any adjournment or postponement thereof;

  –
  any injunction, order, statute or regulation prohibiting the consummation of the merger shall be in effect and shall have become final and nonappealable (so long as the party so terminating used reasonable efforts to prevent the entry of and to remove such injunction, order, statute or regulation); and

  –
  we fail to provide the necessary certifications when due and as and in the form required under Sections 302 or 906 of the Sarbanes-Oxley Act of 2002;

  •
  by GE, if:

  –
  we materially breach or fail to perform any of our covenants or agreements, subject to our ability to cure such breach or failure within 30 days after written notice;

  –
  any of our representations or warranties shall have become untrue such that it would reasonably be expected to have, individually or in the aggregate, a material adverse effect on us, subject to our ability to cure such breach or failure within 30 days after written notice;

  –
  there is any event, change or occurrence of any condition not covered by our representations or warranties that had or would reasonably be expected to have a material adverse effect on us;

  –
  (1) our board of directors fails to recommend, or withdraws or modifies in a manner adverse to GE, its approval or recommendation of the merger agreement or the merger, or recommends, or enters into, or publicly announces its intention to enter into, an agreement or an agreement in principle with respect to a Superior Proposal (or shall have resolved to do any of the foregoing), (2) we materially breach our obligations with respect to Takeover Proposals, (3) our board of directors refuses to affirm its approval or recommendation of the merger agreement or the merger within ten business days of any written request from GE, (4) a competing tender or exchange offer constituting a Takeover Proposal is commenced and we do not send our stockholders a statement disclosing that our board of directors recommends rejection of such Takeover Proposal within ten business days, (5) our board of directors exempts any other person from the provisions of Section 203 of the Delaware General Corporation Law, (6) our board of directors exempts any other person under our stockholder rights agreement or (7) we or our board of directors publicly announces the intention to do any of the foregoing;

  •
  by us:

  –
  if GE or Casey breaches or fails to perform any of its covenants or agreements, or if any of GE's or Casey's representations or warranties become untrue, subject to certain materiality thresholds and its ability to cure such breach or failure within 30 days after written notice; and

  –
  prior to adoption of the merger agreement by our stockholders, in accordance with and pursuant to the Company Termination Right.

Fees and Expenses

        Pursuant to the merger agreement, whether or not the merger is consummated, all fees and expenses incurred in connection with the merger agreement shall be paid by the party incurring such fees or expenses. However, we must pay to GE an amount equal to $8.0 million in cash if the merger agreement is terminated because of any of the following:

  •
  our stockholders do not adopt the merger agreement by the required vote at a meeting of our stockholders duly convened or at any adjournment or postponement thereof;

  •
  prior to adoption of the merger agreement by our stockholders we exercise the Company Termination Right.

  •
  (1) our board of directors fails to recommend, or withdraws or modifies in a manner adverse to GE, its approval or recommendation of the merger agreement or the merger, or recommends, or enters into, or publicly announces its intention to enter into, an agreement or an agreement in principle with respect to a Superior Proposal (or shall have resolved to do any of the foregoing), (2) we materially breach our obligations with respect to Takeover Proposals, (3) our board of directors refuses to affirm its approval or recommendation of the merger agreement or the merger within ten business days of any written request from GE, (4) a competing tender or exchange offer constituting a Takeover Proposal is commenced and we do not send our stockholders a statement disclosing that our board of directors recommends rejection of such Takeover Proposal within ten business days, (5) our board of directors exempts any other person from the provisions of Section 203 of the Delaware General Corporation Law, (6) our board of directors exempts any other person under our rights agreement or (7) we or our board of directors publicly announces the intention to do any of the foregoing; or

  •
  the merger agreement is terminated because we fail to materially perform a covenant or agreement or our representations or warranties have become untrue and have, or would reasonably be expected to have, a material adverse effect on us, and at or prior to the time of such termination, a Takeover Proposal has been made known to us or publicly announced, and within one year following such termination, we enter into an agreement with respect to, or consummate, a Takeover Proposal with the party who made the original Takeover Proposal or an affiliate of such party (for purposes of this provision, references to 15% in the definition of Takeover Proposal shall be 50%).

Amendment or Waiver

        The merger agreement may be amended, at any time before or after adoption of the merger agreement by our stockholders, in writing if signed by all the parties. However, after adoption of the merger agreement by our stockholders, any amendment to the merger agreement that would alter or change the amount or type of consideration, alter or change any term of Casey's certificate of incorporation or alter or change any terms of the merger agreement that would result in an adverse effect to our stockholders, will not be effective unless approved by our stockholders. Any term or provision of the merger agreement may be waived in writing at any time by the party or parties entitled to the benefits thereof.

THE VOTING AGREEMENT

        On May 31, 2004, as an inducement to GE to enter into the merger agreement, GE entered into a voting agreement with certain of our executive officers and persons and entities affiliated with them pursuant to which these stockholders agreed to vote their shares of BHA common stock, which represented approximately 10% of the outstanding BHA common stock as of May 31, 2004, in favor of the merger and against any action that could impede the merger. A copy of the voting agreement is attached to this proxy statement as Annex B. We urge you to read the entire voting agreement carefully.

  Agreement to Vote for the Merger

        Pursuant to the voting agreement, certain of our executive officers and persons and entities affiliated with them agreed:

  •
  to vote all their shares in favor of:

  –
  the adoption, approval and consummation of the merger, the merger agreement and the other transactions contemplated by the merger agreement; and

  –
  any matter that could reasonably be expected to facilitate the merger.

  •
  to vote all their shares against:

  –
  any Takeover Proposal or Superior Proposal; and

  –
  any proposal (other than the merger agreement) that could reasonably be expected to:

  –
  result in any change in the directors of BHA, any change in the present capitalization of BHA or any amendment to BHA's certificate of incorporation or bylaws;

  –
  result in a breach of any covenant, representation or warranty or any other obligation or agreement of BHA under the merger agreement;

  –
  impair in any material respect the ability of BHA to perform its obligations under the merger agreement; or

  –
  otherwise prevent, materially delay or interfere with the consummation of the transactions contemplated by the merger agreement.

  •
  not to sell, transfer, tender, assign or otherwise dispose of, or offer, agree or consent to, or permit any transfer of any of, their shares or any interest therein or enter into any other arrangement with respect to the transfer of any of their shares or any interest therein;

  •
  not to enter into any voting arrangement, whether by proxy, voting trust agreement or otherwise, with respect to any of their shares;

  •
  not to create or permit to exist any additional security interest, lien, claim, pledge, option, right of first refusal, agreement, limitation on voting rights, charge or other encumbrance of any nature whatsoever with respect to any of their shares; and

  •
  except as permitted by the merger agreement, not to directly or indirectly, (1) solicit, initiate or encourage (including by way of furnishing information), any inquiries regarding, or the submission of, any proposal that could lead to a Takeover Proposal or Superior Proposal, (2) participate in any discussions or negotiations regarding, or furnish to any person any information or data with respect to, or take any other action knowingly to facilitate or otherwise cooperate in the making of any proposal that constitutes, or could reasonably be expected to lead to, any Takeover Proposal or Superior Proposal or (3) enter into any agreement with respect to any proposal for a Takeover Proposal or Superior Proposal or approve or resolve to approve any proposal for a Takeover Proposal or Superior Proposal.

  Irrevocable Proxy

        Each stockholder party to the voting agreement irrevocably granted and appointed GE and each of its designees as his, her or its proxy and attorney-in-fact to vote his, hers or its shares:

  •
  in favor of:

  –
  the adoption, approval and consummation of the merger, the merger agreement and the other transactions contemplated by the merger agreement; and

  –
  any matter that could reasonably be expected to facilitate the merger.

  •
  against:

  –
  any Takeover Proposal or Superior Proposal; and

  –
  any proposal (other than the merger agreement) that could reasonably be expected to:

  –
  result in any change in the directors of BHA, any change in the present capitalization of BHA or any amendment to BHA's certificate of incorporation or bylaws;

  –
  result in a breach of any covenant, representation or warranty or any other obligation or agreement of BHA under the merger agreement;

  –
  impair in any material respect the ability of BHA to perform its obligations under the merger agreement; or

  –
  otherwise prevent, materially delay or interfere with the consummation of the transactions contemplated by the merger agreement.

        No provision of the voting agreement limits or otherwise restricts any action any such stockholder is permitted to take in such stockholder's capacity as a director of BHA in accordance with such director's fiduciary duties pursuant to the merger agreement.

Termination.

        The voting agreement terminates (other than with respect to provisions relating to payment of expenses, assignment, amendments, liability for breach and the like) upon the earlier to occur of the effective time of the merger and the termination of the merger agreement.

SECURITIES OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        As of May 31, 2004, we had outstanding 6,284,621 shares of BHA common stock, each of which was entitled to vote. As of May 31, 2004, the trustee of the Employee Stock Ownership Plan was the registered holder of 707,929 shares of BHA common stock, 656,487 of which were vested in participant accounts. Participants in the Employee Stock Ownership Plan are entitled to vote both the vested and unvested shares of BHA common stock which are in their account. As of May 31, 2004, the trustee of the BHA Group Holdings, Inc. 401(k) Profit Sharing Plan was the registered holder of 43,126 shares of BHA common stock, 42,080.9948 of which were vested in participant accounts.

        The following table sets forth, as of May 31, 2004, certain information with respect to (1) each person known by us to own beneficially five percent (5%) or more of the outstanding shares of BHA common stock, (2) each of our directors, (3) each of our named executive officers, and (4) all of our directors, executive and senior officers as a group:

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)		Percent of Common Stock
Kern Capital Management LLC 114 West 47th Street, Suite 1926 New York, New York 10036	925,250	(2)	14.7%
Royce & Associates, Inc. 1414 Avenue of the Americas, 9th Floor New York, New York 10019-2578	832,289	(3)	13.2%
T. Rowe Price Associates 100 East Pratt Street, 7th Floor Baltimore, Maryland 21202-1090	656,000	(4)	10.4%
Lamson Rheinfrank, Jr. BHA Group Holdings, Inc. 8800 East 63rd Street Kansas City, Missouri 64133	503,741	(5)	7.9%
James E. Lund BHA Group Holdings, Inc. 8800 East 63rd Street Kansas City, Missouri 64133	216,839	(6)	3.4%
James J. Thome BHA Group Holdings, Inc. 8800 East 63rd Street Kansas City, Missouri 64133	181,748	(7)	2.9%
Thomas A. McDonnell DST Systems, Inc. 333 W. 11th Street, 5th Floor Kansas City, Missouri 64105	85,685	(8)	1.4%
James C. Shay BHA Group Holdings, Inc. 8800 East 63rd Street Kansas City, Missouri 64133	105,770	(9)	1.7%

Don H. Alexander Alexander & Associates, Inc. 408 Miami Kansas City, KS 66105	41,119	(10)	*
Robert B. O'Conor BHA Group, Inc. 8800 East 63rd Street Kansas City, MO 64133	29,428	(11)	*
Robert D. Freeland Havens Steel Company 7219 East 17th Street Kansas City, Missouri 64126	26,052	(12)	*
Robert J. Druten Hallmark Cards, Inc. 2501 McGee Kansas City, Missouri 64108	3,528	(13)	*
All directors, named executive and senior officers as a group (11 people) (14)	1,193,910		17.98%

*
Less than 1%

(1)
All information is as of May 31, 2004 and was determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, as amended, based upon information furnished by the persons listed or contained in filings made by them with the SEC. Unless otherwise indicated, beneficial ownership disclosed consists of sole voting power and sole dispositive power.

(2)
The following information regarding the voting and dispositive power with respect to the shares of BHA common stock was disclosed on a Schedule 13G (Amendment No. 2) filed with the SEC on February 6, 2004 by Kern Capital Management, LLC ("Kern Capital"), Robert E. Kern, Jr. ("R. Kern"), and David G. Kern ("D. Kern"). R. Kern and D. Kern are Principals and controlling members of Kern Capital which, as of May 31, 2004, beneficially owned and had sole voting and dispositive power with respect to 925,250 shares of BHA common stock. As Principals and controlling members of Kern Capital, R. Kern and D. Kern may be deemed to share the power to direct the vote or disposition of the shares of BHA common stock owned by Kern Capital but each expressly disclaims beneficial ownership of all such shares.

(3)
The following information regarding the voting and dispositive power with respect to the shares of BHA common stock was disclosed on a Schedule 13G (Amendment No. 12) filed with the SEC on January 27, 2004 by Royce & Associates, LLC ("Royce"). Royce, as of May 31, 2004, beneficially owned and had sole voting and dispositive power with respect to 832,289 shares of BHA common stock.

(4)
As of May 31, 2004, 55,400 shares of BHA common stock were held in managed accounts over which T. Rowe Price Associates, Inc., or Price Associates, has sole voting and sole dispositive power; 600,000 shares of BHA common stock were beneficially owned by T. Rowe Price Small-Cap Value Fund, over which Price Associates has sole voting power and sole dispositive power; and 600 shares of BHA common stock were beneficially owned by the T. Rowe Price Extended Equity Market Index Fund, over which Price Associates has sole voting power and sole dispositive power.

(5)
Consists of 23,763 shares of BHA common stock held by the Lamson Rheinfrank, Jr. Revocable Trust, of which Mr. Rheinfrank is a trustee and over which Mr. Rheinfrank has sole voting and dispositive power; 87,125 shares of BHA common stock held by the Lamson and Sally Rheinfrank Irrevocable Trust, dated January 1, 1990 over which Henson L. Jones, Jr. as Trustee has sole voting and dispositive power; 75,271 shares of BHA common stock held by his daughters (as to which shares he disclaims any beneficial interest), 26,000 shares of BHA common stock owned by the Sally L. Rheinfrank Revocable Trust (as to which shares he disclaims any beneficial interest) over which Sally L. Rheinfrank, as Trustee, has sole voting and dispositive power; 30,756 shares of BHA common stock held by the Rheinfrank Foundation, Inc., over which Mr. Rheinfrank as its President has sole voting and dispositive power; 187,548 shares of BHA common stock held by the Rheinfrank Family Limited Partnership, L.P. over which Henson L. Jones, as president of Rheinfrank Inc., the general partner of the Rheinfrank Family Limited Partnership L.P., has sole voting and dispositive power, options to purchase 64,800 shares of BHA common stock, which are exercisable within 60 days of May 31, 2004, and 8,478 shares of BHA common stock held of record by the trustee of the Employee Stock Ownership Plan for Mr. Rheinfrank. Mr. Rheinfrank is entitled to vote the shares of BHA common stock held by the Employee Stock Ownership Plan on behalf of Mr. Rheinfrank.

(6)
Consists of 106,022 shares of BHA common stock held of record by Mr. Lund, 5,058 shares of BHA common stock owned by Susan B. Lund Revocable Trust (as to which shares he disclaims any beneficial interest) over which Susan B. Lund, as Trustee, has sole voting and dispositive power, options to purchase 87,300 shares of BHA common stock, which are exercisable within 60 days of May 31, 2004, and 18,459 shares of BHA common stock held of record by the trustee of the Employee Stock Ownership Plan for Mr. Lund. Mr. Lund is entitled to vote the shares of BHA common stock held by the Employee Stock Ownership Plan on behalf of Mr. Lund.

(7)
Consists of 77,871 shares of BHA common stock held of record by Mr. Thome, options to purchase 87,300 shares of BHA common stock which are exercisable within 60 days of May 31, 2004, 16,293 shares of BHA common stock held of record by the trustee of the Employee Stock Ownership Plan for Mr. Thome and 284 shares of BHA common stock held in account under the BHA Group Holdings, Inc. 401(k) Profit Sharing Plan. Mr. Thome is entitled to vote the shares of BHA common stock held by the Employee Stock Ownership Plan and the BHA Group Holdings, Inc. 401(k) Profit Sharing Plan on behalf of Mr. Thome.

(8)
Consists of 78,725 shares of BHA common stock held of record by Mr. McDonnell and options to purchase 6,960 shares of BHA common stock, which are exercisable within 60 days of May 31, 2004.

(9)
Consists of 11,008 shares of BHA common stock held of record by Mr. Shay, options to purchase 88,482 shares of BHA common stock which are exercisable within 60 days of May 31, 2004, 4,589 shares of Common Stock held of record by the trustee of the Employee Stock Ownership Plan for Mr. Shay, and 1,691 shares held of record by the trustee of the BHA Group Holdings, Inc. 401(k) Profit Sharing Plan. Mr. Shay is entitled to vote the shares of BHA common stock held by the Employee Stock Ownership Plan and the BHA Group Holdings, Inc. 401(k) Profit Sharing Plan on behalf of Mr. Shay.

(10)
Consists of 34,159 shares of BHA common stock held of record by Mr. Alexander and options to purchase 6,960 shares of BHA common stock, which are exercisable within 60 days of May 31, 2004.

(11)
Consists of 18,785 shares of Common Stock held of record by Mr. O'Conor, options to purchase 2,000 shares of BHA common stock, which are exercisable within 60 days of May 31, 2004, 8,546 shares of BHA common stock held of record by the trustee of the Employee Stock Ownership Plan for Mr. O'Conor, and 97 shares held of record by the trustee of the BHA Group

  Holdings, Inc. 401(k) Profit Sharing Plan. Mr. O'Conor is entitled to vote the shares of BHA common stock held by the Employee Stock Ownership Plan and the BHA Group Holdings, Inc. 401(k) Profit Sharing Plan on behalf of Mr. O'Conor.

(12)
Consists of 19,092 shares of BHA common stock held of record by Mr. Freeland and options to purchase 6,960 shares of BHA common stock, which are exercisable within 60 days of May 31, 2004.

(13)
Consists of 528 shares of BHA common stock held of record by Mr. Druten and options to purchase 3,000 shares of BHA common stock, which are exercisable within 60 days of May 31, 2004.

(14)
Total beneficial ownership of all directors, named executives and senior officers as a group as reported is 1,193,910 shares of BHA common stock or 17.98% of shares of BHA common stock outstanding as of May 31, 2004. Excluding unexercised stock options, such directors, named executives and senior officers own 840,148 shares of BHA common stock or 13.36% of the BHA common stock outstanding as of May 31, 2004.

        In addition, as described above under "The Merger—Interests of Our Directors and Executive Officers in the Merger," immediately prior to the effective time of the merger, stock options held by our executive officers and directors, whether or not vested or exercisable at the effective time of the merger, like all other stock options held by our other employees, will be canceled and converted into the right to receive a cash payment equal to the excess of $38.00 over the exercise price of such stock option multiplied by the number of shares subject to such stock option.

MARKET FOR THE COMMON STOCK; DIVIDEND DATA

        Our common stock is quoted on the Nasdaq National Market under the ticker symbol "BHAG." This table shows, for the periods indicated, the high and low sales price per share for BHA common stock as reported by the Nasdaq National Market.

BHA Common Stock

	High	Low
Fiscal 2004
First Quarter	$25.99	$22.70
Second Quarter	$30.50	$25.15
Third Quarter (until , 2004)	$36.35	$30.00
Fiscal 2003
First Quarter	$17.98	$14.60
Second Quarter	$22.60	$15.66
Third Quarter	$24.26	$19.00
Fourth Quarter	$26.42	$18.90
Fiscal 2002
First Quarter	$15.75	$13.50
Second Quarter	$18.00	$14.95
Third Quarter	$18.85	$15.59
Fourth Quarter	$17.50	$12.60

        The high and low sales price per share for BHA common stock as reported by the Nasdaq National Market on                2004, the last trading day prior to the date of this proxy statement were $        and $        , respectively.

        On                        , 2004, our common stock was held of record by 458 stockholders.

        Prior to fiscal 2002, if we declared and paid dividends, we did so quarterly. During and after fiscal 2002, if we declared and paid dividends, we did so annually. In January 2003, we paid a dividend of $0.12 per share of BHA common stock and in December 2003, we paid a dividend of $0.50 per share of BHA common stock.

        Our policy with respect to dividends is that the determination to declare and pay dividends and, how much, is made in the discretion of our board of directors. In the past, our board of directors considered factors including our earnings, capital requirements and financial condition in such determination. Our ability to pay any future dividends is limited by the merger agreement to our regular annual dividend amount not to exceed $0.50 per share of BHA common stock.

OTHER MATTERS

        As of the date of this proxy statement, our board of directors is not aware of any matter to be presented for action at the Special Meeting, other than the matters set forth in this proxy statement. Should any other matter requiring a vote of stockholders arise, the proxies in the enclosed form of proxy confer upon the person or persons entitled to vote the shares represented by such proxies discretionary authority to vote the same in accordance with their best judgment.

Adjournments

        The Special Meeting may be adjourned or postponed without notice, other than by the announcement made at the Special Meeting, by approval of the holders of a majority of the shares of our common stock present, in person or by proxy, and entitled to vote at the Special Meeting, whether or not a quorum is present. We are soliciting proxies to grant the authority to vote in favor of adjournment or postponement of the Special Meeting. In particular, authority is expected to be exercised if the purpose of the adjournment or postponement is to provide additional time to further solicit votes in favor of adoption of the merger agreement. Our board of directors recommends that you vote "FOR" the proposal to grant the authority to vote your shares to adjourn or postpone the meeting.

Stockholder Proposals

        We will hold an Annual Meeting of Stockholders in 2005 only if the merger is not completed. Any of our stockholders who intend to present a proposal to be included in our proxy statement for action at our Annual Meeting of Stockholders scheduled to be held on February 22, 2005, must comply with and meet the requirements of Regulation 14a-8 of the Securities Exchange Act of 1934, as amended. That regulation requires, among other things, that a proposal to be included in our proxy statement for our annual meeting in 2005, must be received by us, at our corporate headquarters, 8800 East 63rd Street, Kansas City, Missouri 64133, by September 15, 2004. In addition, if a stockholder presents a matter for action at our next annual meeting without providing us with notice of such matter by November 26, 2004, stock represented at such meeting by proxies solicited by our board of directors may be voted in the discretion of such proxy holders against the matter proposed by such stockholder.

Where You Can Find More Information

        We and GE file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information that we and GE file with the SEC at the SEC public reference room at the following location: Public Reference Room, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. These SEC filings are also available to the public from commercial document retrieval services and, without charge, at the website maintained by the SEC at www.sec.gov. Reports, proxy statements and other information concerning us may also be inspected at the offices of the Nasdaq Stock Market at 1735 K Street, N.W., Washington, D.C. 20006.

        GE has supplied all information contained in this proxy statement relating to GE and Casey, and we have supplied all information relating to us.

        You should rely only on the information contained in this proxy statement. We have not authorized anyone to provide you with information that is different from what is contained in this proxy statement. This proxy statement is dated                    , 2004. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date. Neither the mailing of this proxy statement to stockholders nor the issuance of cash in the merger creates any implication to the contrary.

ANNEX A

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

GENERAL ELECTRIC COMPANY,

CASEY ACQUISITION COMPANY

AND

BHA GROUP HOLDINGS, INC.

Dated May 31, 2004

Article I	[INTENTIONALLY OMITTED]
Article II	THE MERGER	A-1
Article III	REPRESENTATIONS AND WARRANTIES OF THE COMPANY	A-4
Article IV	REPRESENTATIONS AND WARRANTIES OF PARENT AND PURCHASER	A-21
Section 4.1	Organization, Standing and Corporate Power	A-21
Section 4.2	Authority	A-21
Section 4.3	No Conflicts	A-21
Section 4.4	Consents; Approvals	A-21
Section 4.5	Information Supplied	A-22
Section 4.6	Financial Capacity	A-22

Article V	COVENANTS	A-22
Article VI	CONDITIONS	A-31
Section 6.1	Conditions to the Merger	A-31
Section 6.2	Conditions to Obligations of Parent and Purchaser	A-31
Section 6.3	Conditions to the Obligations of the Company	A-31
Section 6.4	Frustration of Closing Conditions	A-32
Article VII	TERMINATION, AMENDMENT AND WAIVER	A-32
Article VIII	DEFINITIONS; INTERPRETATION	A-34
Section 8.1	Definitions	A-34
Section 8.2	Interpretation	A-37
Article IX	GENERAL PROVISIONS	A-38
Section 9.1	Nonsurvival of Representations and Warranties	A-38
Section 9.2	Notices	A-38
Section 9.3	Severability	A-39
Section 9.4	Entire Agreement, Third Party Beneficiaries	A-39
Section 9.5	Governing Law	A-39
Section 9.6	Counterparts	A-39
Section 9.7	Assignment	A-39
Section 9.8	Specific Performance	A-39
Section 9.9	WAIVER OF JURY TRIAL	A-39

        AGREEMENT AND PLAN OF MERGER (this "Agreement") made and entered into as of this 31st day of May, 2004 by and among General Electric Company, a New York corporation ("Parent"), Casey Acquisition Company, a Delaware corporation which is wholly owned by Parent ("Purchaser"), and BHA Group Holdings, Inc., a Delaware corporation (the "Company").

        WHEREAS, the Boards of Directors of Purchaser and the Company have each determined that it is in the best interests of their respective stockholders for Parent to acquire the Company upon the terms and subject to the conditions set forth herein;

        WHEREAS, in furtherance of such acquisition, the Boards of Directors of Purchaser and the Company have each approved the merger (the "Merger") of Purchaser with and into the Company in accordance with the General Corporation Law of the State of Delaware (the "DGCL") upon the terms and subject to the conditions set forth herein; and

        WHEREAS, simultaneously with the execution and delivery of this Agreement and as a condition and inducement to the willingness of Parent to enter into this Agreement, Parent and certain stockholders of the Company are entering into a voting agreement (the "Voting Agreement") in the form attached as Exhibit B hereto, pursuant to which such stockholders have agreed to vote to approve the Merger upon the terms and subject to the conditions set forth in the Voting Agreement.

        NOW, THEREFORE, the parties hereto agree as follows:

ARTICLE I

[INTENTIONALLY OMITTED]

ARTICLE II

THE MERGER

        Section 2.1    Merger; Surviving Corporation.    In accordance with the provisions of this Agreement and the DGCL, at the Effective Time, Purchaser shall be merged with and into the Company, and the Company shall be the surviving corporation (hereinafter sometimes called the "Surviving Corporation") and shall continue its corporate existence under the laws of the State of Delaware. At the Effective Time the separate corporate existence of Purchaser shall cease. All properties, franchises and rights belonging to Purchaser and the Company, by virtue of the Merger and without further act or deed, shall be deemed to be vested in the Surviving Corporation, which shall thenceforth be responsible for all the liabilities and obligations of each of Purchaser and the Company.

        Section 2.2    Certificate of Incorporation.    The Company Certificate of Incorporation, as in effect immediately prior to the Effective Time, shall be amended and restated in the Merger to be in the form of Exhibit A attached hereto with an effective time as of the Effective Time and, as so amended and restated, at the Effective Time and without any further action on the part of the Company or Purchaser such certificate of incorporation shall be the certificate of incorporation of the Surviving Corporation until thereafter amended as provided therein or by applicable Law.

        Section 2.3    By-Laws.    At the Effective Time and without any further action on the part of the Company or Purchaser, the by-laws of Purchaser in effect immediately prior to the Effective Time shall be the by-laws of the Surviving Corporation until altered, amended or repealed as provided therein and in the certificate of incorporation of the Surviving Corporation.

        Section 2.4    Directors and Officers.    In accordance with Section 5.15, the directors of the Company immediately prior to the Effective Time shall submit their resignations to be effective as of the Effective Time. The directors of Purchaser immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the certificate of incorporation and by-laws of the Surviving Corporation, and the officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, in each case until the earlier of their resignation or removal or their respective successors are duly elected or appointed (as the case may be) and qualified.

        Section 2.5    Effective Time.    The Merger shall become effective at the time of filing of a certificate of merger (the "Certificate of Merger") with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the DGCL, or at such later time specified as the effective time in the Certificate of Merger, which Certificate of Merger shall be so filed as soon as practicable after the meeting of stockholders contemplated in Section 3.16 and the satisfaction or, if permissible, waiver of the conditions set forth in Article VI. The time when the Merger shall become effective is referred to herein as the "Effective Time." Prior to such filing, a closing shall be held at the offices of King & Spalding LLP, 1185 Avenue of Americas, New York, NY 10036, or such other place as shall be agreed to by the parties, for the purpose of confirming the satisfaction or waiver, as the case may be, of the conditions set forth in Article VI.

        Section 2.6    Conversion of Shares of Company Common Stock.    (a) Each share of common stock, par value $0.01 per share, of the Company (the "Company Common Stock") together with the associated rights attached thereto (the "Company Rights") issued pursuant to the Rights Agreement, issued and outstanding immediately prior to the Effective Time (other than shares to be canceled in accordance with Sections 2.6(b) and 2.6(c) and Appraisal Shares) shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into, exchanged for and represent the right to receive $38.00 per share of Company Common Stock (including the associated Company Right) in cash (the "Merger Consideration"), payable, without interest, to the holder of such share of Company Common Stock, upon surrender, in the manner described below, of the certificate that formerly evidenced such share of Company Common Stock.

        (b)   Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time which is then owned beneficially and of record by Parent or any of its Affiliates shall, by virtue of the Merger and without any action on the part of the holder thereof, be cancelled and retired and cease to exist, without any conversion thereof.

        (c)   Each share of Company Common Stock held in the treasury of the Company immediately prior to the Effective Time shall, by virtue of the Merger, be cancelled and retired and cease to exist, without any conversion thereof.

        (d)   Notwithstanding anything in this Section 2.6 to the contrary, shares of Company Common Stock which are issued and outstanding immediately prior to the Effective Time and which are held by any stockholders of the Company who have not voted such shares in favor of the Merger and who shall have properly exercised their rights of appraisal for such shares in the manner provided in Section 262 of the DGCL ("Appraisal Shares") shall not be converted into or be exchangeable for the right to receive the Merger Consideration, unless and until such holder shall have failed to perfect or shall have effectively waived, withdrawn or lost such right to appraisal under Section 262 of the DGCL. If such holder shall have so failed to perfect or shall have effectively waived, withdrawn or lost such right to appraisal under Section 262 of the DGCL, his shares of Company Common Stock shall thereupon be deemed to have been converted into and to have become exchangeable for, at the Effective Time, the right to receive the Merger Consideration, without any interest thereon. The Company shall give Parent prompt notice of any demands for appraisal of any shares of Company Common Stock (and shall also give Parent prompt notice of any withdrawals of such demands for appraisal rights), and Parent shall have the right to direct all negotiations and proceedings with respect to any such demands. Neither the Company nor the Surviving Corporation shall, except with the prior written consent of Parent, voluntarily make any payment with respect to, or settle or offer to settle, any such demand for appraisal rights. Stockholders of the Company who shall have perfected their right of appraisal and not waived, withdrawn or otherwise lost such right of appraisal, shall be entitled to receive payment of the appraised value of the shares of Company Common Stock held by them in accordance with the provisions of Section 262 of the DGCL.

        Section 2.7    Purchaser Common Stock.    Each share of Purchaser common stock issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of Purchaser or any holder thereof, be converted into and become one fully paid and nonassessable share of Surviving Corporation common stock. From and after the Effective Time, each outstanding certificate theretofore representing shares of Purchaser common stock shall be deemed for all purposes to evidence ownership of and to represent the number of shares of Surviving Corporation common stock into which such shares of Purchaser common stock shall have been converted. Promptly after the Effective Time, the Surviving Corporation shall issue to Parent a stock certificate or certificates representing shares of Surviving Corporation common stock in exchange for the certificate or certificates that formerly represented an equal number of shares of Purchaser common stock, which shall be surrendered by Parent and cancelled.

        Section 2.8    Surrender of Company Common Stock.    (a) Promptly after the Effective Time, Parent shall deposit, or cause to be deposited, with the Paying Agent for the benefit of the stockholders of the Company, such amount of cash as shall be payable in exchange for outstanding shares of Company Common Stock pursuant to Section 2.6 hereof upon surrender of the Certificates. Such funds shall be invested by the Paying Agent as directed by the Parent.

        (b)   As soon as practicable after the Effective Time, but in no event later than 5 calendar days after the Effective Time, the Paying Agent shall mail to each holder of record (other than to holders of Company Common Stock to be cancelled as set forth in Section 2.6(b) or 2.6(c) or Appraisal Shares) of a certificate or certificates that immediately prior to the Effective Time represented outstanding shares of Company Common Stock (the "Certificates") (i) a form letter of transmittal (which shall be in customary form and shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Paying Agent) and (ii) instructions for effecting the surrender of the Certificates in exchange for the Merger Consideration.

        (c)   Upon surrender of a Certificate for cancellation to the Paying Agent, together with such letter of transmittal, duly executed, and such other agreements as the Paying Agent shall reasonably request, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration (net of all applicable withholding taxes), and the Certificate so surrendered shall forthwith be cancelled. Until surrendered as contemplated by this Section 2.8(c), each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration with respect to the shares of Company Common Stock formerly represented thereby. No interest shall accrue or be paid on the Merger Consideration payable upon the surrender of any Certificate.

        (d)   Any amounts of cash delivered or made available to the Paying Agent pursuant to this Section 2.8 and not exchanged for Certificates within 6 months after the Effective Time pursuant to this Section 2.8 shall be returned by the Paying Agent to Parent. Thereafter, all holders of unsurrendered Certificates under this Article II shall be entitled to look to the Surviving Corporation (subject to abandoned property, escheat and other similar laws) only as general creditors thereof with respect to any Merger Consideration that may be payable upon due surrender of the Certificates held by them. Notwithstanding the foregoing, neither the Surviving Corporation nor the Paying Agent shall be liable to any holder of a share of Company Common Stock for any Merger Consideration delivered in respect of such share to a public official pursuant to any abandoned property, escheat or other similar Law.

        (e)   If any payment of the Merger Consideration is to be made to a Person other than that in which the Certificate surrendered is registered, it shall be a condition of payment that the Certificate so surrendered shall be properly endorsed or otherwise in proper form for transfer and that the Person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a Person other than the registered holder of the Certificate surrendered or establish to the satisfaction of the Surviving Corporation that such tax has been paid or is not applicable.

        (f)    After the Effective Time, there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates representing such shares are presented to the Surviving Corporation, they shall be cancelled and exchanged for the Merger Consideration as provided in this Article II.

        (g)   If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and indemnifying the Surviving Corporation against any claim that may be made against it with respect to such Certificate, which indemnification obligation, if reasonably requested by the Surviving Corporation, shall be secured by an indemnification bond, the Paying Agent shall issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration.

        Section 2.9    Company Stock Options.    (a)    Prior to the Effective Time the Company (i) shall take all actions necessary to cause all outstanding options to acquire Company Common Stock, including "phantom" stock options, whether or not vested (the "Company Stock Options"), to be cancelled at the Effective Time in exchange for a payment by Parent to each holder of such Company Stock Options in cash equal to (x) the excess, if any, of the Merger Consideration over the exercise price for the shares of Company Common Stock subject to such Company Stock Option multiplied by (y) number of shares of Company Common Stock for which such Company Stock Option shall not theretofore have been exercised, less all applicable deductions and withholdings with respect to such payment under the Code and the rules and regulations promulgated thereunder and under any provision of any applicable state, local or foreign tax law. Such cash payment shall be made as soon after the Effective Time as shall be practical.

        (b)   The Company shall take such steps as may be reasonably requested by any party hereto to cause dispositions of Company equity securities (including derivative securities) pursuant to the transactions contemplated by this Agreement by each individual who is a director or officer of the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act in accordance with that certain No-Action Letter dated January 12, 1999 issued by the SEC regarding such matters.

        Section 2.10    Adjustments.    If during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of Company Common Stock, or securities convertible or exchangeable into or exercisable for shares of Company Common Stock, shall occur by reason of any reclassification, recapitalization, stock split or combination, exchange or readjustment of shares of Company Common Stock, or any similar transaction, or any stock dividend thereon with a record date during such period, the Merger Consideration shall be appropriately adjusted to reflect such change.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

        The Company represents and warrants to the Parent and Purchaser (except as set forth in the written disclosure schedule (with specific reference to the particular section or subsection of this Agreement to which the information set forth in such disclosure schedule relates, except to the extent a matter is disclosed in such a way as to make its relevance to the information called for by another section or subsection readily apparent; for the avoidance of doubt, any matter included in such disclosure schedule shall not be deemed disclosed for purposes of the definition of Material Adverse

Effect to the extent that any additional or different state of facts, change, development, circumstance, event or effect occurs, or becomes known, relating directly or indirectly to such matter after the date of this Agreement) delivered by the Company to Parent and Purchaser in connection with the execution and delivery of this Agreement (the "Company Disclosure Schedule")) as follows:

        Section 3.1    Organization, Standing and Corporate Power.    The Company and each of its Subsidiaries is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is organized and has the requisite corporate power and authority to own, lease and operate its properties and assets and to conduct its business as presently conducted. Each of the Company and its Subsidiaries is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except for those jurisdictions in which the failure to be so qualified or licensed or to be in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect on the Company. The Company has made available to Parent true and complete copies of its certificate of incorporation, as amended, supplemented, modified or restated through the date of this Agreement (including any and all certificates of designations attached thereto, the "Company Certificate of Incorporation") and bylaws, as amended, supplemented, modified or restated through the date of this Agreement (including any and all amendments thereto the "Company Bylaws") and the certificate of incorporation and bylaws, or equivalent organizational documents, each as amended, supplemented, modified or restated through the date of this Agreement (or equivalent organizational documents) of each Subsidiary. The Company Certificate of Incorporation, the Company Bylaws and such other certificates of incorporation, bylaws or equivalent organizational documents for the Subsidiaries are in full force and effect, and neither the Company nor any Subsidiary is in violation of any provision of its certificate of incorporation, bylaws or equivalent organizational documents. The Company has made available to Parent and its representatives correct and complete copies of the minutes (or, in the case of minutes that have not yet been finalized, drafts thereof) of all meetings of stockholders, the Board of Directors of the Company and each committee of the Board of Directors of the Company and each of its Subsidiaries held since October 1, 2000 through the date of this Agreement.

        Section 3.2    Capital Structure.    The authorized capital stock of the Company consists of 20,000,000 shares of Company Common Stock. As of May 28, 2004 (i) 6,282,274 shares of Company Common Stock are issued and outstanding, all of which are validly issued, fully paid and nonassessable and free of preemptive rights, (ii) 2,789,848 shares of Company Common Stock are held in the treasury of the Company, (iii) 898,924 shares of Company Common Stock are subject to outstanding Company Stock Options and 320,877 additional shares of Company Common Stock are authorized and reserved for future issuance pursuant to the Company Stock Option Plan, and (iv) 278,985 shares of Company Common Stock are reserved for issuance in connection with the Company Rights issued pursuant to the Rights Agreement dated as of December 13, 1995, between the Company and Boatmen's Trust Company (as amended, the "Rights Agreement"). There are not any bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of Company Common Stock may vote ("Voting Company Debt"). Schedule 3.2(a) of the Company Disclosure Schedule sets forth a true and complete list of the outstanding Company Stock Options with the exercise prices thereof, the name of the holder thereof, the number of options that are vested and the number of Shares into which the outstanding Company Stock Options may be exercised. Except as set forth above or on Schedule 3.2(a) of the Company Disclosure Schedule, there are no options, warrants, convertible securities, subscriptions, stock appreciation rights, phantom stock plans or stock equivalents or other rights, agreements, arrangements or commitments (contingent or otherwise) of any character issued or authorized by the Company or any Subsidiary relating to the issued or unissued capital stock of the Company or any Subsidiary or obligating the Company or any Subsidiary to issue or sell any shares of capital stock of, or options, warrants, convertible or exchangeable securities, subscriptions or other equity interests in, the Company or any Subsidiary or any Voting Company Debt. All shares of Company Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable. Except as set forth on Schedule 3.2(a) of the Company Disclosure Schedule, there are no outstanding contractual obligations of the Company or any Subsidiary to repurchase, redeem or otherwise acquire any shares of Company Common Stock or any other capital stock of the Company or any Subsidiary or to pay any dividend or make any other distribution in respect thereof or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any Person.

        Section 3.3    Subsidiaries.    Schedule 3.3 of the Company Disclosure Schedule sets forth a true and complete list of each of the Company's Subsidiaries as of the date hereof. All the outstanding shares of capital stock of, or other equity interests in, each Subsidiary of the Company have been validly issued and are fully paid and nonassessable and are owned directly or indirectly by the Company or a Subsidiary, free and clear of all Encumbrances. Except for the capital stock or other ownership interests of its Subsidiaries and as disclosed on Schedule 3.3 of the Company Disclosure Schedule, as of the date hereof, the Company does not beneficially own directly or indirectly any capital stock, membership interest, partnership interest, joint venture interest or other equity interest in any Person.

        Section 3.4    Authority.    (a) The Company has the requisite corporate power and corporate authority to enter into this Agreement and to consummate the transactions contemplated hereby, subject to the receipt of the Company Stockholder Approval in connection with the Merger. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of the Company (including the unanimous approval of the Board of Directors of the Company), and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions contemplated by this Agreement (other than, with respect to the Merger, the approval and adoption of this Agreement and the Merger by the receipt of the Company Stockholder Approval and the filing and recordation of appropriate merger documents as required by the DGCL). This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by each of the other parties hereto, constitutes the legal, valid and binding obligation of the Company, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors' rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

        (b)   The Board of Directors of the Company, at a meeting duly called and held, has (w) determined that this Agreement, the Merger and the transactions contemplated hereby are fair to and in the best interests of the holders of Company Common Stock, (x) approved and adopted this Agreement, the Merger and the transactions contemplated hereby, (y) consented to the transactions contemplated hereby, including the Merger, for purposes of the Rights Agreement, and has acknowledged that the Rights Agreement shall not apply in connection with such transactions and (z) recommended that such stockholders approve and adopt this Agreement and the transactions contemplated hereby (the "Company Recommendation").

        Section 3.5    Compliance with Laws; Licenses, Permits and Registrations.    (a) Except as set forth on Schedule 3.5(a) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is in violation of, or has violated, any applicable provisions of any United States federal, state or local or any foreign statute, law, rule, regulation, ordinance, code, order, judgment or decree (including any Law relating to Export Control Requirements, improper payments and anti-boycotting) (a "Law"). Without limiting the generality of the foregoing, except as set forth on Schedule 3.5(a) of the Company Disclosure Schedule, none of the Company or its Subsidiaries is a party to any contract or bid with, or has conducted business with (directly or, to the Knowledge of the Company, indirectly), a third party located in Cuba, Myanmar (Burma), Iran, Iraq, North Korea, Libya or Sudan. Since October 1, 2001, neither the Company nor any of its Subsidiaries has made or has been ordered to make any payment in respect of Governmental Damages. Since October 1, 2001, neither the Company nor any of its Subsidiaries has received written notice that a Governmental Authority claimed or alleged that the Company or any of its Subsidiaries was not in compliance in a material respect with any Law applicable to the Company or any of its Subsidiaries, any of their material properties or other assets or any of their businesses or operations (including those Laws relating to Export Control Requirements, improper payments and anti-boycotting). For purposes of this Agreement, "Governmental Damages" means (i) any penalties or fines paid by the Company or any of is Subsidiaries to a Governmental Authority or (ii) any restitution paid by the Company or any of its Subsidiaries to a third party, in each case, resulting from the (x) conviction (including as a result of the entry of a guilty plea, a consent judgment or a plea of nolo contendre) of the Company or any of its Subsidiaries of a crime or (y) settlement with or payments to a Governmental Authority for the purpose of closing an investigation by a Governmental Authority for the purpose of imposing criminal sanctions on the Company or any of its Subsidiaries.

        (b)   Except as set forth on Schedule 3.5(b) of the Company Disclosure Schedule, each of the Company and its Subsidiaries has all permits, licenses, approvals, franchises, certificates, authorizations of and registrations with and under all Laws, and from all Governmental Authorities required by the Company and its Subsidiaries to carry on their respective businesses as now being conducted, including the manufacture and sale of their respective products (collectively, "Permits"), except where the failure to have any such Permits, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect on the Company. Since October 1, 2001, neither the Company nor any of its Subsidiaries has received written notice that a Governmental Authority was considering the amendment, termination, revocation or cancellation of any Permit. The Company and its Subsidiaries are (and since October 1, 2001 have been) in compliance in all material respects with the terms of all Permits. The consummation of the Merger, in and of itself, will not cause the revocation or cancellation of any Permit that is material to the Company and its Subsidiaries taken as a whole.

        Section 3.6    No Conflicts.    Except as set forth on Schedule 3.6 of the Company Disclosure Schedule, the execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby and compliance with the provisions hereof will not, conflict with, or result in any violation of or default under (with or without notice or lapse of time or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of a benefit under, or result in the creation of any Encumbrance upon any of the properties or assets of the Company or any of its Subsidiaries under (i) the organizational documents of the Company or any of its Subsidiaries, (ii) any loan or credit agreement, note, bond, mortgage, indenture, contract, lease or other agreement, commitment or obligation, instrument, permit, concession, franchise, license or similar authorization applicable to the Company or any of its Subsidiaries or their respective properties or assets or (iii) subject to the governmental filings and other matters referred to in Section 3.7, any Law applicable to the Company or any of its Subsidiaries or their respective properties or assets, other than, in the case of clauses (ii) and (iii), any such conflicts, violations, defaults, rights, losses or Encumbrances that, individually or in the aggregate, have not had and would not reasonably be expected to (x) have a Material Adverse Effect on the Company or (y) prevent or materially delay the consummation of the transactions contemplated by this Agreement.

        Section 3.7    Consents; Approvals.    Except as set forth on Schedule 3.7 of the Company Disclosure Schedule, no license, permit, consent, approval, order or authorization of, action by or in respect of, or registration, declaration or filing with, any Governmental Authority is required by or with respect to the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated by this Agreement, except for (i) the filing of a premerger notification and report form by the Company under the HSR Act and any applicable filings and approvals under Foreign Antitrust Laws; (ii) the filing with the SEC of the Proxy Statement and the filing of any reports under the Exchange Act and the rules of The Nasdaq National Market, as may be required in connection with this Agreement and the transactions contemplated by this Agreement; (iii) the filing of: (A) the Certificate of Merger with the Secretary of State of the State of Delaware, and (B) appropriate documents with the relevant authorities of other states in which the Company and its Subsidiaries are qualified to do business; and (iv) such other consents, approvals, orders or authorizations the failure of which to be made or obtained, individually or in the aggregate, have not had and would not reasonably be expected to (x) have a Material Adverse Effect on the Company, or (y) prevent or materially delay the consummation of the transactions contemplated by this Agreement.

        Section 3.8    Company SEC Documents.    (a)    The Company and each Subsidiary, as necessary, has filed all required reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated therein) with the SEC since September 30, 2002 (collectively, the "Company SEC Documents"). Except as set forth on Schedule 3.8 of the Company Disclosure Schedule, as of their respective dates, the Company SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, the Sarbanes-Oxley Act of 2002 (the "Sarbanes-Oxley Act") and the rules and regulations of the SEC promulgated thereunder applicable to such Company SEC Documents, and none of the Company SEC Documents when filed (or, if amended or superseded by a filing prior to the date of this Agreement, as of the date of such filing) contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. No investigation by the SEC with respect to the Company or any of its Subsidiaries is pending or, to the Knowledge of the Company, threatened. The principal executive officer of the Company and the principal financial officer of the Company (and each former principal executive officer of the Company and each former principal financial officer of the Company, as applicable) has made the certifications required by Sections 302 and 906 of the Sarbanes-Oxley Act and the rules and regulations of the SEC thereunder with respect to the Company SEC Documents, when applicable. For purposes of the preceding sentence, "principal executive officer" and "principal financial officer" shall have the meanings given to such terms in the Sarbanes-Oxley Act.

        (b)   The Company's principal executive officer and its principal financial officer have disclosed, based on their most recent evaluation, to the Company's auditors and the audit committee of the Board of Directors of the Company (i) all significant deficiencies in the design or operation of internal controls that could adversely affect the Company's ability to record, process, summarize and report financial data and have identified for the Company's auditors any material weaknesses in internal controls and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company's internal controls. The Company has established and maintains disclosure controls and procedures (as such term is defined in Rule 13a-15 under the Exchange Act); such disclosure controls and procedures are designed to ensure that material information relating to the Company, including its consolidated Subsidiaries, is made known to the Company's principal executive officer and its principal financial officer by others within those entities, particularly during the periods in which the periodic reports required under the Exchange Act are being prepared; and, to the Knowledge of the Company, such disclosure controls and procedures are effective in timely alerting the Company's principal executive officer and its principal financial officer to material information required to be included in the Company's periodic reports required under the Exchange Act.

        Section 3.9    Financial Statements.    Except as set forth on Schedule 3.9 of the Company Disclosure Schedule, the financial statements included in the Company SEC Documents, including any related notes thereto, comply as to form, as of their respective dates of filing with the SEC, in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto ("Accounting Rules"), have been prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the respective consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and their respective consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal recurring year-end audit adjustments and the absence of footnotes if applicable). Except (i) as reflected in the Company SEC Documents, (ii) for liabilities incurred in connection with this Agreement or the transactions contemplated by this Agreement or (iii) for liabilities incurred after March 31, 2004 in the ordinary course of business consistent with past practice, neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that would be required to be disclosed on a balance sheet of the Company and its consolidated Subsidiaries or the footnotes thereto prepared in accordance with GAAP which, individually or in the aggregate, have had or would reasonably be expected to have a Material Adverse Effect on the Company. The Company has made available to Parent a correct and complete summary of any such disclosure made by management of the Company to the Company's auditors and audit committee since October 1, 2002.

        Section 3.10    Absence of Certain Changes or Events.    Except as disclosed in the Company SEC Documents or on Schedule 3.10 of the Company Disclosure Schedule, since September 30, 2003, the Company and its Subsidiaries have conducted their respective businesses only in the ordinary course and consistent with prior practice and during such period there has not been:

        (a)   any event, change or occurrence of any condition that has had or would reasonably be expected to have a Material Adverse Effect on the Company;

        (b)   any declaration, setting aside or payment of any dividend or any other distribution with respect to any of the capital stock of the Company or any Subsidiary or any repurchase for value by the Company of any capital stock of the Company or any Subsidiary;

        (c)   any split, combination or reclassification of any capital stock of the Company or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of capital stock of the Company;

        (d)   any change in accounting methods, principles or practices employed by the Company, except as may have been required by a change in GAAP;

        (e)   (i) any granting by the Company or any Subsidiary to any director or officer of the Company or any Subsidiary of any increase in compensation, except in the ordinary course of business or as was required under employment agreements as of September 30, 2003 and included in the Company SEC Documents, (ii) any granting by the Company or any Subsidiary to any such director or officer any rights, warrants or options to acquire any capital stock or convertible securities or any stock appreciation rights or phantom stock, except in the ordinary course of business or as was required under agreements as of September 30, 2003 and included in the Company SEC Documents, (iii) any granting by the Company or any Subsidiary to any such director or officer of any increase in severance or termination pay, except as was required under any employment, severance or termination agreements as of September 30, 2003 and included in the Company SEC Documents or (iv) any entry by the Company or any Subsidiary into, or any amendment of, any employment, severance or termination agreement with any such director or officer; or

        (f)    any action of the type described in Section 5.1 which had such action been taken after the date of this Agreement would be in violation of any such Section.

        Without limiting the foregoing, since September 30, 2003, there has not occurred any damage, destruction or loss whether or not covered by insurances of any material asset of the Company or any of its Subsidiaries which materially affects the use thereof.

        Section 3.11    Contracts and Commitments.

        (a)   Except as set forth in the Company SEC Documents, Schedule 3.11(a) of the Company Disclosure Schedule sets forth a true, correct and complete list of the following contracts (written or oral) to which the Company or a Subsidiary is a party and under which the Company or any of its Subsidiaries has any rights or obligations, contingent or otherwise, (including every material amendment, modification or supplement to the foregoing): (i) any contract that would be required to be filed as an exhibit to a Registration Statement on Form S-1 under the Securities Act or an Annual Report on Form 10-K under the Exchange Act if such registration statement or report was filed by the Company with the SEC on the date hereof, (ii) partnership or joint venture agreements, (iii) any material contracts of employment or consultancy with employees or contracts with any non-employee representatives or agents, (iv) any contracts or agreements which limit or restrict the Company or any Subsidiary or any employee thereof from engaging in any business in any jurisdiction, (v) agreements for the purchase, sale or lease of any properties or assets (other than in the ordinary course of business), (vi) all bonds, debentures, notes, loans, credit or loan agreements or commitments, mortgages, indentures or guarantees or other agreements or contracts relating to the borrowing of money involving amounts in excess of $1 million, (vii) agreements with unions, independent contractor agreements requiring payments by the Company in excess of $1 million and leased or temporary employee agreements requiring payments by the Company in excess of $1 million, (viii) leases of any real or personal property involving annual rent of $1 million or more, (ix) any contract with any Governmental Authority, (x) license or royalty bearing contracts requiring payments by or to the Company in excess of $200,000 per year except off-the-shelf software, (xi) any contract providing for indemnification by the Company or any Subsidiary against any charge of infringement of Intellectual Property Rights, (xii) any contract with any director, officer or other Affiliate of the Company or any of the Subsidiaries, (xiii) any voting, "standstill" or similar agreement, (xiv) any contract requiring payment by or to the Company in excess of $1 million per year that is not terminable by the Company or its Subsidiaries on notice of 90 days or less, (xv) any contract granting a right of first refusal or first negotiation, (xvi) all other contracts, agreements or commitments involving payments made by or to the Company or a Subsidiary of $1.0 million or more including customer contracts and contracts with suppliers and (xvii) any commitment or agreement to enter into any of the foregoing (individually, a "Material Contract" and collectively, "Material Contracts"). Except for agreements or commitments disclosed in the Company SEC Documents or on Schedule 3.11(a) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to any agreement or commitment which is material to the business of the Company or any of its Subsidiaries. The Company has heretofore made available to Parent complete and correct copies of each Material Contract in existence as of the date hereof, together with any and all material amendments and supplements thereto and material "side letters" and similar documentation relating thereto. To the Company's Knowledge, except as set forth on Schedule 3.11(a) of the Company Disclosure Schedule, none of the contracts to which the Company or any of its Subsidiaries is a party, and no bid outstanding as of the date of this Agreement (if accepted or awarded), would result in a Loss Contract, in each case in the reasonable judgment of the Company's management as of the date of this Agreement. For purposes of this Agreement, "Loss Contract" means any contract with a total contract value in excess of $250,000 that, to the Knowledge of the Company, has a negative gross margin.

        (b)   Each Material Contract is valid, binding, in full force and effect and enforceable in accordance with its terms with respect to the Company and, to the Knowledge of the Company, with respect to each other party thereto, except, in each case, to the extent that enforcement of rights and remedies created by any Material Contracts are subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general application related to or affecting creditors' rights and to general equity principles. There are no existing defaults or breaches of the Company under any Material Contract and, to the Company's Knowledge, there are no such defaults with respect to any third party to any Material Contract. The Company has no Knowledge of any pending or threatened bankruptcy, insolvency or similar proceeding with respect to any party to any such agreements. Schedule 3.11(b) of the Company Disclosure Schedule identifies each Material Contract set forth therein that, to the Knowledge of the Company, requires the consent of or notice to the other party thereto to avoid any breach, default, or violation of such contract, agreement or other instrument in connection with the transactions contemplated by this Agreement.

        Section 3.12    Information Supplied.    The Proxy Statement and any other document filed with the SEC by the Company in connection with the Merger (including each amendment or supplement thereto) will not, at the time the Proxy Statement or other document, as the case may be, is filed with the SEC, on the date the Proxy Statement is first mailed to stockholders of the Company, at the Effective Time, or, unless promptly corrected, at any time during the pendency of the Company Stockholders' Meeting or at the time of the Company Stockholders' Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement and such other documents filed with the SEC will comply as to form and substance in all material respects with the requirements of the Exchange Act. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to information supplied by or on behalf of Parent or Purchaser for inclusion in the Proxy Statement.

        Section 3.13    Litigation.    Except as set forth in the Company SEC Documents or on Schedule 3.13 of the Company Disclosure Schedule, there is no suit, action, claim, grievance, investigation, indictment or information, or administrative, arbitration or other proceeding pending or, to the Knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries nor is there any judgment, decree, injunction, rule or order of any Governmental Authority or arbitrator outstanding against the Company or any of its Subsidiaries, including, in each case, in connection with an alleged violation of applicable Laws relating to (i) the export of goods and services to any foreign jurisdiction against which the United States or the United Nations maintains sanctions or export controls, including applicable regulations of the US Department of Commerce and the US Department of State ("Export Control Requirements"), or (ii) improper payments, including the Foreign Corrupt Practices Act.

        Section 3.14    Employee Benefits.    (a)(i) Schedule 3.14(a)(i) of the Company Disclosure Schedule sets forth a true, complete and correct list of (A) each "employee benefit plan" which is subject to the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and provides benefits to any current or former officer or employee of the Company or any Subsidiary, (B) each other plan, policy or agreement which provides compensation or benefits of any kind or description (whether in cash or in kind or in Company Common Stock or other securities) to any current or former officer, employee or director of the Company or any Subsidiary who performs or performed services for the Company or a Subsidiary primarily in the United States and under which the Company or any Subsidiary has any material liability (whether contingent or otherwise), and (C) any employment agreement, change in control agreement, severance agreement or consulting or similar agreement with any current or former officer, employee, director or other individual who provides or provided services to the Company or a Subsidiary primarily in the United States and under which the Company or any Subsidiary has any material liability (each a "U.S. Benefit Plan" and collectively the "U.S. Benefit Plans"). The Company has made available a true, complete and current copy of each U.S. Benefit Plan to Parent together with a copy of the most recent summary plan description which the Company was required to provide participants in accordance with ERISA and a copy of any trust agreement or insurance contract or other funding arrangement related to such plan.

            (ii)   Schedule 3.14(a)(ii) of the Company Disclosure Schedule sets forth a true, complete and correct list of (A) each "employee benefit plan" which is described in Section 3(3) of ERISA and provides benefits to any current or former officer or employee of the Company or any Subsidiary who provides or provided services to the Company or a Subsidiary primarily outside the United States, (B) each other plan, policy or agreement which provides compensation or benefits of any kind or description (whether in cash or in kind or in Company Common Stock or other securities) to any current or former officer, employee or director of the Company or any Subsidiary who performs or performed services for the Company or a Subsidiary primarily outside the United States and under which the Company or any Subsidiary has any material liability (whether contingent or otherwise), and (C) any employment agreement, change in control agreement, severance agreement or consulting or other agreement with any current or former officer, employee, director or other individual who provides or provided services to the Company or a Subsidiary primarily outside the United States and under which the Company or any Subsidiary has any material liability, except in the case of (A), (B) and (C) for such plans and arrangements which are established and maintained by a Governmental Authority or required by the Law of the applicable jurisdiction (each a "Non-U.S. Benefit Plan" and collectively the "Non-U.S. Benefit Plans"). The Company has made available a true, complete and current copy of each Non-U.S. Benefit Plan to Parent together with a copy of any trust agreement or insurance contract or other funding arrangement related to such plan.

        (b)   No U.S. Benefit Plan is subject to Title IV of ERISA or Section 412 of the Code, and no U.S. Benefit Plan is a multiemployer plan as defined in Section 3(37) of ERISA or a plan which is subject to Section 4063 or Section 4064 of ERISA or described in Section 413(c) of the Code or is a multiple employer welfare plan which is described in Section 3(40) of ERISA. Neither the Company nor any Subsidiary nor any Person which would be treated as a single employer together with the Company or a Subsidiary under Section 414 of the Code has any material liability (whether contingent or otherwise) with respect to any employee benefit plan which is subject to Title IV of ERISA.

        (c)   There are two U.S. Benefit Plans which are intended to satisfy the qualification requirements under Section 401(a) of the Code, the BHA Group Holdings, Inc. Amended and Restated Employee Stock Purchase Plan and the BHA Group Holdings, Inc. Profit Sharing Plan. Each such plan as in effect is the subject to a favorable determination letter from the Internal Revenue Service. To the Knowledge of the Company, no event has occurred since the date of each such letter that is reasonably likely to adversely affect the qualification of such plan under Section 401(a) of the Code, and each such plan satisfies the non-discrimination and other testing requirements applicable to such plan under the Code.

        (d)   There have been no prohibited transactions under Section 4975 of the Code or Section 406 of ERISA with respect to any U.S. Benefit Plan which is subject to the Code or ERISA or any trust which is a part of any such plan which have not been timely and properly corrected in full and for which any applicable penalties or, if applicable, penalties and interest have not been paid in full, except for any such transactions that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company.

        (e)   No U.S. Benefit Plan provides healthcare continuation benefits described in Section 3(1) of ERISA following a termination of employment except for the healthcare continuation coverage required under Part 6 of Title I of ERISA, and the liabilities of any other U.S. Benefit Plan which provides any other benefits described in Section 3(1) of ERISA following a termination of employment either are fully provided for or otherwise fully satisfied by one or more fully paid up insurance policies or annuity contracts with a person unaffiliated with the Company or any Subsidiary or are reflected on the most recent consolidate balance sheet filed or incorporated by reference into the Company SEC Documents.

        (f)    Any interests in any U.S. Benefit Plan which are required to be registered under the Securities Act have been timely and properly so registered and any related prospectus has been properly prepared and timely delivered to participants in such plan.

        (g)   To the Company's Knowledge, any individual who performs or who has performed services for the Company or any Subsidiary and who is or was not classified as an employee of the Company or such Subsidiary on its payroll and other records for income tax or other purposes has been or was properly classified as an individual who is not an employee of the Company or any Subsidiary.

        (h)   Each U.S. Benefit Plan and each Non-U.S. Benefit Plan has been maintained in all material respects in accordance with its terms and with all applicable provisions of applicable Law, and all reporting and disclosure requirements under ERISA and the Code applicable to each U.S. Benefit Plan and any similar requirements under applicable Law with respect to each Non-U.S. Benefit Plan have been satisfied in all material respects.

        (i)    All contributions, premiums and other payments that are required to have been made with respect to any U.S. Benefit Plan or Non-U.S. Benefit Plan as of the date of this Agreement have been made, and all such contributions, premiums and other payments for which the Company or a Subsidiary has accrued an obligation to make as of the date of this Agreement but which are not due on or before such date have been reflected on the most recent consolidated balance sheet filed or incorporated by reference into the Company SEC documents. All contributions, premiums and other payments required under applicable Law to be made for the benefit of current or former employees of the Company or any Subsidiary with respect to any plan or program established by any Governmental Authority have been made in full when due.

        (j)    All amendments and actions required to bring the U.S. Benefit Plans and Non-U.S. Benefit Plans into conformity in all material respects with the applicable provisions of the Code, ERISA or other applicable Law have been made or taken except to the extent that such amendments or actions are not required by Law to be made or taken until a date after the Effective Time or would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company.

        (k)   The Company has made available to Parent a copy of the most recently filed Annual Report (Form 5500) and all related exhibits and reports for each U.S. Benefit Plan which is subject to ERISA and has made available to Parent a copy of the most recently filed report (other than such an Annual Report) with any Governmental Authority with respect to any U.S. Benefit Plan and any Non-U.S. Benefit Plan.

        (l)    Except as set forth on Schedule 3.14(l) of the Company Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement will (either alone or in conjunction with any other event) either (i) result in, cause the acceleration and vesting or delivery of, or increase the amount or value of, any payment or right or benefit to or for any current or former officer, employee or director or independent contractor of the Company of any Subsidiary or (ii) result in any "excess parachute payment" within the meaning of Section 280G of the Code.

        (m)  There are no pending or, to the Company's Knowledge, threatened claims with respect to a U.S. Benefit Plan or a Non-U.S. Benefit Plan (other than routine and reasonable claims for benefits made in the ordinary course of the plan's operations) or with respect to the terms and conditions of employment or termination of employment of any current or former officer, employee or director or independent contractor of the Company or any Subsidiary which would reasonably be expected to result in any material liability to the Company or a Subsidiary, and no audit or other investigation by any domestic or former government or governmental agency is pending or, to the Knowledge of the Company, has been proposed with respect to any U.S. Benefit Plan or Non-U.S. Benefit Plan.

        (n)   Except as disclosed on Schedule 3.14(n) of the Company Disclosure Schedule, (i) none of the United States employees of the Company or any Subsidiary is represented in his or her capacity as an employee of the Company or any Subsidiary by any labor organization or works council or similar representative ("Labor Organization"), and to the Knowledge of the Company, none of the employees of the Company or any Subsidiary outside the United States is represented in his or her capacity as an employee of the Company or any Subsidiary by any Labor Organization and (ii) neither the Company nor any Subsidiary has recognized any labor organization, nor has any labor organization been elected as the collective bargaining agent of any employees, nor has the Company or any Subsidiary entered into any collective bargaining agreement or union contract recognizing any labor organization as the bargaining agent of any employees. To the extent that any consultation or other obligations with respect to any labor organizations arise as a result of or are required to effect the transactions contemplated by this Agreement, either under applicable Law or contract, the Company will fully satisfy all such obligations prior to the Effective Time. To the Knowledge of the Company, there is no union organization activity involving any employees pending or threatened, nor has there ever been union representation involving any employees. There is no picketing pending or, to the Knowledge of the Company, threatened, and there are no strikes, slowdowns, work stoppages, lockouts, arbitrations or other similar labor disputes involving any of the employees pending or, to the Knowledge of the Company, threatened. There are no complaints, charges or claims against the Company or any Subsidiary pending or, to the Knowledge of the Company, threatened that would reasonably be expected to be brought or filed with any Governmental Authority or arbitrator based on, arising out of, in connection with, or otherwise relating to the employment or termination of employment of, or failure by the Company or any Subsidiary to employ, any individual. The Company and each Subsidiary are in compliance in all material respects with all applicable Laws relating to the employment of labor, including all such Laws relating to wages, hours, the Worker Adjustment and Retraining Notification Act and any similar "mass layoff" or "plant closing" law ("WARN"), collective bargaining, discrimination, civil rights, safety and health, workers' compensation and the collection and payment of tax withholdings and social security taxes and any similar tax. There has been no "mass layoff" or "plant closing" (as defined by WARN) with respect to the Company or any Subsidiary since October 1, 2003.

        Section 3.15    Intellectual Property.

        (a)   Schedule 3.15(a) of the Company Disclosure Schedule sets forth a true and complete list of the following items which the Company and/or its Subsidiaries own in whole or in part and/or have a valid claim of ownership in whole or in part (such as a contract right of assignment from an employee or independent contractor) (hereinafter referred to as the "Intellectual Property Rights"): (i) all United States and foreign patents and applications therefor; (ii) all patentable inventions which have not yet become the subject of a patent application; (iii) all United States and foreign trademark, trade name, service mark, collective mark, and certification mark registrations and applications therefor at the federal, state, local or foreign level; (iv) all material trademarks, trade names, service marks, collective marks, and certification marks which have been used by the Company or its Subsidiaries in commerce at any time in the last five years; (v) all United States and foreign copyright registrations and applications therefor; and (vi) all domain names, URLs and Internet websites. Schedule 3.15(a) of the Company Disclosure Schedule also sets forth a true and complete list of all items described in subsections (i) through (iv) of the previous sentence in which the Company or any of its Subsidiaries owns a license or otherwise has a right to use (the "Licensed Rights"), and which are material to the conduct of the business of the Company and its Subsidiaries taken as a whole. A copy of the written agreements with respect to the Licensed Rights has been made available to the Parent. Prior to the date hereof, the Company has provided Parent with reasonable access to the Company's and its Subsidiaries' material trade secrets, proprietary information, databases and data. The Company represents and warrants that, except as stated on Schedule 3.15(a) of the Company Disclosure Schedule, (i) the Intellectual Property Rights are free and clear of any liens, claims or encumbrances, are not subject to any license (royalty bearing or royalty free); (ii) the Licensed Rights are free and clear of any liens, claims, encumbrances, royalties or other obligations; and (iii) the Intellectual Property Rights and the Licensed Rights are all those material rights necessary to the conduct of the business of the Company and its Subsidiaries, taken as a whole. The validity of the Intellectual Property Rights and exclusive title thereto and validity of the Licensed Rights, (i) have not been questioned, since May 1, 2002, in any suit, action, claim or administrative, arbitration or other proceeding; (ii) are not being questioned in any pending suit, action, claim or administrative, arbitration or other proceeding; and (iii) to the Knowledge of the Company, are not the subject(s) of any threatened or proposed suit, action, claim or administrative, arbitration or other proceeding. To the Knowledge of the Company, the Intellectual Property Rights are valid, enforceable and in full force and effect. To the Knowledge of the Company, no Person other than the Company or any Subsidiary has or has made any claim of ownership or right to use any of the Intellectual Property Rights that are owned by the Company and/or its Subsidiaries, other than those Persons who are authorized licensees under the Intellectual Property Rights. Except as disclosed on Schedule 3.15(a) of the Company Disclosure Schedule, neither the Company nor any Subsidiary has received any written notices or claims which allege infringement or misappropriation of any patents, trademarks, trade names, service marks, copyrights or other intellectual property rights owned or licensed by any other Person. To the Knowledge of the Company, the business of each of the Company and its Subsidiaries, as presently conducted, does not materially conflict with and has not been alleged to materially conflict with any patents, trademarks, trade names, service marks, copyrights or other intellectual property rights of others. The consummation of the transactions contemplated hereby will not result in the loss or impairment of any of the material Intellectual Property Rights or the Company's or it's Subsidiaries' right to use any of the material Licensed Rights. To the Knowledge of the Company, there are no third parties using any of the Intellectual Property Rights material to the business of the Company or its Subsidiaries as presently conducted.

        (b)   Schedule 3.15(b) of the Company Disclosure Schedule contains a true and complete list of all material computer programs and software and related data necessary to perform, as presently performed, the specific applications and operations which are material to the operation of the business as presently conducted by each of the Company and its Subsidiaries, including but not limited to products, manufacturing processes and internal business operations, excluding off the shelf software (the "Business Technology"). Part 1 of Schedule 3.15(b) of the Company Disclosure Schedule sets forth all Business Technology owned by the Company and/or its Subsidiaries and used in the business of the Company and its Subsidiaries; Part 2 of Schedule 3.15(b) of the Company Disclosure Schedule sets forth all Business Technology licensed by the Company and/or its Subsidiaries and used in the business of the Company and its Subsidiaries. All Business Technology is either exclusively owned by the Company and/or its Subsidiaries or is licensed pursuant to a written licensing agreement by or on behalf of the Company and/or its Subsidiaries, which licensing agreement has been made available to the Parent. To the Knowledge of the Company, each such license agreement is a valid and binding agreement and is in full force and effect with respect to the Company or its Subsidiaries, as the case may be. To the Knowledge of the Company, none of the Company, its Subsidiaries, or any other party thereto is in default under the terms of any such licensing agreement. The Company has not received notice of any pending or threatened bankruptcy, insolvency or similar proceeding with respect to any other party to any such licensing agreement. Unless otherwise indicated on Schedule 3.15(b) of the Company Disclosure Schedule, the consummation of the transactions contemplated by this Agreement will not result in the loss or impairment of the right to utilize any of the Business Technology licensed by the Company and/or its Subsidiaries and used in the business of the Company or its Subsidiaries (i) for the uses in which it is employed and (ii) at a site other than the site at which it is currently utilized, in each case without the necessity of obtaining consent from or paying a fee to another Person. There are no infringement suits, actions or proceedings pending or, to the Knowledge of the Company, threatened against the Company or any Subsidiary with respect to any Business Technology owned or licensed by the Company or any Subsidiary.

        Section 3.16    Voting Requirements.    The affirmative vote of the holders of a majority of the voting power represented by the outstanding shares of Company Common Stock entitled to vote at the Company Stockholders Meeting to adopt this Agreement (the "Company Stockholder Approval") is the only vote of the holders of any class or series of the Company's capital stock necessary to adopt this Agreement and approve the Merger.

        Section 3.17    Brokers.    No broker, investment banker, financial advisor or other Person, other than the Company Financial Advisors, the fees, commissions and expenses of which will be paid by the Company, is entitled to any broker's, finder's, financial advisor's or other similar fee or commission, or the reimbursement of expenses, in connection with the transactions contemplated by this Agreement, based upon arrangements made by or on behalf of the Company. The Company has made available to Parent correct and complete copies of the Company's engagement letters with each of the Company Financial Advisors and any other agreements with the Company Financial Advisors pursuant to which fees or expenses are payable in connection with the transactions contemplated by this Agreement (the "Engagement Letters").

        Section 3.18    Transactions with Affiliates.    Except as set forth on Schedule 3.18 of the Company Disclosure Schedule (other than compensation and benefits received in the ordinary course of business consistent with past practice as an employee or director of the Company or its Subsidiaries) (collectively, the "Affiliate Transactions"), no director, officer or other "affiliate" or "associate" of the Company or any Subsidiary or any entity in which, to the Knowledge of the Company, any such director, officer or other affiliate or associate, owns any beneficial interest (other than a publicly held corporation whose stock is traded on a national securities exchange or in the over-the-counter market and less than 1% of the stock of which is beneficially owned by any such persons) has any interest in: (i) any contract or agreement with, or relating to the business or operations of Company or any Subsidiary; (ii) any loan, agreement or contract for or relating to indebtedness of the Company or any Subsidiary; or (iii) any property (real, personal or mixed), tangible, or intangible, used or currently intended to be used in, the business or operations of the Company or any Subsidiary. For the purposes of this Agreement the terms "associate" and "affiliate" shall have the same meanings for such terms as set forth in Rule 12b-2 promulgated under the Exchange Act.

        Section 3.19    Amendment to Rights Agreement.

        (a)   The Board of Directors of the Company has taken all necessary action to irrevocably amend the Rights Agreement so that none of the execution or delivery of this Agreement, the Merger or the transactions contemplated by this Agreement will cause (i) the Company Rights to become exercisable under the Rights Agreement, (ii) Parent or Purchaser or any of their Affiliates to be deemed an "Acquiring Person" (as defined in the Rights Agreement) or (iii) the "Stock Acquisition Date" (as defined in the Rights Agreement) to occur upon any such event.

        (b)   The "Distribution Date" (as defined in the Rights Agreement) has not occurred.

        Section 3.20    Disclosure.    To the Knowledge of the Company, no representation or warranty made by the Company in this Agreement contains an untrue statement of a material fact or omits to state a material fact required to be stated herein or therein or necessary to make the statements contained herein or therein not misleading.

        Section 3.21    Title to Properties.    Each of the Company and its Subsidiaries (i) has good and marketable title to all properties and other assets which are reflected on the most recent consolidated balance sheet of the Company included in the Company SEC Documents as being owned by the Company or one of its Subsidiaries (or acquired after the date hereof) and which are, individually or in the aggregate, material to the Company's business or financial condition on a consolidated basis free and clear of all Encumbrances except (x) statutory liens securing payments not yet due, (y) security interests, mortgages and pledges that are disclosed in the Company SEC Documents and (z) such other imperfections or irregularities of title or other Encumbrances that, individually or in the aggregate, do not and would not reasonably be expected to materially affect the use of the properties or assets subject thereto or otherwise materially impair business operations as presently conducted or as currently proposed by the Company's management to be conducted, and (ii) is the lessee or sublessee of all leasehold estates and leasehold interests reflected in the Company SEC Documents (or acquired after the date hereof) which are, individually or in the aggregate, material to the Company's business or financial condition on a consolidated basis (other than any such leaseholds whose scheduled terms have expired subsequent to the date of such Company SEC Documents). Schedule 3.21 of the Company Disclosure Schedule sets forth a correct and complete list of all real property owned or leased by the Company and its Subsidiaries as of the date of this Agreement which are, individually or in the aggregate, material to the Company's business.

        Section 3.22    Insurance, Claims and Warranties.

        (a)   All material insurance policies of the Company and its Subsidiaries (the "Policies") are in full force and effect. Neither the Company nor any of its Subsidiaries is in material breach or default, and neither the Company nor any of its Subsidiaries have taken any action or failed to take any action which would constitute such a material breach or default, or permit termination or modification or any of the Policies. No written notice of cancellation or termination has been received by the Company with respect to any such Policy (except with respect to Policies that have been replaced with similar policies). None of the Merger or the transactions contemplated by this Agreement will cause the Policies not to remain in full force and effect, and the Policies will not terminate or lapse by reason of any such transaction.

        (b)   Schedule 3.22(b) of the Company Disclosure Schedule sets forth, as of the date of this Agreement, a correct and complete list and summary description of all material claims, liabilities or obligations arising since October 1, 2003, from, or alleged to arise from, any injury to any Person (including current and former employees) or property as a result of the manufacture, sale, ownership, possession or use of any product of the Company or any of its Subsidiaries. All such existing claims are fully covered by insurance, except such claims that, individually or in the aggregate, have not had or would not reasonably be likely to have a Material Adverse Effect on the Company.

        (c)   Schedule 3.22(c) of the Company Disclosure Schedule contains a complete and correct list of all written warranties, warranty policies, service agreements and maintenance agreements of the Company and any of its Subsidiaries in effect as of the date of this Agreement that provide for warranty coverage for a period in excess of 12 months. All products of each of the Company and its Subsidiaries manufactured, processed, assembled, distributed, shipped or sold and any services rendered in the conduct of the business of the Company or any of its Subsidiaries have been in material conformity with all applicable contractual commitments and all express or implied warranties, except as have not had or would not reasonably be likely to have a Material Adverse Effect on the Company.

        Section 3.23    Opinion of Financial Advisors.    The Company has received the opinion of each of the Company Financial Advisors, dated the date of this Agreement, to the effect that, as of such date, the Merger Consideration is fair, from a financial point of view, to the holders of the Company Common Stock (other than Parent and any of its Affiliates).

        Section 3.24    Taxes.    (a) Each of the Company and its Subsidiaries has timely filed or has caused to be filed all tax returns and reports required to be filed by it and all such returns and reports are complete and correct in all material respects, or requests for extensions to file such returns or reports have been timely filed, granted and have not expired, except to the extent that such failures to file, to be complete or correct or to have extensions granted that remain in effect, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company. The Company and each of its Subsidiaries has paid or caused to be paid (or the Company has paid on its behalf) all Taxes that are material in amount which are (i) shown as due on such returns or reports, (ii) otherwise due and owing, or (iii) claimed or asserted by any taxing authority to be due, unless such Taxes are being contested in good faith and adequate reserves have been established in the financial statements included in the Company SEC Documents for such contested Taxes. The most recent financial statements contained in the Company SEC Documents reflect an adequate reserve for all unpaid Taxes that are material in amount of the Company and its Subsidiaries for all taxable periods and portions thereof accrued through the date of such financial statements. The unpaid Taxes of the Company and its Subsidiaries for the current taxable period do not exceed the reserve for Tax liability set forth in the most recent financial statements contained in the Company SEC Documents, such reserve being adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company and its Subsidiaries in filing their tax returns and reports.

        (b)   No deficiencies, audit examinations, refund litigation, proposed adjustments, claims or matters in controversy for any Taxes have been threatened, proposed, asserted or assessed in writing against the Company or any of its Subsidiaries that are not adequately reserved for, except for deficiencies, audit examinations, refund litigation, proposed adjustments, claims or matters in controversy that individually or in the aggregate has not had and would not reasonably be expected to have a Material Adverse Effect on the Company. All assessments for Taxes due and owing by the Company or any of its Subsidiaries with respect to completed and settled examinations or concluded litigation have been paid.

        (c)   There are no liens for Taxes that are material in amount (other than for current Taxes not yet due and payable) on the assets of the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries is bound by any agreement with respect to Taxes.

        (d)   No deduction of any amount that would otherwise be deductible with respect to tax periods ending on or before the Effective Time could be disallowed under Section 162(m) of the Code, except any disallowances under Section 162(m) of the Code that alone or with other such disallowances has not had and would not reasonably be expected to have a Material Adverse Effect on the Company.

        (e)   Neither the Company nor any of its Subsidiaries has constituted either a "distributing corporation" or a "controlled corporation" in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (x) in the two years prior to the date of this Agreement or (y) in a distribution which could otherwise constitute part of a "plan" or "series of related transactions" (within the meaning of Section 355(e) of the Code) in conjunction with the Merger.

        (f)    Neither the Company nor any of its Subsidiaries has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

        (g)   Neither the Company nor any of its Subsidiaries (A) has been a member of an affiliated group filing a consolidated federal income tax return (other than a group the common parent of which was the Company) or (B) has any liability for the Taxes of any person (other than any of the Company and its Subsidiaries) under Reg. § 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

        (h)   Neither the Company nor any of its Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

        (i)    Neither the Company nor any of its Subsidiaries has made an election under Section 341(f) of the Code.

        (j)    The Company and each Subsidiary has withheld and paid over to the relevant taxing authority all Taxes required to have been withheld and paid in connection with payments to employees, independent contractors, creditors, stockholders or other third parties.

        (k)   Schedule 3.24 of the Company Disclosure Schedule sets forth with reasonable specificity (i) each state in the United States and foreign country in which the Company or any of its Subsidiaries is required or has been required to file a tax return or report or pay Taxes, (ii) all income tax returns and reports filed or due to be filed applicable to the one year period ending on the date hereof and (iii) all correspondence with any Tax authorities (including all audits, notices, and requests for information from or to Tax authorities) since January 1, 2003. No claims have ever been made by a taxing authority in a jurisdiction where any of the Company and each of its Subsidiaries does not file a tax return that it is, or may be subject to, taxation in that jurisdiction, except for claims which, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect on the Company.

        Section 3.25    Environmental Compliance and Disclosure.    Except as set forth on Schedule 3.25 of the Company Disclosure Schedule:

        (a)   Each of the Company and its Subsidiaries possesses, and is in compliance in all material respects with, all Permits and has filed all notices that are required under, all Environmental Laws (as defined below) applicable to the Company or any Subsidiary, and the Company and each of its Subsidiaries is in material compliance with all applicable limitations, restrictions, conditions, standards, prohibitions and obligations contained in those Laws or contained in any Law, Permit or demand letter issued, entered, promulgated or approved thereunder, including, but not limited to, with respect to the use, storage, treatment, manufacture, generation, disposal and handling of Hazardous Materials (as defined below);

        (b)   Neither the Company nor any Subsidiary has received written notice of actual or threatened liability under the Federal Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA") or any similar state or local statute or ordinance from any governmental agency and, to the Knowledge of the Company, there are no facts or circumstances which could form the basis for the assertion of any material claim against the Company or any Subsidiary under any Environmental Laws including, without limitation, CERCLA or any similar local, state or foreign Law with respect to any on-site or off-site location;

        (c)   No Hazardous Materials have ever been, or are being, spilled, released, discharged, disposed, placed or otherwise caused to become located in buildings or the soil, sub-surface strata, air, water or ground water under, or upon any plant, facility, site, area or property currently or previously owned or leased by the Company or any Subsidiary or on which the Company or any Subsidiary is conducting or has conducted its business or operations, by the Company or its Subsidiaries, except to the extent that such spillages, releases, discharges, disposals, placements or otherwise would not reasonably be expected to have a Material Adverse Effect on the Company;

        (d)   Neither the Company nor any Subsidiary has entered into or agreed to any consent decree or order, and neither the Company nor any Subsidiary is subject to any judgment, decree or judicial or administrative order relating to compliance with, or the cleanup of Hazardous Materials under, any applicable Environmental Laws;

        (e)   Neither the Company nor any Subsidiary has been subject to any administrative or judicial proceeding pursuant to and, to the Knowledge of the Company, has not been alleged to be in violation of, applicable Environmental Laws or regulations either now or any time during the past three years;

        (f)    Neither the Company nor any Subsidiary has received written notice that it is subject to any claim, liability, loss, damage or expense of whatever kind or nature, contingent or otherwise, incurred or imposed or based upon any provision of any Environmental Law, including claims for personal property damage, and arising out of any act or omission of the Company or any Subsidiary, its employees, agents or representatives or, to the Knowledge of the Company, arising out of the ownership, use, control or operation by the Company or any Subsidiary of any plant, facility, site, area or property (including any plant, facility, site, area or property currently or previously owned or leased by the Company or any Subsidiary) or any other area on which the Company or any Subsidiary is conducting or has conducted its business or operations from which any Hazardous Materials were released into the environment (the term "release" meaning any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing into the environment, and the term "environment" meaning any surface or ground water, drinking water supply, soil, surface or subsurface strata or medium, or the ambient air) and, to the Knowledge of the Company, there is no basis for any such notice and none are threatened;

        (g)   The Company has heretofore made available to Parent true, correct and complete copies of all files of the Company and each Subsidiary relating to environmental matters. Neither the Company nor any Subsidiary has paid any fines, penalties or assessments within the last three years with respect to environmental matters; and

        (h)   To the Knowledge of the Company, none of the assets owned by the Company or any Subsidiary or any real property owned or leased by the Company or any Subsidiary contain any friable asbestos, regulated PCBs or underground storage tanks. To the Company's Knowledge, the Company has not (i) manufactured or distributed or otherwise incorporated into any product it manufactured or distributed, nor (ii) ever acquired any company that manufactured or distributed or otherwise incorporated into any product it manufactured or distributed, any asbestos or asbestos-containing materials.

        As used in this Section 3.25, the term "Environmental Laws" means any and all Laws of the United States, any foreign jurisdiction in which the Company is located or conducts any business, or political subdivision thereof, for the protection of the environment or human health and safety, including decrees, regulations, orders and permits issued by any Governmental Authority under such laws, and shall include without limitation the Comprehensive Environmental Response Compensation and Liability Act (42 U.S.C. 9601 et seq.), the Clean Air Act (42 U.S.C. §§ 7401 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. §§ 6901 et seq.), the Clean Water Act (33 U.S.C. §§ 1251 et seq.), the Occupational Safety and Health Act (29 U.S.C. §§ 651 et seq.), the Toxic Substance Control Act (15 U.S.C. §§ 2601 et seq.), and the Safe Drinking Water Act (42 U.S.C. §§ 300f et seq.), as well as any and all state laws that relate to pollution, contamination of the environment, human health, or safety, and all present regulations, orders and permits issued thereunder, including common law.

        As used in this Section 3.25, the term "Hazardous Materials" means any waste, pollutant, hazardous substance, toxic, radioactive, ignitable, reactive or corrosive substance, hazardous waste, special waste, controlled waste, industrial substance, by-product, process intermediate product or waste, petroleum or petroleum-derived substance or waste, chemical liquids or solids, liquid or gaseous products, or any constituent of any such substance or waste or any other material which is regulated pursuant to an Environmental Law.

        Section 3.26    State Takeover Statutes.    No "fair price," "moratorium," "control share acquisition" or other similar antitakeover statute or regulation enacted under state or federal laws in the United States (with the exception of Section 203 of the DGCL) applicable to the Company is applicable to the Merger or the other transactions contemplated by this Agreement or the Merger. The action of the Board of Directors of the Company in approving this Agreement (and the other transactions contemplated by this Agreement and the Merger) is sufficient to render inapplicable to this Agreement

(and the other transactions contemplated by this Agreement and the Merger) the restrictions on "business combinations" (as defined in Section 203 of the DGCL) as set forth in Section 203 of the DGCL.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND PURCHASER

        Parent and Purchaser each represent and warrant to the Company as follows:

        Section 4.1    Organization, Standing and Corporate Power.    Each of Parent and Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has the requisite corporate power and authority to carry on its business as now being conducted.

        Section 4.2    Authority.    Each of Parent and Purchaser has the requisite corporate power and corporate authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of each of Parent and Purchaser. This Agreement has been duly executed and delivered by each of Parent and Purchaser and, assuming the due authorization, execution and delivery by each of the other parties hereto, this Agreement constitutes the legal, valid and binding obligations of each of Parent and Purchaser, enforceable against it in accordance with its terms subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

        Section 4.3    No Conflicts.    The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated by this Agreement, and compliance with the provisions hereof will not, conflict with, or result in any violation of or default under (with or without notice or lapse of time or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of a benefit under, or result in the creation of any Encumbrance upon any of the properties or assets of Parent or any of its Subsidiaries under (i) the organizational documents of Parent or any of its Subsidiaries, (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise, license or similar authorization applicable to Parent or any of its Subsidiaries or their respective properties or assets or (iii) subject to the governmental filings and other matters referred to in Section 4.4, any Law applicable to Parent or any of its Subsidiaries or their respective properties or assets, other than, in the case of clauses (ii) and (iii), any such conflicts, violations, defaults, rights, losses or Encumbrances that, individually or in the aggregate, would not reasonably be expected to prevent or materially delay the ability of Parent or Purchaser to consummate the transactions contemplated by this Agreement (a "Parent Material Adverse Effect").

        Section 4.4    Consents; Approvals.    No license, permit, consent, approval, order or authorization of, action by or in respect of, or registration, declaration or filing with, any Governmental Authority is required by or with respect to Parent or any of its Subsidiaries in connection with the execution and delivery of this Agreement by Parent or Purchaser or the consummation by Parent or Purchaser of the transactions contemplated by this Agreement, except for (i) the filing of a premerger notification and report form by Parent and Purchaser under the HSR Act and any applicable filings and approvals under similar Foreign Antitrust Laws; (ii) the filing with the SEC of any reports under the Exchange Act and the rules of the New York Stock Exchange as may be required in connection with this Agreement and the transactions contemplated by this Agreement; (iii) the filing of: (A) the Certificate of Merger with the Secretary of State of the State of Delaware and (B) appropriate documents with the relevant authorities of other states in which Parent and Purchaser are qualified to do business; and (iv) such other consents, approvals, orders or authorizations the failure of which to be made or obtained, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect.

        Section 4.5    Information Supplied.    The information supplied by Parent and Purchaser for inclusion in the Proxy Statement will not, on the date the Proxy Statement is first mailed to stockholders of the Company, at the Effective Time, or, unless promptly corrected, at any time during the pendency of the Company Stockholders' Meeting or at the time of the Company Stockholders' Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, Parent and Purchaser make no representation or warranty with respect to information supplied by or on behalf of the Company for inclusion in the Proxy Statement.

        Section 4.6    Financial Capacity.    Parent has available, and on the Effective Date will have available, sufficient funds, available lines of credit or other sources of immediately available funds to enable it to pay the Merger Consideration on the terms and conditions of this Agreement.

ARTICLE V

COVENANTS

        Section 5.1    Conduct of Business by the Company.    Except as expressly permitted by this Agreement, as set forth in Schedule 5.1 of the Company Disclosure Schedule or with the prior written consent of Parent and Purchaser, which consent shall not be unreasonably withheld or delayed, from the date hereof to the Effective Time, the Company shall, and shall cause its Subsidiaries to, (i) carry on their respective businesses in the ordinary course consistent with past practice, (ii) use reasonable best efforts to: preserve intact their business organizations, to keep available the services of their current officers and employees and to preserve the current relationships of the Company and its Subsidiaries with customers, suppliers and other persons with which the Company or its Subsidiaries has business relations, and (iii) comply with all applicable Laws wherever its business is conducted, including the timely filing of all reports, forms or other documents with the SEC required pursuant to the Securities Act or the Exchange Act. Without limiting the generality of the foregoing, during the period from the date hereof to the Effective Time, except as expressly contemplated by this Agreement or with the prior written consent of Parent and Purchaser, which consent shall not be unreasonably withheld or delayed, the Company shall not, and shall not permit any of its Subsidiaries to:

        (a)   amend the Company Certificate of Incorporation or the Company Bylaws;

        (b)   authorize for issuance, issue, sell, dispose of, pledge or otherwise encumber, deliver, grant any options for, or otherwise agree or commit to issue, sell or deliver any shares of its capital stock or any securities convertible into shares of its capital stock, or any rights, warrants or options to acquire any such shares or convertible securities or any stock appreciation rights, phantom stock plans or stock equivalents, except pursuant to and in accordance with the terms of convertible securities and options of the Company identified on Schedule 3.2(a) of the Company Disclosure Schedule and outstanding as of the date hereof;

        (c)   split, combine or reclassify any shares of its capital stock, declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock or purchase, redeem or otherwise acquire any shares of its own capital stock or of any of its Subsidiaries, except for (i) the purchase from time to time by the Company of Company Common Stock in the ordinary course of business consistent with past practice in connection with the cashless exercise of options or the funding of employee incentive plans, profit sharing plans or other benefit plans of the Company consistent in timing and amount with past practice, (ii) the payment by the Company of its regular annual dividend in an amount not to exceed $0.50 per share of Company Common Stock and (iii) dividends and distributions (including liquidating distributions) by a Subsidiary of the Company to the Company;

        (d)   (i) create, incur, assume, maintain or permit to exist any debt for borrowed money other than (x) under existing lines of credit in the ordinary course of business consistent with past practice, and (y) intercompany indebtedness between the Company and any of its Subsidiaries or between any of the Company's Subsidiaries; (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person except for the Company and its Subsidiaries pursuant to existing credit facilities; or (iii) make any loans, advances or capital contributions to, or investments in, any other Person (other than travel and similar advances to employees of the Company in the ordinary course of business consistent with past practice);

        (e)   increase in any manner the compensation of any of its directors, officers or employees or enter into, establish, amend, modify or terminate any employment, consulting, retention, change in control, collective bargaining, bonus or other incentive compensation, profit sharing, health or other welfare, stock option or other equity (or equity-based), pension, retirement, vacation, severance, deferred compensation or other compensation or benefit plan (including any plan that would constitute a Company Plan), policy, agreement, trust, fund or arrangement with, for or in respect of, any stockholder, director, officer, other employee, consultant or Affiliate, other than (i) as required pursuant to applicable Law or the terms of agreements in effect as of the date of this Agreement as set forth on Schedule 5.1(e) of the Company Disclosure Schedule (complete and correct copies of which have been delivered to Parent by the Company) and (ii) increases in salaries, wages and benefits of employees (other than officers) made in the ordinary course of business consistent with past practice;

        (f)    authorize, recommend, propose or announce an intention to authorize, recommend or propose, or enter into any agreement in principle or an agreement with respect to, any plan of liquidation or dissolution, any acquisition of an amount of assets or securities in excess of $250,000, any sale, transfer, lease, license, pledge, mortgage, or other disposition or encumbrance of a material amount of assets or securities or any change in its capitalization, or any release or relinquishment of any material contract rights;

        (g)   (i) enter into or extend the term or scope of any contract that purports to restrict the Company, or any Subsidiary from engaging in any line of business or in any geographic area, (ii) enter into or extend the term or scope of any agreement with a consultant, sales representative, agent or distributor, (iii) amend or modify any of the Engagement Letters, (iv) enter into any contract that would be breached by, or require the consent of any third party in order to continue in full force following, consummation of any of the transactions contemplated by this Agreement (other than immaterial contracts that would not materially impact the nature of the Company's business), (v) release any Person from, or modify or waive any provision of, any confidentiality, nondisclosure or similar agreement related to the Company's proprietary Intellectual Property, (vi) take any action to render the restrictive provisions of Section 203 of the DGCL or the Rights Agreement inapplicable to any transaction (other than the Merger and the other transactions contemplated by this Agreement among the parties hereto) or any Person (other than Parent and Purchaser), (vii) pay, loan or advance (other than the payment of compensation, directors' fees or reimbursement of expenses in the ordinary course of business consistent with past practice) any amount to, or sell, transfer or lease any properties or material assets (real, personal or mixed, tangible or intangible) to, or enter into any agreement with, any of its officers or directors or any "affiliate" or "associate" of any of its officers or directors, (viii) merge or consolidate with any other entity in any transaction in a single transaction or series of transactions or form or commence the operations of any business or any corporation, partnership, joint venture, business association or other business organization or division thereof, or (ix) enter into, terminate or amend any Material Contract, or any other contract that would be a Material Contract if such contract were entered into during the period from the date of this Agreement until the Effective Time, other than in the ordinary course of business.

        (h)   authorize or commit to make capital expenditures, except in the ordinary course of business consistent with past practice and not in excess of $1.0 million in the aggregate;

        (i)    make any change in the accounting methods or accounting practices followed by the Company, except as required by GAAP or applicable Law;

        (j)    settle any action, suit, claim, investigation or proceeding (legal, administrative or arbitrative) in excess of $250,000;

        (k)   make or change any election under the Code; or

        (l)    agree to do any of the foregoing.

        Section 5.2    No Solicitation.    (a) The Company shall, and shall cause its Subsidiaries and the Company's and its Subsidiaries' respective directors, officers, employees, investment bankers, financial advisors, attorneys, accountants, agents and other representatives (collectively, "Representatives") to, immediately cease and cause to be terminated all existing discussions or negotiations with any parties conducted heretofore with respect to any Takeover Proposal and use its reasonable best efforts to obtain the return from all such parties or cause the destruction of all copies of confidential information provided to such parties by the Company or its Representatives that are still in the possession of such parties. Except as contemplated by Section 5.18, the Company shall not release any third party from, or waive any provision of, any confidentiality or standstill agreement to which the Company is a party. From the date hereof to the Effective Time, the Company shall not, and shall cause its Subsidiaries and Representatives not to, directly or indirectly, (i) solicit, initiate, knowingly encourage or otherwise knowingly facilitate (including by way of furnishing information) any inquiries or proposals with respect to or the making or submission of any Takeover Proposal; or (ii) participate in any discussions or negotiations with any third party regarding, or furnish to any third party any non-public information in connection with, any Takeover Proposal. Notwithstanding the foregoing, prior to the date the Stockholder Approval is obtained, the Board of Directors of the Company and its Representatives may, in any event, have discussions with and furnish non-public information to any Person that has made an unsolicited, written Takeover Proposal that was made in circumstances not otherwise in violation of this Agreement if the Board of Directors of the Company determines in good faith that there is a reasonable likelihood that such Takeover Proposal will constitute a Superior Proposal and with respect to which the Board of Directors of the Company determines in good faith after considering applicable Law and after consulting with outside counsel, that the failure to do so would reasonably be expected to constitute a breach by it of its fiduciary duties to the Company's stockholders; provided that the Company may furnish non-public information to such Person only after such Person has executed a confidentiality agreement with the Company (which confidentiality agreement shall be no less favorable to the Company (i.e., no less restrictive in respect of the conduct of such Person) than the Confidentiality Agreement) and the Company advises Parent, and delivers to Parent, all such non-public information not previously provided to Parent.

        (b)   In addition to the other obligations of the Company set forth in this Section 5.2, the Company shall promptly advise Parent, orally and in writing (and in no event later than 48 hours), after receipt, if any proposal, offer, inquiry or other contact is received by, any information is requested from, or any discussions or negotiations are sought to be initiated or continued with, the Company in respect of any Takeover Proposal, and shall in any such notice to Parent, indicate the identity of the Person making such Takeover Proposal and the material terms and conditions of any Takeover Proposals (and in connection therewith, shall simultaneously provide to Parent copies of any written Takeover Proposal received by the Company), and thereafter shall keep Parent informed, on a timely basis and in reasonable detail, of all material developments affecting the status and terms of any such proposals, offers, inquiries or requests (and the Company shall provide Parent with copies of any updated written Takeover Proposals) and of the status of any such discussions or negotiations.

        (c)   For purposes of this Agreement, (i) "Takeover Proposal" means any inquiry, proposal or offer from any Person (other than Parent and its Subsidiaries) relating to any (A) direct or indirect acquisition (whether in a single transaction or a series of related transactions) of assets of the Company and its Subsidiaries equal to 15% or more of the Company's consolidated assets or to which 15% or more of the Company's revenues or earnings on a consolidated basis are attributable, (B) direct or indirect acquisition (whether in a single transaction or a series of related transactions) of 15% or more of capital stock of the Company, (C) tender offer or exchange offer that if consummated would result in any Person beneficially owning 15% or more of the capital stock of the Company or (D) merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of its Subsidiaries or any assets of the Company and its Subsidiaries to which 15% or more of the Company's revenues or earnings on a consolidated basis are attributable, and (ii) "Superior Proposal" means a bona fide written proposal or offer from any Person not obtained in breach of this Agreement to acquire, directly or indirectly, for consideration involving cash and/or securities, all the equity securities of the Company or all or substantially all of the assets of the Company and its Subsidiaries on a consolidated basis made by a third party, which the Board of Directors of the Company determines, reasonably and in good faith, after consultation with the Company Financial Advisors and outside counsel, taking into account all factors the Board of Directors of the Company deems relevant, including the estimated time required to consummate the offer, the Person making the offer and the legal, financial, regulatory and other aspects of the offer, is reasonably capable of being completed and, if consummated, would result in a transaction that is more favorable to its stockholders from a financial point of view than the Merger.

        (d)   Except as expressly permitted by this Section 5.2(d), neither the Board of Directors of the Company nor any committee thereof shall (i)(A) withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to Parent, the Company Recommendation or (B) approve or recommend, or propose publicly to approve or recommend, any Takeover Proposal or (ii) allow, cause or authorize the Company or any of its Subsidiaries to enter into any letter of intent, agreement in principle, memorandum of understanding, merger, acquisition, purchase or joint venture agreement or other agreement providing for or contemplating the consummation of any Takeover Proposal (other than a confidentiality agreement in accordance with Section 5.2(a)) (each, a "Company Acquisition Agreement"). Notwithstanding the foregoing or any other provision of this Agreement, prior to the date the Stockholder Approval is obtained, (x) the Board of Directors of the Company may withdraw or modify the Company Recommendation, or approve or recommend a Superior Proposal, if such Board of Directors determines in good faith, after considering applicable Law and after consulting with outside counsel, that the failure to make such withdrawal, modification or recommendation would reasonably be expected to constitute a breach by the Board of Directors of the Company of its fiduciary duties to the Company's stockholders, and (y) if the Board of Directors of the Company receives an unsolicited, bona fide Takeover Proposal that was made in circumstances not involving a breach of this Agreement and that such Board determines in good faith constitutes a Superior Proposal, the Board of Directors of the Company may, in response to such Superior Proposal and after the expiration of the two Business Day period described below, enter into a definitive agreement with respect to such Superior Proposal but only if the Company shall have concurrently with entering into such definitive agreement terminated this Agreement pursuant to Section 7.1(g) and prior thereto or concurrently therewith paid the Termination Fee required pursuant to Section 7.3, but in any event (i) only after the second Business Day following the Company's delivery of written notice (the "Notice of Superior Proposal") advising Parent that the Board of Directors of the Company intends to enter into a definitive agreement with respect to such Superior Proposal and terminate this Agreement (it being understood that the Company shall be required to deliver a new Notice of Superior Proposal in respect of any revised Superior Proposal (other than immaterial revisions) from such third party or its Affiliates that the Company proposes to accept), attaching the most current version of such agreement to such Notice of Superior Proposal (which version shall be updated on a current basis), and (ii) only if, during such two Business Day period, the Company and its Representatives shall have negotiated or offered to negotiate in good faith with Parent and Parent's Representatives to make such adjustments in the terms of this Agreement as would enable Parent and the Company to proceed with the transactions contemplated by this Agreement on such adjusted terms and, at the end of such two Business Day period, after taking into account any such adjusted terms as may have been agreed upon by Parent and the Company, since the Company's delivery of such Notice of Superior Proposal, the Board of Directors of the Company has again in good faith made the determination referred to above in this clause (y).

        (e)   Nothing contained in this Section 5.2 shall prohibit the Company or the Board of Directors of the Company, in connection with a tender or exchange offer for the Company's outstanding securities by a third party, from taking and disclosing to its stockholders a position contemplated by Rules 14d-9 and 14e-2 promulgated under the Exchange Act or from making any disclosure to the Company's stockholders if, in the good faith judgment of the Board of Directors of the Company, failure so to disclose would be inconsistent with its obligations under applicable Law; provided, however, that, except as provided in Section 5.2(d), neither the Company nor its Board of Directors nor any committee thereof shall withdraw or modify, or propose publicly to withdraw or modify, its position with respect to this Agreement or the Merger or approve or recommend, or propose publicly to approve or recommend, a Takeover Proposal.

        Section 5.3    Further Assurances; Reasonable Best Efforts    (a) Upon the terms and subject to the conditions set forth in this Agreement, each of the parties hereto shall, and shall cause their respective Affiliates to, use reasonable best efforts to take, or cause to be taken, all actions necessary, proper and advisable under applicable Laws to consummate the Merger and the other transactions contemplated by this Agreement as promptly as practicable. In furtherance and not in limitation of the foregoing, each party shall: (i) make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the Transactions as promptly as practicable and supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act; (ii) make any additional filings required by any applicable Competition Law and take all other actions reasonably necessary, proper or advisable to cause the expiration or termination of the applicable waiting periods under the HSR Act or other Competition Laws, and comply with applicable Foreign Antitrust Laws, as promptly as practicable; and (iii) subject to applicable Laws relating to access to and the exchange of information, use its reasonable best efforts to (A) cooperate with each other in connection with any filing or submission and in connection with any investigation or other inquiry under or relating to any Competition Law; (B) keep the other parties informed of any communication received by such party from, or given by such party to, the Federal Trade Commission (the "FTC"), the Antitrust Division of the Department of Justice (the "DOJ") or any other Governmental Authority and of any communication received or given in connection with any proceeding by a private party, in each case regarding any of the Transactions; and (C) permit the other parties hereto to review in advance any communication intended to be given by it to, and consult with the other parties in advance of any meeting or conference with, the FTC, the DOJ or any such other Governmental Authority, and to the extent permitted by the FTC, the DOJ or such other applicable Governmental Authority, give the other parties the opportunity to attend and participate in such meetings and conferences.

        (b)   Notwithstanding anything to the contrary contained in this Agreement, in no event shall Parent or any of its Subsidiaries or Affiliates be obligated to propose or agree to accept any undertaking or condition, enter into any consent decree, make any divestiture, accept any operational restriction or take or commit to take any action that would reasonably be expected to limit: (i) the freedom of action of Parent or its Subsidiaries or Affiliates with respect to the operation of, or Parent's ability to retain, the Company or any businesses, product lines or assets of the Company or (ii) Parent's or its Subsidiaries' or Affiliates' ability to retain, own or operate any portion of the businesses, product lines or assets of Parent or any of its Subsidiaries or Affiliates, or alter or restrict in any way the business or commercial practices of Parent or its Subsidiaries or Affiliates or the Company or its Subsidiaries.

        (c)   For purposes hereof, "Competition Laws" means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and all other applicable Laws issued by a Governmental Authority that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

        Section 5.4    Employee Benefit Plans.    Parent shall cause the Surviving Corporation to either maintain the U.S. Benefit Plans and Non-U.S. Benefit Plans (which for purposes of this Section 5.4 only, includes plans and arrangements for the benefit of non-United States employees and agents of the Company and its Subsidiaries currently in place) (other than the BHA Group Holdings, Inc. Amended and Restated Employee Stock Ownership Plan, the BHA Group Holdings, Inc. Profit Sharing Plan and equity-based arrangements) provided by the Company and its Subsidiaries before the Effective Time or replace all or any such programs with programs maintained for similarly situated employees of the Parent or its Affiliates in accordance with Parent's standard policies and practices (each a "Surviving Corporation Plan"). To the extent that any employee of the Company or its Subsidiaries becomes an employee of the Surviving Corporation at the Effective Time and thereafter participates in a Surviving Corporation Plan, the Surviving Corporation shall grant, or cause to be granted, service credit to such employee (in accordance with the service credit rules in such plan) for his or her service with the Company and its Subsidiaries exclusively for the purpose of determining eligibility to participate and nonforfeitability of benefits (other than post-retirement benefits under a plan which is a "welfare benefit plan" (as defined in Section 3(1) of ERISA)) and for purposes of benefit accrual exclusively under vacation and severance pay plans (but only to the extent such service was credited under similar plans of the Company and its Subsidiaries).

        (a)   If a Surviving Corporation Plan which is a "welfare benefit plan" (as defined in Section 3(1) of ERISA)) replaces a U.S. Benefit Plan or a Non-U.S. Benefit Plan which is a "welfare benefit plan" (as defined in Section 3(1) of ERISA)) which provides healthcare and related benefits (a "Surviving Corporation Welfare Plan"), the Surviving Corporation shall (i) waive any waiting periods, pre-existing condition exclusions and actively-at-work requirements under the Surviving Corporation Welfare Plan for a participant and his or her covered dependants to the extent such provisions were inapplicable to such individual under the U.S. Benefit Plan or the Non-U.S. Benefit Plan immediately before such plan was replaced by the Surviving Corporation Welfare Plan and (ii) provide for credit under the Surviving Corporation Welfare Plan for any eligible expenses paid by any participant and his or her covered dependents under the U.S. Benefit Plan or the Non-U.S. Benefit Plan for purposes of satisfying any applicable deductible, coinsurance and maximum out-of-pocket requirements under the Surviving Corporation Welfare Plan to the same extent the participant and his or her covered dependants would have received credit for paying such expenses if such expenses had been paid made under the Surviving Corporation Welfare Plan.

        (b)   Subject to compliance by the Surviving Corporation with its obligations under Section 5.4(a) and 5.4(b), nothing contained in this Section 5.4 shall be construed to prevent the termination of employment of any individual employee of the Company and its Subsidiaries or any changes in the employee benefits available to any such individual employee or the amendment or termination of any particular U.S. Benefit Plan or Non-U.S. Benefit Plan to the extent permitted by its terms as in effect immediately prior to the Effective Time.

        Section 5.5    Certain Notifications.    At all times from the date hereof until the Effective Time, each party shall promptly notify the others in writing of the occurrence of (i) any event which will or may result in the failure to satisfy the conditions specified in Article VI, (ii) any notice or other communication received by such party from any Governmental Authority in connection with the

Merger or the transactions contemplated by this Agreement or from any person alleging that the consent of such person is or may be required and (iii) the occurrence, or nonoccurrence, of any event which would be reasonably likely to cause any representation or warranty contained in this Agreement to be materially untrue or inaccurate; provided, however, that the delivery of any notice pursuant to this Section 5.5 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

        Section 5.6    Expenses.    Subject to Section 7.3, whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense, except expenses incurred in connection with the filing fee under the HSR Act shall be equally shared by Parent and the Company.

        Section 5.7    Public Announcements.    The initial press release with respect to the execution of this Agreement shall be a joint press release to be reasonably agreed upon by Parent and the Company. Parent and the Company shall consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement or any transaction contemplated herein and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by Law or any listing agreement with a national securities exchange to which Parent or the Company is a party.

        Section 5.8    Company Stockholders Meeting.    The Company shall, in accordance with applicable Law and the Company Certificate of Incorporation and the Company Bylaws, subject to Section 7.1(g), (a) as soon as practicable following the date of this Agreement, establish a record date for, duly call, give notice of, convene and hold an annual or special meeting of its stockholders solely for the purpose of considering and taking action on this Agreement and the transactions contemplated hereby (the "Company Stockholders' Meeting") and (b) (i) include in the Proxy Statement the recommendation of the Board of Directors of the Company that the stockholders of the Company approve and adopt this Agreement and the transactions contemplated hereby and (ii) use its reasonable best efforts to obtain such approval and adoption. At the Company Stockholders' Meeting, Parent and Purchaser shall cause all shares of Company Common Stock then owned by them and their Subsidiaries to be voted in favor of the approval and adoption of this Agreement and the transactions contemplated hereby. Without limiting the generality of the foregoing (but subject to Section 7.1(g)), the Company's obligations pursuant to the first sentence of this Section 5.8 shall not be affected by (x) the commencement, public proposal, public disclosure or communication to the Company of any Takeover Proposal or (y) the withdrawal or modification by the Board of Directors of the Company or any committee thereof of the Company Recommendation.

        Section 5.9    Proxy Statement.    (a) As promptly as practicable following the date of this Agreement, the Company shall prepare and file the Proxy Statement with the SEC. The Company shall use its reasonable best efforts to (i) respond to any comments on the Proxy Statement or requests for additional information from the SEC with respect thereto as soon as practicable after receipt of any such comments or requests and (ii) cause the Proxy Statement to be mailed to the stockholders of the Company as promptly as practicable following the date of this Agreement. The Company shall promptly (A) notify Parent upon the receipt of any such comments or requests and (B) provide Parent with copies of all correspondence between the Company and its Representatives, on the one hand, and the SEC and its staff, on the other hand, with respect to the Proxy Statement. Prior to responding to any such comments or requests or the filing or mailing of the Proxy Statement, (x) the Company shall provide Parent with a reasonable opportunity to review and comment on any drafts of the Proxy Statement and related correspondence and filings, (y) the Company shall include in such drafts, correspondence and filings all comments reasonably proposed by Parent and (z) to the extent practicable, the Company and its outside counsel shall permit Parent and its outside counsel to participate in all communications with the SEC and its staff (including all meetings and telephone conferences) relating to the Proxy Statement, this Agreement or any of the transactions contemplated hereby. Subject to Section 5.2(d), the Proxy Statement shall include the Company Recommendation and a copy of the written opinions of the Company Financial Advisors referred to in Section 3.23.

        (b)   If at any time prior to the Effective Time any event shall occur, or fact or information shall be discovered by Parent or the Company, that should be set forth in an amendment of or a supplement to the Proxy Statement, the party which discovers such information shall promptly notify the other parties hereto, and the Company shall, in accordance with the procedures set forth in Section 5.9(a), prepare and file with the SEC such amendment or supplement as soon thereafter as is reasonably practicable and to the extent required by applicable Law, cause such amendment or supplement to be distributed to the stockholders of the Company.

        Section 5.10    ESOP and Profit Sharing Plan.    The Company shall amend the BHA Group Holdings, Inc. Amended and Restated Employee Stock Purchase Plan and the BHA Group Holdings, Inc. Profit Sharing Plan (if necessary) to expressly provide that each participant shall have the right to direct the trustee of each such plan on how to vote such participant's Shares at the Company Stockholders' Meeting to adopt this Agreement and to approve the Merger.

        Section 5.11    Access to Information; Confidentiality.    Subject to the existing confidentiality agreement dated as of March 25, 2004 (the "Confidentiality Agreement"), among Parent, Purchaser and the Company, upon reasonable notice, the Company shall, and shall cause each of its Subsidiaries to, afford to Parent and to its officers, employees, accountants, counsel, financial advisors and other representatives reasonable access during normal business hours to all their properties, books, contracts, commitments, personnel and records and, the Company shall, and shall cause each of its Subsidiaries to, furnish promptly to Parent all other information concerning its business, properties and personnel as Parent may reasonably request (including, the opportunity to conduct "Phase II" or other environmental testing or sampling, provided that Parent's representatives shall not unreasonably interfere with or otherwise disrupt the business or operations of the Company or any of its Subsidiaries while conducting such testing or sampling). The Company shall use reasonable efforts to obtain from third parties any consents or waivers of confidentiality restrictions with respect to any such information being provided by it. No review pursuant to this Section 5.11 shall have an effect for the purpose of determining the accuracy of any representation or warranty given by any party hereto to the other parties hereto. Each of Parent and Purchaser will hold, and will cause its respective officers, employees, accountants, counsel, financial advisors and other representatives and Affiliates to hold, any non-public information in accordance with the terms of the Confidentiality Agreement.

        Section 5.12    Indemnification, Exculpation and Insurance.    (a) From and after the Effective Time, Parent will, or will cause the Surviving Corporation to, indemnify each individual who at the Effective Time is, or any time prior to the Effective Time was, a director or officer of the Company or any of its Subsidiaries in respect of indemnification and exculpation from liabilities for acts or omissions by them in their capacity as such occurring at or prior to the Effective Time (and rights for advancement of expenses) to the extent provided in (i) the Company Certificate of Incorporation or Company Bylaws as in effect on the date hereof and (ii) any indemnification or other agreements of the Company as in effect on the date hereof, which shall survive the Merger, without further action, and shall continue in full force and effect in accordance with their terms; provided, however that the Surviving Corporation shall not be required to indemnify any such person for fraud, criminal conduct or responsibility for breach of this Agreement.

        (b)   In the event that the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all its properties and assets to any Person, then, and in each such case, the Surviving Corporation shall cause proper provision to be made so that its successors and assigns assume the obligations set forth in this Section 5.12.

        (c)   For six years from and after the Effective Time, Parent shall maintain, or cause the Surviving Corporation to maintain, in effect directors' and officers' liability insurance covering acts or omissions occurring prior to the Effective Time covering each Person currently covered by the directors' and officers' liability insurance policy as of the date hereof (the "Current D&O Policy") maintained by the Company and its Subsidiaries on terms with respect to such coverage and amounts no less favorable than those of such policy in effect on the date hereof or, if substantially equivalent insurance coverage is unavailable, the best available coverage; provided, however, that Parent and the Surviving Corporation shall not be required to pay an annual premium for such insurance in excess of $350,000 (which amount represents 200% of the annual premium currently paid by the Company for the Current D&O Policy); provided, further that Parent may substitute therefor policies of Parent of at least the same coverage and amount and such other terms which are, in the aggregate, no less favorable to such directors and officers.

        (d)   The provisions of this Section 5.12 are (i) intended to be for the benefit of, and will be enforceable by, each party currently covered by such insurance or such indemnification agreements or provisions, his heirs and his representatives and (ii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have by contract or otherwise.

        Section 5.13    Profit Sharing Plan.    The Company shall terminate the BHA Group Holdings, Inc. Profit Sharing Plan in accordance with its terms immediately prior to the Effective Time.

        Section 5.14    Undertakings of Parent.    Parent shall perform, or cause to be performed, when due all obligations of Purchaser under this Agreement.

        Section 5.15    Director Resignations.    The Company shall cause to be delivered to Parent resignations of all the directors of the Company to be effective at the Effective Time. The Company shall cause such directors, prior to resignation, to appoint new directors nominated by Parent to fill such vacancies.

        Section 5.16    Rights Agreement.    The Rights Agreement has been amended as provided in Exhibit C hereto. Except as approved in writing by Parent, neither the Company nor the Board of Directors of the Company shall (i) amend the Rights Agreement, (ii) redeem the Company Rights or (iii) take action with respect to, or make any determination under, the Rights Agreement.

        Section 5.17    Stockholder Litigation.    The Company shall give Parent the opportunity to participate in the defense or settlement of any stockholder litigation against the Company and its directors relating to the transactions contemplated by this Agreement and the Merger; provided, however, that no such settlement shall be agreed to without Parent's consent, which consent will not be unreasonably withheld.

        Section 5.18    Standstill Agreements; Confidentiality Agreements.    Notwithstanding anything in this Agreement to the contrary, during the period from the date of this Agreement through the Effective Time or earlier termination of this Agreement, the Company shall not terminate, release or waive any provision of any confidentiality or standstill agreement to which it or any of its Subsidiaries is a party in connection with the making of a Takeover Proposal unless, in response to an unsolicited request to do so from the other party to such agreement that was made in circumstances not otherwise in violation of Section 5.2, the Board of Directors shall have determined in good faith, after consultation with outside counsel to the Company, that such action is appropriate in order for the Board of Directors to act in a manner consistent with its fiduciary duties under applicable Law.

ARTICLE VI

CONDITIONS

        Section 6.1    Conditions to the Merger.    The obligations of each party to effect the Merger and/or carry out its respective obligations hereunder shall be subject to the satisfaction, at or prior to the Effective Time, of each of the following conditions:

        (a)   the Company Stockholder Approval shall have been obtained with respect to the Merger and this Agreement;

        (b)   the applicable waiting periods (and any extension thereof) applicable to the Merger shall have expired or been terminated under the HSR Act and under applicable Foreign Antitrust Laws and all filings, approvals and notifications required under the HSR Act and under Foreign Antitrust Laws, in all jurisdictions in which such filings, approvals and notifications are required by Law to be made or obtained, shall have been made or obtained;

        (c)   no preliminary or permanent injunction or other order of any Governmental Authority of competent jurisdiction shall have been issued and be in effect, and no provision of any applicable statute, rule, regulation, order or decree shall have been enacted or promulgated and be in effect that prohibits the consummation of the Merger;

        (d)   there shall not be pending any action, investigation or proceeding by any Governmental Authority which makes illegal or, directly or indirectly, restrains or prohibits the consummation of the Merger;

        Section 6.2    Conditions to Obligations of Parent and Purchaser.    The obligations of Parent and Purchaser to effect the Merger shall be further subject to the satisfaction or waiver at or prior to the Effective Time of the following conditions:

        (a)   on or prior to the Effective Time, there shall not have been any event, change or occurrence of any condition not covered by the representations and warranties set forth in Article III hereof, that has had or would reasonably be expected to have a Material Adverse Effect on the Company;

        (b)   the representations and warranties of the Company contained in this Agreement (without giving effect to any materiality or Material Adverse Effect qualification) shall be true and correct as of the date of this Agreement and as of the Effective Time as though made at the Effective Time (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date), except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company;

        (c)   the Company shall have performed in all material respects the obligations and complied in all material respects with the agreements and covenants, required to be performed by or complied with by it under this Agreement at or prior to the Effective Time; and

        (d)   Parent shall have received a certificate of the Chief Executive Officer, President or Chief Financial Officer of the Company certifying that the conditions set forth in Sections 6.2(a)-(c) have been satisfied.

        Section 6.3    Conditions to the Obligations of the Company.    The obligation of the Company to effect the Merger shall be further subject to the satisfaction or waiver at or prior to the Effective Time of the following conditions:

        (a)   the representations and warranties of Parent and Purchaser contained in this Agreement (without giving effect to any materiality or Material Adverse Effect qualification) shall be true and correct as of the date of this Agreement and as of the Effective Time as though made at the Effective Time (except as to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date), except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect;

        (b)   each of Parent and Purchaser shall have performed in all material respects the obligations, and complied in all material respects with the agreements and covenants, required to be performed by or complied with by it under this Agreement at or prior to the Effective Time;

        (c)   the Company shall have received a certificate of an authorized signatory of each of Parent and Purchaser, certifying that the conditions set forth in Sections 6.3(a) and (b) have been satisfied.

        Section 6.4    Frustration of Closing Conditions.    Neither Parent and Purchaser, on the one hand, nor the Company, on the other hand, may rely on the failure of any condition set forth in this Article VI to be satisfied if such failure was caused by such party's failure to use its reasonable efforts to consummate the Merger and the other transactions contemplated by this Agreement, as required by and subject to Section 5.3.

ARTICLE VII

TERMINATION, AMENDMENT AND WAIVER

        Section 7.1    Termination.    This Agreement may be terminated at any time prior to the Effective Time, whether before or after the Company Stockholder Approval:

        (a)   by consent of the duly authorized representatives of Parent, Purchaser and the Company;

        (b)   by Parent, if the Company shall have breached or failed to perform any of its covenants or agreements set forth in this Agreement, or if any representation or warranty of the Company shall have become untrue, in either case, such that the conditions set forth in Section 6.2(b) or (c) would not be satisfied and such breach or failure shall not have been cured within 30 days after written notice to the Company;

        (c)   by Parent, if the condition set forth in Section 6.2(a) would not be satisfied;

        (d)   by the Company, if Parent or Purchaser shall have breached or failed to perform any of its covenants or agreements set forth in this Agreement, or if any representation or warranty of Parent or Purchaser shall have become untrue, in either case, such that the conditions set forth in Section 6.3(a) or (b) would not be satisfied and such breach or failure shall not have been cured within 30 days after written notice to Parent;

        (e)   by Parent and Purchaser, on the one hand, and the Company, on the other hand, if the Effective Time shall not have occurred on or before November 30, 2004 (the "Termination Date"), unless such date is extended by the consent of the duly authorized representatives of the Company, Parent and Purchaser provided, however, that the right to terminate this Agreement under this Section 7.1(e) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before such date;

        (f)    by any of Parent, Purchaser or the Company if the Company Stockholder Approval shall not have been obtained at the Company Stockholders' Meeting duly convened therefor or at any adjournment or postponement thereof;

        (g)   by the Company, prior to the Company Stockholder Approval and pursuant to and in accordance with Section 5.2(d);

        (h)   by Parent, if, (i) the Board of Directors of the Company shall have failed to recommend, or shall have withdrawn or modified in a manner adverse to Parent, its approval or recommendation of this Agreement or the Merger (except pursuant to Section 5.2(e)), or shall have recommended, or entered into, or publicly announced its intention to enter into, an agreement or an agreement in principle with respect to a Superior Proposal (or shall have resolved to do any of the foregoing), (ii) the Company shall have breached in any material respect any of its obligations under Section 5.2, (iii) the Board of Directors of the Company shall have refused to affirm its approval or recommendation of this Agreement or the Merger within ten Business Days of any written request from Parent, (iv) a competing tender or exchange offer constituting a Takeover Proposal shall have been commenced and the Company shall not have sent holders of the Company Common Stock pursuant to Rule 14e-2 promulgated under the Exchange Act, (within ten Business Days after such tender or exchange offer is first published, sent or given (within the meaning of Rule 14e-2)), a statement disclosing that the Board of Directors of the Company recommends rejection of such Takeover Proposal, (v) the Board of Directors of the Company shall exempt any other Person from the provisions of Section 203 of the DGCL, (vi) the Board of Directors of the Company exempts any other Person under the Rights Agreement or (vii) the Company or its Board of Directors publicly announces its intention to do any of the foregoing;

        (i)    by any of Parent, Purchaser and the Company if any injunction, order, statute or regulation prohibiting the consummation of the Merger shall be in effect and shall have become final and nonappealable; provided that the party seeking to terminate this Agreement pursuant to this Section 7.1(i) shall have used reasonable efforts to prevent the entry of and to remove such injunction, order, statute or regulation; and

        (j)    By Parent, Purchaser or the Company if the Company fails to provide the necessary certifications when due and as and in the form required under, Sections 302 or 906 of the Sarbanes-Oxley Act of 2002.

        Section 7.2    Effect of Termination.    In the event of the termination of this Agreement pursuant to the provisions of Section 7.1, the provisions of this Agreement (other than the last sentence of Section 5.10 and Sections 5.6, 7.2 and 7.3 hereof) shall become void and have no effect, with no liability on the part of any party hereto or its stockholders or directors or officers in respect thereof, provided that nothing contained herein shall be deemed to relieve any party of any liability it may have to any other party with respect to a breach of its obligations under this Agreement.

        Section 7.3    Termination Payment.    (a) As compensation for entering into this Agreement, taking action to consummate the transactions hereunder and incurring the costs and expenses related thereto and other losses and damages, including the foregoing of other opportunities, the Company and Parent agree as follows: in the event that this Agreement is terminated pursuant to Section 7.1(f), 7.1(g) or 7.1(h), then the Company shall pay Parent a fee as liquidated damages and not as a penalty to reimburse Parent for its time, expense and lost opportunity costs of pursuing the Merger equal to $8.0 million (the "Termination Fee"), payable by wire transfer of immediately available funds, concurrently with such termination pursuant to Section 7.1(g), and within two Business Days of the date of any such other termination.

        (b) In the event of termination of this Agreement under Section 7.1(b) (but only as a result of the failure to satisfy the condition set forth in Section 6.2(c)), and at or prior to the time of such termination a Takeover Proposal shall have been made known to the Company or publicly announced, and within one year following the termination, the Company shall enter into any Company Acquisition Agreement in respect of or consummate a Takeover Proposal with the Person who made the original Takeover Proposal or an Affiliate of such Person (except that references in the definition of Takeover Proposal to "15%" shall be deemed to be "50%" for purposes hereof), then immediately prior to, and as a condition of, entering into of such agreement or the consummation of such transaction, as the case may be, the Company shall pay to Parent, upon demand, the Termination Fee, payable in cash by wire transfer in immediately available funds, as liquidated damages and not as a penalty, to reimburse Parent for its time, expense and lost opportunity costs of pursuing the Merger; provided that no such amount shall be payable if the Termination Fee shall have become payable or have been paid in accordance with Section 7.3(a) of this Agreement.

        (c) Notwithstanding anything to the contrary set forth in this Agreement, if the Company fails to pay to Parent any amounts due under this Section 7.3 within 5 Business Days of the date such amount was required to be paid, the Company shall pay the costs and expenses (including reasonable legal fees and expenses) in connection with any action, including the filing of any lawsuit or other legal action, taken to collect payment, together with interest on the amount of any unpaid fee or obligation at the publicly announced prime rate of Citibank, N.A. in effect from time to time from the date such fee or obligation was required to be paid. The Company acknowledges that the fee and the other provisions of this Section 7.3 are an integral part of this Agreement and that without these agreements, Parent would not enter into this Agreement.

        Section 7.4    Amendment.    This Agreement may be amended by the parties at any time before or after Company Stockholder Approval. This Agreement may not be amended except by an instrument in writing signed on behalf of all of the parties.

        Section 7.5    Waiver.    Any term or provision of this Agreement (subject to applicable Law) may be waived in writing at any time by the party or parties entitled to the benefits thereof.

ARTICLE VIII

DEFINITIONS; INTERPRETATION

        Section 8.1    Definitions.    As used in the Agreement, the following terms have the following respective meanings:

        Accounting Rules: as defined in Section 3.9.

        Acquiring Person: as defined in Section 3.19(a).

        Affiliate: with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person where "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a Person, whether through the ownership of voting securities, by contract, as trustee or executor, or otherwise.

        Affiliate Transactions: as defined in Section 3.19.

        Agreement: as defined in the first paragraph of this Agreement.

        Appraisal Shares: as defined in Section 2.6(d).

        Business Day: a day except a Saturday, a Sunday or other day on which the SEC or banks in the City of New York are authorized or required by Law to be closed.

        Business Technology: as defined in Section 3.15(b).

        Certificate of Merger: as defined in Section 2.5.

        CERCLA: as defined in Section 3.25(b).

        Certificates: as defined in Section 2.8(b).

        Code: Internal Revenue Code of 1986, as amended.

        Company: as defined in the first paragraph of this Agreement.

        Company Acquisition Agreement: as defined in Section 5.2(d).

        Company Bylaws: as defined in Section 3.1.

        Company Certificate of Incorporation: as defined in Section 3.1.

        Company Common Stock: as defined in Section 2.6.

        Company Disclosure Schedule: as defined in the first paragraph of Article III.

        Company ESOP: the BHA Group Holdings, Inc. Amended and Restated Employee Stock Ownership Plan, effective originally August 1, 1986 and last amended and restated as of October 1, 2002.

        Company Financial Advisors: each of Robert W. Baird & Co. Incorporated and Allen & Company LLC.

        Company Recommendation: as defined in Section 5.2(d).

        Company Rights: as defined in Section 2.6.

        Company SEC Documents: as defined in Section 3.8(a).

        Company Stock Options: as defined in Section 2.9.

        Company Stock Option Plan: means the Amended and Restated Incentive Stock Plan, dated as of December 20, 2001.

        Company Stockholder Approval: as defined in Section 3.16.

        Company Stockholders' Meeting: as defined in Section 5.7(a).

        Competition Laws: as defined in Section 5.3(c).

        Confidentiality Agreement: as defined in Section 5.10.

        Current D&O Policy: as defined in 5.11(c).

        DGCL: as defined in the recitals to this Agreement.

        Distribution Date: as defined in Section 3.19(b).

        DOJ: as defined in Section 5.3.

        Effective Time: as defined in Section 2.5.

        Encumbrance: any security interest, pledge, mortgage, lien (including environmental and tax liens), charge, encumbrance, adverse claim, preferential arrangement or restriction of any kind, including any restriction on the use, voting, transfer, receipt of income or other exercise of any attributes of ownership.

        Engagement Letters: as defined in Section 3.17.

        Environmental Laws: as defined in Section 3.26.

        ERISA: as defined in Section 3.14(a).

        Exchange Act: the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

        Export Control Requirements: as defined in Section 3.13.

        Foreign Antitrust Laws: means non-U.S. Laws intended to prohibit, restrict or regulate actions or transactions having the purpose or effect of monopolization, restraint of trade or harm to competition.

        FTC: as defined in Section 5.3.

        GAAP: United States generally accepted accounting principles and practices as in effect from time to time and applied consistently throughout the periods involved.

        Governmental Authority: means any United States federal, state or local or any foreign government, governmental, regulatory or administrative authority, agency or commission or any court, tribunal or judicial or arbitral body.

        Governmental Damages: as defined in Section 3.5(a).

        Hazardous Materials: as defined in Section 3.26.

        HSR Act: the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

        Intellectual Property: means (i) trade names, logos, trademarks, service marks, collective marks, and certification marks (registered or otherwise), including any and all registrations and applications for registration thereof and renewals thereof and all related goodwill (ii) copyrights (registered or otherwise) and any and all registrations and applications for registration thereof, (iii) domain names, URLs and Internet web sites and all rights (including all trademark and common law rights) therein, (iv) patents, patent applications and patentable inventions, (v) computer software, including source code and object code, operating systems and specifications, data, data bases, files, documentation and other materials related thereto, (vi) trade secrets, (vii) whether or not confidential, technology (including know-how and show-how), production processes and techniques, research and development information, drawings, specifications, designs, plans, proposals, technical data, copyrightable works, financial, marketing and business data, pricing and cost information, business and marketing plans and customer and supplier lists and information and know-how, and any other proprietary rights of any type whatsoever together with all associated goodwill.

        Intellectual Property Rights: as defined in Section 3.15(a).

        Knowledge (or any derivations thereof): with respect to any Person that is not an individual, as to any specific matter, the actual knowledge of such Person's executive officers and other officers and manager having primary responsibility for such matter.

        Labor Organization: as defined in Section 3.14(n).

        Law: as defined in Section 3.5(a).

        Licensed Rights: as defined in Section 3.15(a).

        Loss Contract: as defined in Section 3.11(a).

        Material Adverse Effect or Material Adverse Effect on the Company: means, with respect to the Company any change or effect that, individually or in the aggregate with all other changes or effects, is or is reasonably likely to be materially adverse to the business, operations, properties, financial condition, assets or liabilities of the Company and its Subsidiaries, taken as a whole, other than those relating to (i) the economy or securities markets in general and not specifically relating to (or disproportionately affecting) the Company, or (ii) to the announcement of the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, a "Material Adverse Effect" or "Material Adverse Effect on the Company" shall be deemed to have occurred if the applicable state of facts, change, development, circumstance, event or effect (or aggregation of state of facts, changes, developments, circumstances, events or effects) has resulted in or would reasonably be expected to result in reputational harm to the Company's business, Parent or any affiliate of Parent of such seriousness and significance that a reasonable person in the position of Parent would not proceed with the Merger and the transactions contemplated by this Agreement.

        Material Contract: as defined in Section 3.11(a).

        Merger: as defined in the recitals to this Agreement.

        Merger Consideration: as defined in Section 2.6(a).

        Non-U.S. Benefit Plan: as defined in Section 3.14(a).

        Notice of Superior Proposal: as defined in Section 5.2(d).

        Parent: as defined in the first paragraph of this Agreement.

        Parent Material Adverse Effect: as defined in Section 4.3.

        Paying Agent: means a financial institution selected by Parent.

        Permits: as defined in Section 3.5(b).

        Person: an individual, general or limited partnership, joint venture, corporation, limited liability company, trust, unincorporated organization and a government or any department or agency thereof.

        Policies: as defined in Section 3.22(a).

        Proxy Statement: the proxy statement relating to the solicitation of the approval of the Merger by the holders of the outstanding Company Common Stock.

        Purchaser: as defined in the first paragraph of this Agreement.

        Representatives: as defined in Section 5.2(c).

        Rights: those certain rights to purchase one tenth of a share of Company Common Stock upon the terms and subject to the provisions of the Rights Agreement.

        Rights Agreement: as defined in Section 3.2.

        Sarbanes-Oxley Act: as defined in Section 3.8(a).

        SEC: the United States Securities and Exchange Commission.

        Securities Act: the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

        Shares: all the issued and outstanding Company Common Stock together with the associated Company Rights.

        Stock Acquisition Date: as defined in Section 3.19(a).

        Subsidiary: with respect to any Person, any corporation or other business entity, of which a majority (by number of votes) of the shares of capital stock (or other voting interests) at the time outstanding is owned by such Person directly or indirectly through Subsidiaries.

        Superior Proposal: as defined in Section 5.2(c).

        Surviving Corporation: as defined in Section 2.1.

        Surviving Corporation Plan: as defined in Section 5.4(a).

        Surviving Corporation Welfare Plan: as defined in Section 5.4(b).

        Takeover Proposal: as defined in Section 5.2(c).

        Taxes: all (x) Federal, state, local or foreign income, gross receipts, consumption, value added, stamp, property, sales, use, excise, ad valorem, franchise, employment, withholding, transfer and other taxes, customs, duties or similar governmental charges, including any interest, penalties or additions with respect thereto, whether disputed or not, (y) liability for the payment of any amounts of the type described in clause (x) as a result of being a member of an affiliated, consolidated, combined or unitary group, and (z) liability for the payment of any amounts as a result of being party to any tax sharing agreement or as a result of any express or implied obligation to indemnify any other person with respect to the payment of any amounts of the type described in clause (x) or (y).

        Termination Date: as defined in Section 7.1(e).

        Termination Fee: as defined in Section 7.3(a).

        Transactions: as defined in Section 5.3.

        Transition Period: as defined in Section 5.4(a).

        U.S. Benefit Plan: as defined in Section 3.14(a).

        Voting Agreement: as defined in the recitals to this Agreement.

        Voting Company Debt: as defined in Section 3.2.

        WARN: as defined in Section 3.14(n).

        Section 8.2    Interpretation.    When a reference is made in this Agreement to an Article, Section, Schedule or Annex, such reference shall be to an Article, or Section of, or Schedule or Annex to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." The words "hereof," "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term.

ARTICLE IX

GENERAL PROVISIONS

        Section 9.1    Nonsurvival of Representations and Warranties.    None of the representations, warranties, covenants or agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 9.1 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

        Section 9.2    Notices.    All notices, consents, instructions and other communications required or permitted under this Agreement shall be effective only if given in writing and shall be considered to have been duly given when (i) delivered by hand, (ii) sent by telecopier (with receipt confirmed), provided that a copy is mailed (on the same date) by certified or registered mail, return receipt requested, postage prepaid, or (iii) received by the addressee, if sent by Express Mail, Federal Express or other reputable express delivery service (receipt requested), in which case, receipt shall be deemed to have occurred on the next business day (including Saturday), or by first class certified or registered mail, return receipt requested, postage prepaid. Notice shall be sent in each case to the appropriate addresses or telecopier numbers set forth below (or to such other addresses and telecopier numbers as a party may from time to time designate as to itself by notice similarly given to the other parties in accordance herewith, which shall not be deemed given until received by the addressee). Notice shall be given:

      if to the Company to:

      BHA Group Holdings, Inc.
      8800 East 63rd Street
      Kansas City, Missouri 64133
      Attn: James E. Lund
      Facsimile: 816-353-4613

      With a copy to:

      Kronish Lieb Weiner & Hellman LLP
      1114 Avenue of the Americas
      New York, New York 10036
      Attn: Ralph J. Sutcliffe, Esq.
      Facsimile: (212) 479-6275

      If to Parent or Purchaser:

      General Electric Company
      GE Energy
      4200 Wildwood Parkway
      Atlanta, GA 30339
      Facsimile: (678) 844-7811
      Attention: David E. Tucker

      With additional copies to:

      General Electric Company
      GE Energy
      4200 Wildwood Parkway
      Atlanta, GA 30339
      Facsimile: (678) 844-7378
      Attention: James M. Waterbury, Esq.

      King & Spalding LLP
      1185 Avenue of the Americas
      New York, NY 10036
      Facsimile: (212) 556-2222
      Attention: Stephen M. Wiseman, Esq.

        Section 9.3    Severability.    If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon a determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement, including the Merger, be consummated as originally contemplated to the fullest extent possible.

        Section 9.4    Entire Agreement, Third Party Beneficiaries.    This Agreement (including the exhibits, schedules, documents and instruments referred to herein or therein) (a) constitute the entire agreement and supersede all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof and thereof; and (b) except with respect to Sections 2.9 and 5.12 of this Agreement, are not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

        Section 9.5    Governing Law.    This Agreement shall be governed in all respects, including validity, interpretation and effect, by the internal laws of the State of Delaware without giving effect to the conflicts of law provisions thereof.

        Section 9.6    Counterparts.    This Agreement may be delivered by facsimile and executed in two or more counterparts which together shall constitute a single instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

        Section 9.7    Assignment.    Neither this Agreement nor any of the rights, interest or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties hereto without the prior written consent of the other parties. Any assignment in violation of the preceding sentence shall be void. Subject to the preceding two sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

        Section 9.8    Specific Performance.    The parties agree that due to the unique subject matter of this transaction, monetary damages will be insufficient to compensate the non-breaching parties in the event of a breach of any part of this Agreement. Accordingly, the parties agree that any non-breaching party shall be entitled (without prejudice to any other right or remedy to which it may be entitled) to an appropriate decree of specific performance, or an injunction restraining any violation of this Agreement or other equitable remedies to enforce this Agreement (without establishing the likelihood of irreparable injury or posting bond or other security), and the breaching party waives in any action or proceeding brought to enforce this Agreement the defense that there exists an adequate remedy at law.

        Section 9.9    WAIVER OF JURY TRIAL.    EACH OF THE PARTIES HERETO HEREBY WAIVES TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY OR AGAINST IT ON ANY MATTERS WHATSOEVER, IN CONTRACT OR IN TORT, ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS AGREEMENT.

[SIGNATURE PAGE FOLLOWS]

        IN WITNESS WHEREOF, the parties have caused this Agreement to be executed, by their respective duly authorized officers, on the date first above written.

GENERAL ELECTRIC COMPANY,
By:	/s/ RONALD C. WILLIAMS Name: Ronald C. Williams Title: Attorney-in-fact
CASEY ACQUISITION COMPANY,
By:	/s/ R. BRANDON ASBILL Name: R. Brandon Asbill Title: Attorney-in-fact
BHA GROUP HOLDINGS, INC.,
By:	/s/ JAMES E. LUND Name: James E. Lund Title: President

Exhibit A to Merger Agreement

FORM OF CERTIFICATE OF INCORPORATION

OF

SURVIVING CORPORATION

        First:    The name of the corporation is /    •    / (hereinafter referred to as the "Corporation").

        Second:    The address of the registered office of the Corporation in the State of Delaware is c/o The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle, Delaware 19801. The name of the registered agent for service of process at such address is The Corporation Trust Company.

        Third:    The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

        Fourth:    The total number of shares of stock which the Corporation shall have authority to issue is 100 shares of common stock and the par value of each of such shares is $0.01.

        Fifth:    The name and mailing address of the sole incorporator is /    •    /.

        Sixth:    The Corporation is to have perpetual existence.

        Seventh:    The business and affairs of the Corporation shall be managed by the Board of Directors, and the directors need not be elected by ballot unless required by the bylaws.

        Eighth:    The Board of Directors is expressly authorized to adopt, amend or repeal the bylaws of the Corporation.

        Ninth:    Meetings of stockholders (including the annual meeting of stockholders) may be held within or without the State of Delaware and may be held and conducted in any manner (including, without limitation, by telephonic meeting or by written consent in lieu of a meeting) provided for in the bylaws of the Corporation. The books of the Corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the board of directors or in the bylaws of the Corporation.

        Tenth:    To the fullest extent permitted by the General Corporation Law of the State of Delaware as it now exists and as it may hereafter be amended, no director shall be personally liable to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the General Corporation Law of the State of Delaware or (iv) for any transaction from which the director derived an improper personal benefit. Any repeal or modification of this Article Tenth shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification with respect to acts or omissions occurring prior to such repeal or modification.

        Eleventh:    The Corporation shall, to the fullest extent permitted by the provisions of Section 145 of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented, indemnify any and all persons whom it shall have power to indemnify under said Section from and against any and all of the expenses, liabilities, or other matters referred to in or covered by said Section, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise and shall continue as to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of the heirs, executors, and administrators of such a person. Any repeal or modification of this Article Eleventh shall not adversely affect any right to indemnification of any persons existing at the time such repeal or modification with respect to any matter occurring prior to such repeal or modification.

[Remainder of Page Intentionally Left Blank]

Exhibit B to Merger Agreement

FORM OF VOTING AGREEMENT

        THIS VOTING AGREEMENT (this "Agreement") is made and entered into on /    •    /, by and among GENERAL ELECTRIC COMPANY, a New York corporation ("Parent"), and the stockholders of BHA GROUP HOLDINGS, INC., a Delaware corporation (the "Company"), whose names appear on Schedule A hereto (each a "Stockholder" and collectively, the "Stockholders").

RECITALS

        WHEREAS, concurrent with the execution and delivery of this Agreement, Parent, Casey Acquisition Company, a Delaware corporation ("Purchaser"), and the Company have entered into an Agreement and Plan of Merger (as amended, modified or supplemented in accordance with its terms, the "Merger Agreement"), which provides for the acquisition of the Company by Parent, subject to certain conditions, through a merger whereby Purchaser will merge with and into the Company with the Company surviving and the holders of the outstanding shares of Company Common Stock will be entitled to receive the Merger Consideration as provided in the Merger Agreement;

        WHEREAS, as of the date hereof, each Stockholder is the beneficial and record holder of the number of Shares (as defined below) set forth opposite such Stockholder's name on Schedule A hereto;

        WHEREAS, Parent and Stockholder wish to provide for the voting of the Shares held by the Stockholders with respect to the adoption and approval of the Merger, the Merger Agreement and the other transactions contemplated thereby;

        WHEREAS, as a condition to its willingness to enter into the Merger Agreement, Parent has required that each Stockholder enter into this Agreement; and

        WHEREAS, in order to induce Parent to enter into the Merger Agreement, each Stockholder is willing to enter into this Agreement;

        NOW, THEREFORE, as an inducement to Parent to enter into the Merger Agreement and for other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged by each of the parties hereto), and intending to be legally bound hereby, the parties hereto agree as follows:

AGREEMENT

        1.    Defined Terms.    For purposes of this Agreement the following terms shall have the following meanings (all other capitalized terms not otherwise defined herein shall have the meanings ascribed thereto in the Merger Agreement):

          1.1.    Expiration Time.    "Expiration Time" shall mean the earlier to occur of (a) the termination of the Merger Agreement in accordance with its terms, or (b) the Effective Time of the Merger.

          1.2.    Shares.    "Shares" shall mean (with respect to each Stockholder): (a) all equity securities of the Company (including all shares of Company Common Stock, Company Preferred Stock, and all options, warrants or other securities convertible into or exercisable for shares of Company Common Stock, Company Preferred Stock or any other equity securities of the Company and any other rights to acquire shares or securities convertible into or exercisable for shares of Company Common Stock, Company Preferred Stock or any other equity securities of the Company (collectively being referred to as "Company Securities")) beneficially owned by such Stockholder as of the date of this Agreement and (b) all additional Company Securities which such Stockholder acquires beneficial ownership of during the period from the date of this Agreement through the Expiration Time.

        2.    Representations and Warranties of Each Stockholder.    Each Stockholder hereby severally and not jointly represents and warrants to Parent as follows:

          2.1.    Title to the Shares.    Except as set forth on Schedule A with respect to record ownership, each stockholder is the owner of (both beneficially and of record), or is the trustee of a trust that is the record holder of, and whose beneficiaries are the beneficial owners of, the Shares set forth opposite such Stockholder's name on Schedule A hereto. Each Stockholder has the exclusive power to vote the Shares on all matters submitted to holders of shares of Company Common Stock. Each Stockholder has good and marketable title to and owns all of the Shares free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, agreements, limitations on voting rights, restrictions, charges, proxies and other encumbrances of any nature. Each Stockholder hereby revokes any and all proxies or powers of attorney in existence immediately prior to the execution of this Agreement with respect to the Shares, and each Stockholder has not appointed or granted any proxy, which appointment or grant is still effective, with respect to the Shares.

          2.2.    Authority Relative to this Agreement.    Each Stockholder has all necessary power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by such Stockholder and the consummation by such Stockholder of the transactions contemplated hereby have been duly and validly authorized by all necessary trust or other action on the part of such Stockholder and no trust or other proceedings are necessary to authorize this Agreement or to consummate the transactions contemplated by this Agreement. This Agreement has been duly and validly executed and delivered by each Stockholder and, assuming the due authorization, execution and delivery by Parent, constitutes a legal, valid and binding obligation of each Stockholder, enforceable against each Stockholder in accordance with its terms, (a) except as may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to enforcement of creditors' rights generally, and (b) subject to general principles of equity. If a Stockholder is married, or marries prior to the Expiration Time, and such Stockholder's Shares constitute community property or otherwise require spousal or other approval in order for this Agreement to be legal, valid and binding, this Agreement has been (or, prior to the marriage, will be) approved executed and delivered by, and constitutes (or, prior to the marriage, will constitute) a legal, valid and binding obligation of, such Stockholder's spouse, enforceable against such spouse in accordance with its terms. No trust of which such Stockholder is a trustee requires the consent of any beneficiary or other person to the execution and delivery of this Agreement or to the consummation by such trust of the transactions contemplated by this Agreement or compliance by such trust with the provisions of this Agreement.

          2.3.    No Conflict.    The execution and delivery of this Agreement by each Stockholder does not, and the performance of this Agreement by each Stockholder will not, (a) require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority by such Stockholder, (b) conflict with or violate any law, rule, regulation, order, judgment or decree applicable to such Stockholder, or (c) conflict with or result in a breach of any trust documents of such Stockholder.

        3.    Covenants of Stockholder.

          3.1    Restriction on Transfer.    Each Stockholder hereby covenants and agrees that prior to the termination or expiration of this Agreement, except as otherwise specifically contemplated by this Agreement, such Stockholder shall not, and shall not offer or agree to or consent to, sell, transfer, tender, assign, hypothecate or otherwise dispose of, grant any proxy to, deposit any Shares into a voting trust, enter into a voting trust agreement or any other voting arrangement or create or permit to exist any additional security interest, lien, claim, pledge, option, right of first refusal, agreement, limitation on voting rights, charge or other encumbrance of any nature whatsoever with respect to the Shares.

          3.2    Additional Shares.    Prior to the Expiration Time, each Stockholder will promptly notify the Parent of the kind and number of any Company Securities acquired directly or beneficially by such Stockholder, if any, after the date hereof. Any such shares shall become "Shares" within the meaning of this Agreement.

          3.3    Nonsolicitation.    Prior to the Expiration Time, each Stockholder shall not as a stockholder (either individually or through any Representative of Stockholder): (a) solicit, initiate, or encourage (including by way of furnishing information), directly or indirectly, any inquiries regarding, or the submission of, any proposal that could lead to a Takeover Proposal or any Takeover Proposal or Superior Proposal; (b) participate in any discussions or negotiations regarding, or furnish to any Person any information or data with respect to, or take any other action to knowingly facilitate or otherwise cooperate in the making of any proposal that constitutes, or could reasonably be expected to lead to, any Takeover Proposal or Superior Proposal; or (c) enter into any agreement with respect to any proposal for a Takeover Proposal or Superior Proposal or approve or resolve to approve any proposal for a Takeover Proposal or Superior Proposal. Upon execution of this Agreement, each Stockholder shall (i) immediately cease any existing activities, discussion or negotiations with any Person conducted prior to such time with respect to any of the foregoing; and (ii) promptly (but in all events within 24 hours) notify Parent in writing of the existence of any proposal, discussion, negotiation, or inquiry received by such Stockholder that constitutes or could reasonably be expected to lead to a potential Takeover Proposal or Superior Proposal and communicate the terms of any such proposal, discussion, negotiation, or inquiry to Parent (including provision to Parent of any written materials received by such Stockholder in connection with such proposal, discussion, negotiation, or inquiry). Each Stockholder shall keep Parent reasonably apprised of any material development with respect to such proposal, discussion, negotiation, or inquiry. Nothing in this Section 3.3 shall limit the operation of Section 4.3 hereof.

        4.    Voting Agreement; Proxy.

          4.1    Voting Agreement.    Each Stockholder agrees that, at all times prior to the Expiration Time, at every meeting of the stockholders of the Company (however called), and at every adjournment or postponement thereof, and on every action or approval by written consent of the stockholders of the Company, such Stockholder shall be present (in person or by proxy) for purposes of establishing a quorum thereat and shall vote all of the Shares, or shall cause the Shares to be voted, (a) in favor of the adoption, approval and consummation of the Merger, the Merger Agreement and the other transactions contemplated thereby, and in favor of any matter that could reasonably be expected to facilitate the Merger (to the extent that the Shares have a right to vote thereon), (b) against any other Takeover Proposal or Superior Proposal, and (c) against any proposal (other than the Merger Agreement) that could reasonably be expected to (i) result in any change in the directors of the Company, any change in the present capitalization of the Company or any amendment to the Company Certificate of Incorporation or the Company Bylaws, (ii) result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement, (iii) impair in any material respect the ability of the Company to perform its obligations under the Merger Agreement, or (iv) otherwise prevent, materially delay or interfere with the consummation of the transactions contemplated by the Merger Agreement.

          4.2    Grant of Proxy.

          (a)   Each Stockholder hereby irrevocably grants to and appoints, Parent and each of its designees, and each of them individually as such Stockholder's proxy and attorney-in-fact (with full power of substitution) for and in the name, place and stead of such Stockholder, to vote the Shares or execute one or more written consents or approvals in respect of Shares in a manner consistent with this Section 4.

          (b)   Each Stockholder hereby ratifies and confirms that the irrevocable proxy set forth in this Section 4.2 is given in connection with the execution of the Merger Agreement and that such irrevocable proxy is given to secure the performance of such Stockholder's duties in accordance with this Agreement. Each Stockholder hereby further ratifies and confirms that the irrevocable proxy granted hereby is coupled with an interest and may under no circumstances be revoked other than by the termination of this Agreement in accordance with its terms. This irrevocable proxy is executed and intended to be irrevocable in accordance with Section 212(e) of the DGCL and terminable only upon termination of this Agreement.

          4.3    Other Voting; Stockholder Capacity.    Each Stockholder may vote on all issues other than those specified in this Section 4 that may come before any meeting of the stockholders of the Company in its sole discretion, provided that such vote does not contravene the provisions of this Section 4. Parent acknowledges and agrees that each Stockholder is executing and delivering this Agreement solely in Stockholder's capacity as the record and beneficial owner of the Shares and no provision of this Agreement shall limit or otherwise restrict such Stockholder with respect to any act or omission that such Stockholder may undertake or authorize in such Stockholder's capacity as an officer of the Company or a member of the Board of Directors of the Company, as the case may be, including, without limitation, any action such Stockholder is permitted to take in such Stockholder's capacity as a director of the Company pursuant to Section 5.2 of the Merger Agreement and any vote that such Stockholder may make in such Stockholder's capacity as a director of the Company with respect to any matter presented to the Board of Directors of the Company.

        5.    Consents and Waivers.

          5.1.    Consummation of Merger.    Each Stockholder hereby gives any and all consents and waivers that are required for the consummation of the Merger under the terms of any agreements to which such Stockholder is a party or pursuant to any rights such Stockholder may have, in any case only in such Stockholder's capacity as the holder of the Shares (and specifically excluding, for example, any agreement or rights such Stockholder may have pursuant to any employment or severance agreement).

          5.2.    Waiver of Appraisal Rights.    Each Stockholder hereby waives any rights of appraisal or rights to dissent (pursuant to the DGCL or otherwise) with respect to the Merger.

        6.    Certain Events.    Each Stockholder agrees that this Agreement and the obligations hereunder shall attach to the Shares and shall be binding on any Person to which legal or beneficial ownership of such Shares shall pass, whether by operation of law or otherwise. In the event of any stock split, stock dividend, merger, reorganization, recapitalization or other change in the capital structure of the Company affecting the Company Common Stock or other voting securities of the Company, the number of Shares shall be deemed adjusted appropriately and this Agreement and the obligations hereunder shall automatically and without any additional action by the parties attach to any additional shares of Company Common Stock or other Company Securities issued to or acquired by such Stockholder.

        7.    Termination.    This Agreement shall terminate on the first to occur of (a) the Effective Time or (b) the termination of the Merger Agreement in accordance with its terms, provided that the provisions of Section 8 of this Agreement shall survive any such termination and no such termination of this Agreement shall relieve any party from liability for any breach of this Agreement.

        8.    Miscellaneous.

          8.1.    Expenses.    All costs and expenses incurred in connection with the transactions contemplated by this Agreement shall be paid by the party incurring such costs and expenses.

          8.2.    Specific Performance.    The parties hereto agree that, in the event any provision of this Agreement is not performed in accordance with the terms of this Agreement, (a) the non-breaching party will sustain irreparable damages for which there is not an adequate remedy at law for money damages and (b) the parties shall be entitled to specific performance of the terms of this Agreement, in addition to any other remedy at law or in equity.

          8.3.    Entire Agreement.    This Agreement constitutes the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, both written and oral, among such parties with respect to the subject matter hereof.

          8.4.    Assignment.    Without the prior written consent of the other party to this Agreement, no party may assign any rights or delegate any obligations under this Agreement, by operation of law or otherwise. Any such purported assignment or delegation made without prior consent of the other party hereto shall be null and void.

          8.5.    Parties in Interest.    This Agreement shall be binding upon, inure solely to the benefit of, and be enforceable by, the parties hereto and their successors and permitted assigns. Nothing in this Agreement, express or implied, is intended to or shall confer upon any other person not a party hereto any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

          8.6.    Amendment.    This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

          8.7    Severability.    If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of this Agreement is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the terms of this Agreement remain as originally contemplated to the fullest extent possible.

          8.8.    Notices.    Except as otherwise provided herein, all notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by overnight courier, by facsimile transmission or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 8.8):

      if to Parent:

      General Electric Company
      GE Energy
      4200 Wildwood Parkway
      Atlanta, GA 30339
      Facsimile: (678) 844-7811
      Attention: David E. Tucker

      With additional copies to:

      General Electric Company
      GE Energy
      4200 Wildwood Parkway
      Atlanta, GA 30339
      Facsimile: (678) 844-7378
      Attention: James M. Waterbury, Esq.

      King & Spalding LLP
      1185 Avenue of the Americas
      New York, New York 10036
      Facsimile: (212) 556-2222
      Attention: Stephen M. Wiseman, Esq.

  if to Stockholder:

        At the address specified below such Stockholder's name on the Schedule A hereto.

          8.9    Governing Law.    This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York applicable to contracts executed in and to be performed in New York without regard to any principles of choice of law or conflicts of law of such state.

          8.10    Headings.    The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

          8.11.    Counterparts.    This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

          8.12.    Additional Documents.    Each Stockholder hereby covenants and agrees to execute and deliver any additional documents necessary or desirable, in the reasonable opinion of Parent, to carry out the intent of this Agreement.

          8.13.    Waiver of Jury Trial.    Each party acknowledges and agrees that any controversy which may arise under this Agreement is likely to involve complicated and difficult issues, and therefore each party hereby irrevocably and unconditionally waives any right such party may have to a trial by jury in respect of any litigation directly or indirectly arising out of or relating to this Agreement or the transactions contemplated by this Agreement. Each party certifies and acknowledges that (a) no Representative of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver, (b) each such party understands and has considered the implications of this waiver, (c) each such party makes this waiver voluntarily, and (d) each such party has been induced to enter into this Agreement by, among other things, the waivers and certifications in this Section 8.13.

Exhibit C to Merger Agreement

AMENDMENT NO. 2
TO
RIGHTS AGREEMENT

        AMENDMENT NO. 2, dated as of May 31, 2004 (this "Amendment No. 2"), to the Rights Agreement, dated as of December 13, 1995, between BHA Group Holdings, Inc., a Delaware corporation (fka BHA Group, Inc.) (the "Company"), and UMB Bank, N.A. (the "UMB"), as Rights Agent, as amended by that certain Amendment No. 1, dated May 13, 2004, to the Rights Agreement (as amended by Amendment No. 1, the "Rights Agreement").

R E C I T A L S:

        A.    Except as otherwise provided herein, capitalized terms used in this Amendment No. 2 have the meanings assigned to them in the Rights Agreement.

        B.    Pursuant to Section 26 of the Rights Agreement, the Company and UMB desire to amend the Rights Agreement as hereinafter set forth.

        NOW, THEREFORE, in consideration of the herein premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

        1.    Amendments to the Rights Agreement.

        a.     Section 1(a) of the Rights Agreement is hereby deleted in its entirety and replaced with the following:

  "(a)    Acquiring Person" shall mean any Person (other than the Company, any Subsidiary of the Company, any employee benefit plan maintained by the Company or any of its Subsidiaries or any trustee or fiduciary with respect to such plan acting in such capacity) which shall be the Beneficial Owner of 20% or more of shares of Company Common Stock then outstanding; provided that the acquisition of beneficial ownership of shares of Company Common Stock by General Electric Company ("GE"), Casey Acquisition Company, a Delaware corporation and a wholly owned subsidiary of GE ("Sub") or any Affiliate or Associate thereof by virtue of execution and delivery of, or the consummation of the transactions contemplated by, (A) the Agreement and Plan of Merger, dated as of May 31, 2004 (the "Merger Agreement"), by and among GE, Sub and the Company or (B) the Voting Agreement, dated as of May 31, 2004, by and among GE and certain stockholders of the Company which was executed in connection with the execution and delivery of the Merger Agreement, shall not, whether alone or together with any beneficial ownership of shares of Company Common Stock prior to the date of the Merger Agreement by GE, its Affiliates or Associates, cause GE, Sub or any of their Affiliates or Associates to become an "Acquiring Person" for any purpose under this Agreement."

        b.     Section 1(d) of the Rights Agreement is hereby deleted in its entirety and replaced with the following:

  "(d) A Person shall be deemed the "Beneficial Owner" of, and shall be deemed to "beneficially own," any securities:

        (i)    of which such Person or any of such Person's Affiliates or Associates is considered to be a "beneficial owner" under Rule 13d-3 of the General Rules and Regulations under the Exchange Act (the "Exchange Act Regulations") as in effect on the date hereof; provided, however, that a Person shall not be deemed the "Beneficial Owner" of, or to "beneficially own," any securities under this subparagraph (i) as a result of an agreement, arrangement or understanding to vote such securities if such agreement, arrangement or understanding (A) arises solely from a revocable proxy given in response to a proxy or consent solicitation made pursuant to, and in accordance with, the applicable provisions of the Exchange Act and the Exchange Act Regulations, and (B) is not reportable by such Person on Schedule 13D under the Exchange Act (or any comparable or successor report);

        (ii)   which are beneficially owned, directly or indirectly, by any other Person (or any Affiliate or Associate of such other Person) with which such Person (or any of such Person's Affiliates or Associates) has any agreement, arrangement or understanding (whether or not in writing), for the purpose of acquiring, holding, voting (except pursuant to a revocable proxy as described in the proviso to subparagraph (i) of this paragraph (d)) or disposing of such securities; or

        (iii)  which such Person or any of such Person's Affiliates or Associates, directly or indirectly, has the right to acquire (whether such right is exercisable immediately or only after the passage of time or upon the satisfaction of conditions) pursuant to any agreement, arrangement or understanding (whether or not in writing) or upon the exercise of conversion rights, exchange rights, rights, warrants or options, or otherwise;

        provided, however, that under this paragraph (d) a Person or any Affiliate or Associate of such Person shall not be deemed the "Beneficial Owner" of, or to "beneficially own," (A) securities tendered pursuant to a tender or exchange offer made in accordance with Exchange Act Regulations by such Person or any of such Person's Affiliates or Associates until such tendered securities are accepted for purchase or exchange, (B) securities that may be issued upon exercise of Rights at any time prior to the occurrence of a Triggering Event, (C) securities that may be issued upon exercise of Rights from and after the occurrence of a Triggering Event, which Rights were acquired by such Person or any of such Person's Affiliates or Associates prior to the Distribution Date or pursuant to Section 3(c) or Section 22 hereof (the "Original Rights") or pursuant to Section 11(i) hereof in connection with an adjustment made with respect to any Original Rights or (D) securities that are acquired or otherwise would be "beneficially owned" by virtue of execution and delivery of, or the consummation of transactions contemplated by, agreements, arrangements or understandings, including any voting or stockholders' agreements executed in connection therewith, that are approved by the Board of Directors of the Company prior to the execution and delivery of such agreements and the consummation of the transactions contemplated thereby, unless thereafter the Person holding such securities acquires additional securities in a subsequent alternative transaction that was not approved by the Board of Directors of the Company prior to the consummation of such subsequent alternative transaction, whereupon such Person shall be deemed, as of the date of the consummation of the subsequent transaction, to be the "Beneficial Owner" of all securities held by such Person."

        c.     The Rights Agreement is hereby amended by adding the following text immediately after the third sentence of Section 28:

    "For the avoidance of doubt, notwithstanding anything in this Agreement to the contrary, the Board of Directors of the Company (i) has determined that no Distribution Date, Stock Acquisition Date or Triggering Event shall occur solely by virtue of the execution and delivery of the Merger Agreement or the Voting Agreement or the consummation of the transactions contemplated by the Merger Agreement or the Voting Agreement and (ii) has approved the transactions contemplated by the Merger Agreement and the Voting Agreement such that the execution and delivery thereof and the consummation of the transactions contemplated thereby will not cause GE, Sub or any of their Affiliates or Associates to become the Beneficial Owner of or be deemed to "beneficially own" any securities of the Company for purposes of this Agreement."

        2.    Governing Law.    This Amendment No. 2 shall be construed according to, and the rights and liabilities of the parties shall be governed by, the laws of the State of Delaware, without regard to the conflict of laws principles thereof.

        3.    Entire Agreement and Amendment.    This Amendment No. 2, together with the Rights Agreement, represents the entire agreement between the parties with respect to the subject matter of this Amendment No. 2 and the Rights Agreement, and may not be changed, modified or terminated except by an instrument in writing signed by the Company and the Rights Agent. Except as specifically set forth in this Amendment No. 2, the Rights Agreement shall remain unmodified and in full force and effect.

        4.    Binding Effect.    This Amendment No. 2 shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns.

        5.    Counterparts.    This Amendment No. 2 may be delivered by facsimile and executed in counterparts, each of which shall constitute an original and all of which together shall constitute one and the same instrument.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

        IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first above written.

BHA GROUP HOLDINGS, INC.
By:	/s/ JAMES E. LUND Name: James E. Lund Title: President and Chief Executive Officer
UMB BANK, N.A.
By:	/s/ SCOTT MATTHEWS Name: K. Scott Matthews Title: Vice President

ANNEX B

VOTING AGREEMENT

        THIS VOTING AGREEMENT (this "Agreement") is made and entered into on May 31, 2004, by and among GENERAL ELECTRIC COMPANY, a New York corporation ("Parent"), and the stockholders of BHA GROUP HOLDINGS, INC., a Delaware corporation (the "Company"), whose names appear on Schedule A hereto (each a "Stockholder" and collectively, the "Stockholders").

RECITALS

        WHEREAS, concurrent with the execution and delivery of this Agreement, Parent, Casey Acquisition Company, a Delaware corporation ("Purchaser"), and the Company have entered into an Agreement and Plan of Merger (as amended, modified or supplemented in accordance with its terms, the "Merger Agreement"), which provides for the acquisition of the Company by Parent, subject to certain conditions, through a merger whereby Purchaser will merge with and into the Company with the Company surviving and the holders of the outstanding shares of Company Common Stock will be entitled to receive the Merger Consideration as provided in the Merger Agreement;

        WHEREAS, as of the date hereof, each Stockholder is the beneficial and record holder of the number of Shares (as defined below) set forth opposite such Stockholder's name on Schedule A hereto;

        WHEREAS, Parent and Stockholder wish to provide for the voting of the Shares held by the Stockholders with respect to the adoption and approval of the Merger, the Merger Agreement and the other transactions contemplated thereby;

        WHEREAS, as a condition to its willingness to enter into the Merger Agreement, Parent has required that each Stockholder enter into this Agreement; and

        WHEREAS, in order to induce Parent to enter into the Merger Agreement, each Stockholder is willing to enter into this Agreement;

        NOW, THEREFORE, as an inducement to Parent to enter into the Merger Agreement and for other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged by each of the parties hereto), and intending to be legally bound hereby, the parties hereto agree as follows:

AGREEMENT

        1.    Defined Terms.    For purposes of this Agreement the following terms shall have the following meanings (all other capitalized terms not otherwise defined herein shall have the meanings ascribed thereto in the Merger Agreement):

          1.1.    Expiration Time.    "Expiration Time" shall mean the earlier to occur of (a) the termination of the Merger Agreement in accordance with its terms, or (b) the Effective Time of the Merger.

          1.2.    Shares.    "Shares" shall mean (with respect to each Stockholder): (a) all equity securities of the Company (including all shares of Company Common Stock, Company Preferred Stock, and all options, warrants or other securities convertible into or exercisable for shares of Company Common Stock, Company Preferred Stock or any other equity securities of the Company and any other rights to acquire shares or securities convertible into or exercisable for shares of Company Common Stock, Company Preferred Stock or any other equity securities of the Company (collectively being referred to as "Company Securities")) beneficially owned by such Stockholder as of the date of this Agreement and (b) all additional Company Securities which such Stockholder acquires beneficial ownership of during the period from the date of this Agreement through the Expiration Time.

        2.    Representations and Warranties of Each Stockholder.    Each Stockholder hereby severally and not jointly represents and warrants to Parent as follows:

          2.1.    Title to the Shares.    Except as set forth on Schedule A with respect to record ownership, each stockholder is the owner of (both beneficially and of record), or is the trustee of a trust that is the record holder of, and whose beneficiaries are the beneficial owners of, the Shares set forth opposite such Stockholder's name on Schedule A hereto. Each Stockholder has the exclusive power to vote the Shares on all matters submitted to holders of shares of Company Common Stock. Each Stockholder has good and marketable title to and owns all of the Shares free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, agreements, limitations on voting rights, restrictions, charges, proxies and other encumbrances of any nature. Each Stockholder hereby revokes any and all proxies or powers of attorney in existence immediately prior to the execution of this Agreement with respect to the Shares, and each Stockholder has not appointed or granted any proxy, which appointment or grant is still effective, with respect to the Shares.

          2.2.    Authority Relative to this Agreement.    Each Stockholder has all necessary power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by such Stockholder and the consummation by such Stockholder of the transactions contemplated hereby have been duly and validly authorized by all necessary trust or other action on the part of such Stockholder and no trust or other proceedings are necessary to authorize this Agreement or to consummate the transactions contemplated by this Agreement. This Agreement has been duly and validly executed and delivered by each Stockholder and, assuming the due authorization, execution and delivery by Parent, constitutes a legal, valid and binding obligation of each Stockholder, enforceable against each Stockholder in accordance with its terms, (a) except as may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to enforcement of creditors' rights generally, and (b) subject to general principles of equity. If a Stockholder is married, or marries prior to the Expiration Time, and such Stockholder's Shares constitute community property or otherwise require spousal or other approval in order for this Agreement to be legal, valid and binding, this Agreement has been (or, prior to the marriage, will be) approved executed and delivered by, and constitutes (or, prior to the marriage, will constitute) a legal, valid and binding obligation of, such Stockholder's spouse, enforceable against such spouse in accordance with its terms. No trust of which such Stockholder is a trustee requires the consent of any beneficiary or other person to the execution and delivery of this Agreement or to the consummation by such trust of the transactions contemplated by this Agreement or compliance by such trust with the provisions of this Agreement.

          2.3.    No Conflict.    The execution and delivery of this Agreement by each Stockholder does not, and the performance of this Agreement by each Stockholder will not, (a) require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority by such Stockholder, (b) conflict with or violate any law, rule, regulation, order, judgment or decree applicable to such Stockholder, or (c) conflict with or result in a breach of any trust documents of such Stockholder.

        3.    Covenants of Stockholder.

          3.1    Restriction on Transfer.    Each Stockholder hereby covenants and agrees that prior to the termination or expiration of this Agreement, except as otherwise specifically contemplated by this Agreement, such Stockholder shall not, and shall not offer or agree to or consent to, sell, transfer, tender, assign, hypothecate or otherwise dispose of, grant any proxy to, deposit any Shares into a voting trust, enter into a voting trust agreement or any other voting arrangement or create or permit to exist any additional security interest, lien, claim, pledge, option, right of first refusal, agreement, limitation on voting rights, charge or other encumbrance of any nature whatsoever with respect to the Shares.

          3.2    Additional Shares.    Prior to the Expiration Time, each Stockholder will promptly notify the Parent of the kind and number of any Company Securities acquired directly or beneficially by such Stockholder, if any, after the date hereof. Any such shares shall become "Shares" within the meaning of this Agreement.

          3.3    Nonsolicitation.    Prior to the Expiration Time, each Stockholder shall not as a stockholder (either individually or through any Representative of Stockholder): (a) solicit, initiate, or encourage (including by way of furnishing information), directly or indirectly, any inquiries regarding, or the submission of, any proposal that could lead to a Takeover Proposal or any Takeover Proposal or Superior Proposal; (b) participate in any discussions or negotiations regarding, or furnish to any Person any information or data with respect to, or take any other action to knowingly facilitate or otherwise cooperate in the making of any proposal that constitutes, or could reasonably be expected to lead to, any Takeover Proposal or Superior Proposal; or (c) enter into any agreement with respect to any proposal for a Takeover Proposal or Superior Proposal or approve or resolve to approve any proposal for a Takeover Proposal or Superior Proposal. Upon execution of this Agreement, each Stockholder shall (i) immediately cease any existing activities, discussion or negotiations with any Person conducted prior to such time with respect to any of the foregoing; and (ii) promptly (but in all events within 24 hours) notify Parent in writing of the existence of any proposal, discussion, negotiation, or inquiry received by such Stockholder that constitutes or could reasonably be expected to lead to a potential Takeover Proposal or Superior Proposal and communicate the terms of any such proposal, discussion, negotiation, or inquiry to Parent (including provision to Parent of any written materials received by such Stockholder in connection with such proposal, discussion, negotiation, or inquiry). Each Stockholder shall keep Parent reasonably apprised of any material development with respect to such proposal, discussion, negotiation, or inquiry. Nothing in this Section 3.3 shall limit the operation of Section 4.3 hereof.

        4.    Voting Agreement; Proxy.

          4.1    Voting Agreement.    Each Stockholder agrees that, at all times prior to the Expiration Time, at every meeting of the stockholders of the Company (however called), and at every adjournment or postponement thereof, and on every action or approval by written consent of the stockholders of the Company, such Stockholder shall be present (in person or by proxy) for purposes of establishing a quorum thereat and shall vote all of the Shares, or shall cause the Shares to be voted, (a) in favor of the adoption, approval and consummation of the Merger, the Merger Agreement and the other transactions contemplated thereby, and in favor of any matter that could reasonably be expected to facilitate the Merger (to the extent that the Shares have a right to vote thereon), (b) against any other Takeover Proposal or Superior Proposal, and (c) against any proposal (other than the Merger Agreement) that could reasonably be expected to (i) result in any change in the directors of the Company, any change in the present capitalization of the Company or any amendment to the Company Certificate of Incorporation or the Company Bylaws, (ii) result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement, (iii) impair in any material respect the ability of the Company to perform its obligations under the Merger Agreement, or (iv) otherwise prevent, materially delay or interfere with the consummation of the transactions contemplated by the Merger Agreement.

          4.2    Grant of Proxy.

          (a)   Each Stockholder hereby irrevocably grants to and appoints, Parent and each of its designees, and each of them individually as such Stockholder's proxy and attorney-in-fact (with full power of substitution) for and in the name, place and stead of such Stockholder, to vote the Shares or execute one or more written consents or approvals in respect of Shares in a manner consistent with this Section 4.

          (b)   Each Stockholder hereby ratifies and confirms that the irrevocable proxy set forth in this Section 4.2 is given in connection with the execution of the Merger Agreement and that such irrevocable proxy is given to secure the performance of such Stockholder's duties in accordance with this Agreement. Each Stockholder hereby further ratifies and confirms that the irrevocable proxy granted hereby is coupled with an interest and may under no circumstances be revoked other than by the termination of this Agreement in accordance with its terms. This irrevocable proxy is executed and intended to be irrevocable in accordance with Section 212(e) of the DGCL and terminable only upon termination of this Agreement.

          4.3    Other Voting; Stockholder Capacity.    Each Stockholder may vote on all issues other than those specified in this Section 4 that may come before any meeting of the stockholders of the Company in its sole discretion, provided that such vote does not contravene the provisions of this Section 4. Parent acknowledges and agrees that each Stockholder is executing and delivering this Agreement solely in Stockholder's capacity as the record and beneficial owner of the Shares and no provision of this Agreement shall limit or otherwise restrict such Stockholder with respect to any act or omission that such Stockholder may undertake or authorize in such Stockholder's capacity as an officer of the Company or a member of the Board of Directors of the Company, as the case may be, including, without limitation, any action such Stockholder is permitted to take in such Stockholder's capacity as a director of the Company pursuant to Section 5.2 of the Merger Agreement and any vote that such Stockholder may make in such Stockholder's capacity as a director of the Company with respect to any matter presented to the Board of Directors of the Company.

        5.    Consents and Waivers.

          5.1.    Consummation of Merger.    Each Stockholder hereby gives any and all consents and waivers that are required for the consummation of the Merger under the terms of any agreements to which such Stockholder is a party or pursuant to any rights such Stockholder may have, in any case only in such Stockholder's capacity as the holder of the Shares (and specifically excluding, for example, any agreement or rights such Stockholder may have pursuant to any employment or severance agreement).

          5.2.    Waiver of Appraisal Rights.    Each Stockholder hereby waives any rights of appraisal or rights to dissent (pursuant to the DGCL or otherwise) with respect to the Merger.

        6.    Certain Events.    Each Stockholder agrees that this Agreement and the obligations hereunder shall attach to the Shares and shall be binding on any Person to which legal or beneficial ownership of such Shares shall pass, whether by operation of law or otherwise. In the event of any stock split, stock dividend, merger, reorganization, recapitalization or other change in the capital structure of the Company affecting the Company Common Stock or other voting securities of the Company, the number of Shares shall be deemed adjusted appropriately and this Agreement and the obligations hereunder shall automatically and without any additional action by the parties attach to any additional shares of Company Common Stock or other Company Securities issued to or acquired by such Stockholder.

        7.    Termination.    This Agreement shall terminate on the first to occur of (a) the Effective Time or (b) the termination of the Merger Agreement in accordance with its terms, provided that the provisions of Section 8 of this Agreement shall survive any such termination and no such termination of this Agreement shall relieve any party from liability for any breach of this Agreement.

        8.    Miscellaneous.

          8.1.    Expenses.    All costs and expenses incurred in connection with the transactions contemplated by this Agreement shall be paid by the party incurring such costs and expenses.

          8.2.    Specific Performance.    The parties hereto agree that, in the event any provision of this Agreement is not performed in accordance with the terms of this Agreement, (a) the non-breaching party will sustain irreparable damages for which there is not an adequate remedy at law for money damages and (b) the parties shall be entitled to specific performance of the terms of this Agreement, in addition to any other remedy at law or in equity.

          8.3.    Entire Agreement.    This Agreement constitutes the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, both written and oral, among such parties with respect to the subject matter hereof.

          8.4.    Assignment.    Without the prior written consent of the other party to this Agreement, no party may assign any rights or delegate any obligations under this Agreement, by operation of law or otherwise. Any such purported assignment or delegation made without prior consent of the other party hereto shall be null and void.

          8.5.    Parties in Interest.    This Agreement shall be binding upon, inure solely to the benefit of, and be enforceable by, the parties hereto and their successors and permitted assigns. Nothing in this Agreement, express or implied, is intended to or shall confer upon any other person not a party hereto any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

          8.6.    Amendment.    This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

          8.7.    Severability.    If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of this Agreement is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the terms of this Agreement remain as originally contemplated to the fullest extent possible.

          8.8.    Notices.    Except as otherwise provided herein, all notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by overnight courier, by facsimile transmission or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 8.8):

      if to Parent:

      General Electric Company
      GE Energy
      4200 Wildwood Parkway
      Atlanta, GA 30339
      Facsimile: (678) 844-7811
      Attention: David E. Tucker

      With additional copies to:

      General Electric Company
      GE Energy
      4200 Wildwood Parkway
      Atlanta, GA 30339
      Facsimile: (678) 844-7378
      Attention: James M. Waterbury, Esq.

      King & Spalding LLP
      1185 Avenue of the Americas
      New York, New York 10036
      Facsimile: (212) 556-2222
      Attention: Stephen M. Wiseman, Esq.

  if to Stockholder:

        At the address specified below such Stockholder's name on the Schedule A hereto.

          8.9    Governing Law.    This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York applicable to contracts executed in and to be performed in New York without regard to any principles of choice of law or conflicts of law of such state.

          8.10    Headings.    The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

          8.11.    Counterparts.    This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

          8.12.    Additional Documents.    Each Stockholder hereby covenants and agrees to execute and deliver any additional documents necessary or desirable, in the reasonable opinion of Parent, to carry out the intent of this Agreement.

          8.13.    Waiver of Jury Trial.    Each party acknowledges and agrees that any controversy which may arise under this Agreement is likely to involve complicated and difficult issues, and therefore each party hereby irrevocably and unconditionally waives any right such party may have to a trial by jury in respect of any litigation directly or indirectly arising out of or relating to this Agreement or the transactions contemplated by this Agreement. Each party certifies and acknowledges that (a) no Representative of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver, (b) each such party understands and has considered the implications of this waiver, (c) each such party makes this waiver voluntarily, and (d) each such party has been induced to enter into this Agreement by, among other things, the waivers and certifications in this Section 8.13.

[Signature Page to Follow]

        IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be duly executed and delivered as of the date first written above.

GENERAL ELECTRIC COMPANY,
By:	/s/ RONALD C. WILLIAMS Title: Attorney-in-fact Name: Ronald C. Williams
STOCKHOLDERS
By:	/s/ LAMSON RHEINFRANK, JR. Lamson Rheinfrank, Jr.
By:	/s/ JAMES E. LUND James E. Lund
By:	/s/ JAMES J. THOME James J. Thome
By:	/s/ JAMES C. SHAY James C. Shay

LAMSON RHEINFRANK, JR. REVOCABLE TRUST, DATED JANUARY 1, 1990
By:	/s/ LAMSON RHEINFRANK, JR. Name: Lamson Rheinfrank, Jr. Title: Trustee

SALLY L. RHEINFRANK REVOCABLE TRUST, DATED JANUARY 1, 1990
By:	/s/ SALLY L. RHEINFRANK Name: Sally L. Rheinfrank Title: Trustee

RHEINFRANK FOUNDATION, INC.
By:	/s/ LAMSON RHEINFRANK, JR. Name: Lamson Rheinfrank, Jr. Title: President

RHEINFRANK FAMILY PARTNERSHIP, L.P.
By: Rheinfrank, Inc. its General Partner
By:	/s/ HENSON JONES Name: Henson Jones Title: President

LAMSON AND SALLY RHEINFRANK IRREVOCABLE TRUST, DATED JANUARY 1, 1990
By:	/s/ HENSON JONES Name: Henson Jones Title: Trustee

SUSAN B. LUND REVOCABLE TRUST, DATED SEPTEMBER 2, 1993
By:	/s/ SUSAN B. LUND Name: Susan B. Lund Title: Trustee

By:	/s/ VIRGINIA R. FOOTE Virginia R. Foote

AMENDED AND RESTATED AS OF JUNE 10, 2004

SCHEDULE A

Name	Number of Shares*	Shares Subject to Options
Lamson Rheinfrank, Jr. BHA Group Holdings, Inc. 8800 East 63rd Street Kansas City, Missouri 64113	8,478	78,300
Lamson Rheinfrank, Jr. Revocable Trust dated January 1, 1990 642 East 46th Street, Kansas City, Missouri	23,763
Sally L. Rheinfrank Revocable Trust, dated January 1, 1990 642 East 46th Street, Kansas City, Missouri	26,000
Rheinfrank Foundation, Inc. 642 East 46th Street, Kansas City, Missouri	30,756
Rheinfrank Family Partnership, L.P. 744 Santa Barbara Road, Berkeley, CA 94707	187,548
Lamson and Sally Rheinfrank Irrevocable Trust, dated January 1, 1990 642 East 46th Street, Kansas City, Missouri	87,125
James E. Lund BHA Group Holdings, Inc. 8800 East 63rd Street Kansas City, Missouri 64113	124,481	114,300
Susan B. Lund Revocable Trust, dated September 2, 1993 BHA Group Holdings, Inc. 8800 East 63rd Street Kansas City, Missouri 64113	5,058
James J. Thome BHA Group Holdings, Inc. 8800 East 63rd Street Kansas City, Missouri 64113	94,448	114,300
James C. Shay BHA Group Holdings, Inc. 8800 East 63rd Street Kansas City, Missouri 64113	17,288	108,732
Virginia R. Foote 26 Dana Street Cambridge, Massachusetts 02138	18,819

*
Number of shares includes shares of Company Common Stock held by the BHA Group Holdings, Inc. Employee Stock Ownership Plan and/or shares of Company Common Stock held by the BHA Group Holdings, Inc. 401(k) Profit Sharing Plan.

ANNEX C

OPINION OF ALLEN & COMPANY LLC

May 31, 2004

The Board of Directors
BHA Group Holdings, Inc.
8800 East 63rd Street
Kansas City, MO 64133

Members of the Board of Directors:

        We hereby confirm, as of the date hereof, our opinion as to the fairness, from a financial point of view, of the Merger Consideration (as defined below) to be received in the Proposed Transaction (as defined below) by the holders of BHA Group Holdings, Inc. (the "Company") common stock, par value $0.01 per share (the "Common Stock") that we presented to the Board of Directors of the Company (the "Board") at its meeting on May 31, 2004.

        We understand that General Electric Company (the "Parent"), Casey Acquisition Company (the "Purchaser") and the Company have entered into an Agreement and Plan of Merger, dated as of May 31, 2004 (the "Agreement"), pursuant to which (i) the Purchaser will be merged with and into the Company, and the Company will continue as the surviving corporation (the "Proposed Transaction") and (ii) Parent will pay $38.00 in cash for each share of Common Stock (the "Merger Consideration"). The terms of the Proposed Transaction are set forth in more detail in the Agreement.

        We have been requested by the Board to render our opinion as of the date hereof (the "Opinion") with respect to the fairness, from a financial point of view, to the holders of Common Stock of the Merger Consideration to be received by such shareholders in the Proposed Transaction. We have not been requested to perform an appraisal of the Company's business or assets or to opine as to, and our Opinion does not in any manner address, the Company's underlying business decision to enter into the Agreement or to proceed with or effect the Proposed Transaction.

        We have further assumed that (i) the Proposed Transaction will be consummated in accordance with the terms and conditions set forth in the Agreement without any waiver of any material term or condition and that the conditions to the consummation of such transaction set forth in the Agreement will be satisfied without material unanticipated expense; and (ii) all material assets and liabilities of the Company are, to the extent required to be so set forth or disclosed under generally accepted accounting principles, as set forth or disclosed in its consolidated financial statements. We understand that stockholders of the Company will be advised to seek the advice of their regular professional advisors as to the tax treatment of the Proposed Transaction for such stockholders, as to which we express no opinion.

        We, as part of our investment banking business, are regularly engaged in the valuation of businesses and their securities in connection with tender offers, mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. We will receive a fee in connection with services provided in rendering our Opinion pursuant to our engagement agreement with the Company. As of the date of this letter, we and our affiliates are stockholders in the Company. In addition, in the ordinary course of our business as a broker-dealer and market maker, we or our affiliates may have long or short positions either on a discretionary or nondiscretionary basis, for our own account or for those of our clients, in the securities of the Company.

        In connection with delivering our Opinion, we:

    (i)
    reviewed and analyzed a draft of the Agreement (which had not been executed prior to the presentation of our Opinion);

    (ii)
    reviewed and analyzed the financial aspects and background of the Proposed Transaction;

    (iii)
    reviewed and analyzed historical publicly available business information and financial results of the Company and the Parent;

    (iv)
    reviewed and analyzed non-public operating and financial information, including financial forecasts of the Company provided by the management of the Company;

    (v)
    held discussions with senior executives of the Company;

    (vi)
    reviewed and analyzed historical market price and trading volume for the Common Stock and compared such data to comparable market indices;

    (vii)
    reviewed and analyzed recent trading multiples for selected comparable publicly traded companies;

    (viii)
    reviewed and analyzed publicly available financial information and transaction multiples relating to selected comparable merger and acquisition transactions;

    (ix)
    reviewed and analyzed transaction prices compared to trading prices before the announcement of the transaction in selected merger and acquisition transactions;

    (x)
    performed a discounted cash flow analysis of the Company; and

    (xi)
    performed such other analyses and reviewed such other information as we deemed appropriate, including trends prevailing in relevant industries and financial markets.

        We have assumed and relied upon the accuracy and completeness of the financial and other information used by us in arriving at our Opinion without independent verification, and have further relied upon the assurances of management of the Company that they are not aware of any facts that would make such information inaccurate or misleading. In arriving at our Opinion, we neither performed nor obtained any evaluations or appraisals of the assets or liabilities of the Company, and we did not perform or obtain any evaluations or appraisals of the Company's physical properties and facilities, sales, marketing or service organizations. With respect to the financial projections provided to us, we have assumed that they have been reasonably prepared in good faith reflecting the best currently available estimates and judgments of the management of the Company as to the future operating and financial performance of the Company. In addition to our review and analyses of the specific information set forth above, our Opinion herein reflects and gives effect to our assessment of general economic, monetary, market and industry conditions existing as of the date hereof as they may affect the business and prospects of the Company.

        Our Opinion rendered herein does not constitute a recommendation of the Proposed Transaction over any other alternative transaction which may be available to the Company. The Opinion contained herein relates to the fairness from a financial point of view of the Consideration to be received in the Proposed Transaction by the holders of the Common Stock and does not address any other aspect of the Proposed Transaction or any related transaction and does not constitute a recommendation to any stockholder of the Company as to whether to accept the Merger Consideration in connection with the Proposed Transaction. It is understood that this letter is for the information of the Board and may not be used for any other purpose without our prior written consent, except that this letter may be included in its entirety in any filing made by the Company with the Securities and Exchange Commission with respect to the Proposed Transaction.

C-2

        Based on the foregoing and subject to the qualifications stated herein, we are of the Opinion that, as of the date hereof, the Merger Consideration to be received in the Proposed Transaction by the holders of Common Stock is fair to such stockholders from a financial point of view.

Very truly yours,
ALLEN & COMPANY LLC
By:	/s/ JOHN SIMON John Simon Managing Director

C-3

ANNEX D

OPINION OF ROBERT W. BAIRD & CO. INCORPORATED

         May 31, 2004

Board of Directors
BHA Group Holdings, Inc.
8800 E. 63rd Street
Kansas City, Missouri 64133

Members of the Board of Directors:

        We understand that BHA Group Holdings, Inc. (the "Company") proposes to enter into an Agreement and Plan of Merger (the "Agreement") with General Electric Company ("Parent") and Casey Acquisition Company, a Delaware corporation which is wholly owned by Parent ("Purchaser"). Pursuant to the Agreement, the Purchaser will be merged into the Company (the "Merger") and each outstanding share of common stock, par value $.01 per share, of the Company (together with the associated rights attached thereto issued pursuant to the Rights Agreement, as more fully described in the Agreement, collectively referred to herein as the "Company Common Stock"), other than (i) shares held in the treasury of the Company, (ii) shares held by Parent or any of its affiliates and (iii) any Appraisal Shares (as defined in the Agreement), will be converted into the right to receive $38.00 in cash (the "Consideration").

        In connection with your consideration of the Merger, you have requested our opinion as to the fairness, from a financial point of view, of the Consideration to be received by the holders of the Company Common Stock in the Merger (other than Parent and any of its affiliates).

        As part of our investment banking business, we are engaged in the evaluation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes.

        In conducting our investigation and analyses and in arriving at our opinion herein, we have reviewed such information and have taken into account such financial and economic factors as we have deemed relevant under the circumstances. In that connection, we have, among other things: (i) reviewed certain internal information, primarily financial in nature, including financial forecasts for the fiscal years ending September 30, 2004 through September 30, 2009 (the "Forecasts"), concerning the business and operations of the Company furnished to us by or on behalf of the Company for purposes of our analysis; (ii) reviewed publicly available information including, but not limited to, the Company's recent filings with the Securities and Exchange Commission and equity analyst research reports covering the Company prepared by various investment banking firms, including our firm; (iii) reviewed the Agreement dated May 28, 2004 in the form presented to the Company's Board of Directors; (iv) compared the financial position and operating results of the Company with those of other publicly traded companies we deemed relevant and considered the market trading multiples of such companies; (v) reviewed the historical market prices and trading activity of the Company Common Stock and compared it with the historical market prices and trading activity of other publicly traded companies we deemed relevant; (vi) compared the proposed financial terms of the Merger with the financial terms of certain other business combinations we deemed relevant; and (vii) considered the present values of the Company's forecasted cash flows provided to us by the Company's senior management. We have held discussions with members of the Company's senior management concerning the Company's historical and current financial condition and operating results, as well as the future prospects of the Company. As a part of our engagement, we were requested to and did solicit third party indications of interest in acquiring all or any part of the Company. We have also considered such other information, financial studies, analyses and investigations and financial, economic and market criteria which we deemed relevant for the preparation of this opinion.

        In arriving at our opinion, we have assumed and relied upon the accuracy and completeness of all of the financial and other information that was publicly available or provided to us by or on behalf of the Company. We have not been engaged to independently verify any such information, and we have assumed that the Company is not aware of any information prepared by it or its advisors that might be material to our opinion that has not been provided to us. We have assumed and relied upon in preparation of our opinion that: (i) all material assets and liabilities (contingent or otherwise, known or unknown) of the Company are as set forth in the Company's financial statements; (ii) the financial statements of the Company provided to us present fairly the results of operations, cash flows and financial condition of the Company for the periods indicated and were prepared in conformity with U.S. generally accepted accounting principles consistently applied; (iii) the Forecasts for the Company were reasonably prepared on bases reflecting the best available estimates and good faith judgments of the Company's senior management as to the future performance of the Company; (iv) the Merger will be consummated in accordance with the terms of the Agreement in the form presented to the Company's Board of Directors without waiver, modification or amendment of any material term or condition set forth therein that would be in any manner applicable to our analysis; (v) in all respects material to our analysis, the representations and warranties contained in the Agreement are true and correct and that each party will perform all of the covenants and agreements required to be performed by it under such Agreement; and (vi) all material corporate, governmental, regulatory or other consents and approvals required to consummate the Merger have been or will be obtained. We have relied as to all legal matters regarding the Merger on the advice of counsel of the Company. In connection with preparing this opinion, we have not considered any strategic, operating or cost benefits that might result from the Merger or any expenses relating to the Merger. In conducting our review, we have not undertaken nor obtained an independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of the Company nor have we made a physical inspection of the properties or facilities of the Company. In each case, we have made and relied upon the assumptions above with your consent.

        Our opinion necessarily is based upon economic, monetary and market conditions as they exist and can be evaluated on the date hereof, and our opinion does not predict or take into account any changes which may occur, or information which may become available, after the date hereof.

        Our opinion has been prepared at the request and for the information of the Board of Directors of the Company, and may not be relied upon, used for any other purpose or disclosed to any other party without our prior written consent; provided, however, that this letter may be reproduced in full in the proxy statement to be provided to the Company's shareholders in connection with the Merger. Any reference to us or our opinion in such proxy statement (or any other publicly available document), however, shall be subject to our prior review and approval. Our opinion does not address the relative merits of: (i) the Merger, the Agreement in the form presented to the Company's Board of Directors or any other agreements or other matters provided for or contemplated by the Agreement; (ii) any other transactions that may be or might have been available as an alternative to the Merger; or (iii) the Merger compared to any other potential alternative transactions or business strategies considered by the Company's Board of Directors. This opinion does not constitute a recommendation to any shareholder of the Company as to how any such shareholder should vote or act with respect to the Merger.

        We have acted as financial advisor to the Company in connection with the Merger and will receive a fee for such services, a significant portion of which is contingent upon the consummation of the Merger. We also will receive a fee for delivery of this opinion which is not contingent upon consummation of the Merger. In addition, the Company has agreed to indemnify us against certain

D-2

liabilities that may arise out of our engagement. We are a full service securities firm. As such, in the ordinary course of our business, we may from time to time trade the securities of the Company and the Parent for our own account or the accounts of our customers and, accordingly, may at any time hold long or short positions or effect transactions in such securities. Our firm may also prepare equity analyst research reports from time to time regarding the Company.

        Based upon and subject to the foregoing, including the various assumptions and limitations set forth herein, we are of the opinion that, as of the date hereof, the Consideration is fair, from a financial point of view, to the holders of the Company Common Stock (other than Parent and any of its affiliates).

Very truly yours,

/S/ ROBERT W. BAIRD & CO. INCORPORATED
ROBERT W. BAIRD & CO. INCORPORATED

D-3

ANNEX E

§ 262. Appraisal rights.

        (a)   Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

        (b)   Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 257, §258, § 263 or § 264 of this title:

          (1)   Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of § 251 of this title.

          (2)   Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

            a.     Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

            b.     Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

            c.     Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

            d.     Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

          (3)   In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

        (c)   Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

        (d)   Appraisal rights shall be perfected as follows:

          (1)   If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

          (2)   If the merger or consolidation was approved pursuant to § 228 or § 253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constitutent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constitutent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constitutent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

        (e)   Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

        (f)    Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

        (g)   At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

        (h)   After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

        (i)    The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

        (j)    The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

        (k)   From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

        (l)    The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

(8 Del. C. 1953, § 262; 56 Del. Laws, c. 50; 56 Del. Laws, c. 186, § 24; 57 Del. Laws, c. 148, §§ 27-29; 59 Del. Laws, c. 106, § 12; 60 Del. Laws, c. 371, §§ 3-12; 63 Del. Laws, c. 25, § 14; 63 Del. Laws, c. 152, §§ 1, 2; 64 Del. Laws, c. 112, §§ 46-54; 66 Del. Laws, c. 136, §§ 30-32; 66 Del. Laws, c. 352, § 9; 67 Del. Laws, c. 376, §§ 19, 20; 68 Del. Laws, c. 337, §§ 3, 4; 69 Del. Laws, c. 61, § 10; 69 Del. Laws, c. 262, §§ 1-9; 70 Del. Laws, c. 79, § 16; 70 Del. Laws, c. 186, § 1; 70 Del. Laws, c. 299, §§ 2, 3; 70 Del. Laws, c. 349, § 22; 71 Del. Laws, c. 120, § 15; 71 Del. Laws, c. 339, §§ 49-52; 73 Del. Laws, c. 82, § 21.)

ANNEX F
FORM OF PROXY CARD

BHA GROUP HOLDINGS, INC.
8800 EAST 63RD STREET
KANSAS CITY, MISSOURI 64133

THIS PROXY IS SOLICITED ON BEHALF OF OUR BOARD OF DIRECTORS
SPECIAL MEETING OF STOCKHOLDERS—AUGUST    , 2004

        The undersigned hereby appoints James E. Lund and Stanley D. Biggs, or either of them, as Proxy or Proxies of the undersigned with full power of substitution to attend and to represent the undersigned at the Special Meeting of Stockholders of BHA Group Holdings, Inc. (the "Company") to be held on                        , August            , 2004 at the Company's corporate headquarters, 8800 East 63rd Street, Second (2nd) Floor, Kansas City, Missouri 64133, and at any adjournments or postponements thereof, and to vote thereat the number of shares of stock of the Company the undersigned would be entitled to vote if personally present, in accordance with the instructions set forth on this proxy card. Any proxy heretofore given by the undersigned with respect to such stock is hereby revoked.

Dated:		,
	Month/Day		Year

VOTE BY INTERNET:

        Log on to the Internet and go to:

  •
  IF YOU ARE A HOLDER OF RECORD:www.eproxyvote.com/bhag

  •
  IF YOU HOLD YOUR SHARES THROUGH THE BHA GROUP HOLDINGS, INC. EMPLOYEE STOCK OWNERSHIP PLAN OR THE BHA GROUP HOLDINGS, INC. 401(K) PROFIT SHARING PLAN:www.eproxyvote.com/bhagpx

VOTE BY TELEPHONE:

        Call toll-free 1-800-758-6973

PLEASE SIGN EXACTLY AS NAME APPEARS ABOVE. FOR JOINT ACCOUNTS, EACH JOINT OWNER MUST SIGN. PLEASE GIVE FULL TITLE IF SIGNING IN A            REPRESENTATIVE CAPACITY.

☐ PLEASE CHECK IF YOU PLAN TO ATTEND THE MEETING

PLEASE MARK, DATE AND SIGN THIS PROXY AND RETURN IT IN THE ENCLOSED ENVELOPE

THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO CONTRARY DIRECTION IS INDICATED, WILL BE VOTED (1) FOR ADOPTION OF THE MERGER AGREEMENT; (2) FOR APPROVAL OF THE PROPOSAL TO GRANT THE PERSONS NAMED AS PROXIES DISCRETIONARY AUTHORITY TO VOTE TO ADJOURN THE SPECIAL MEETING; AND (3) AS SAID PROXIES DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY COME BEFORE THE SPECIAL MEETING.

        ☒ Please mark votes as in this example.

1.    PROPOSAL FOR THE ADOPTION OF THE AGREEMENT AND PLAN OF MERGER, DATED AS OF MAY 31, 2004 (THE "MERGER AGREEMENT"), BY AND AMONG GENERAL ELECTRIC COMPANY, CASEY ACQUISITION COMPANY AND BHA GROUP

HOLDINGS, INC. UNDER WHICH CASEY ACQUISITION COMPANY WILL MERGE WITH AND INTO BHA GROUP HOLDINGS, INC. AND BHA GROUP HOLDINGS, INC. WILL BECOME A WHOLLY-OWNED SUBSIDIARY OF GENERAL ELECTRIC COMPANY.

☐ FOR	☐ AGAINST	☐ ABSTAIN

2.    PROPOSAL TO GRANT THE PERSONS NAMED AS PROXIES DISCRETIONARY AUTHORITY TO VOTE TO ADJOURN THE SPECIAL MEETING ONE OR MORE TIMES, TO PERMIT FURTHER SOLICITATION OF PROXIES TO VOTE IN FAVOR OF ADOPTION OF THE MERGER AGREEMENT.

☐ FOR	☐ AGAINST	☐ ABSTAIN

It is not expected that any matters other than those described in the Proxy Statement will be presented at the Special Meeting. If any other matters are presented, the proxies are authorized to vote upon such other matters in accordance with their discretion.

Signature:

Date:

Signature:

Date:

(This Proxy should be marked, dated, and signed by the stockholder(s) exactly as his or her name appears hereon. In the case of shares owned in joint tenancy or as tenants in common, all should sign. Fiduciaries should indicate their title and authority. In the case of shares owned by a corporation, an authorized officer should sign and state his or her title. In the case of shares owned by a partnership, an authorized partner or other person should sign. Please return the signed proxy promptly in the enclosed envelope.)

F-2

QuickLinks

SUMMARY TERM SHEET
QUESTIONS AND ANSWERS ABOUT THE MERGER
CAUTION REGARDING FORWARD-LOOKING STATEMENTS
PARTIES TO THE MERGER AGREEMENT
THE SPECIAL MEETING
THE MERGER
Revenue Multiples
EBITDA Multiples
EBIT Multiples
P/E Multiples
APPRAISAL RIGHTS
THE MERGER AGREEMENT
THE VOTING AGREEMENT
SECURITIES OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
MARKET FOR THE COMMON STOCK; DIVIDEND DATA
BHA Common Stock
OTHER MATTERS
AGREEMENT AND PLAN OF MERGER BY AND AMONG GENERAL ELECTRIC COMPANY, CASEY ACQUISITION COMPANY AND BHA GROUP HOLDINGS, INC. Dated May 31, 2004

ARTICLE I [INTENTIONALLY OMITTED] ARTICLE II THE MERGER
ARTICLE III REPRESENTATIONS AND WARRANTIES OF THE COMPANY
ARTICLE IV REPRESENTATIONS AND WARRANTIES OF PARENT AND PURCHASER
ARTICLE V COVENANTS
ARTICLE VI CONDITIONS
ARTICLE VII TERMINATION, AMENDMENT AND WAIVER
ARTICLE VIII DEFINITIONS; INTERPRETATION
ARTICLE IX GENERAL PROVISIONS
[SIGNATURE PAGE FOLLOWS]
FORM OF VOTING AGREEMENT
RECITALS
AGREEMENT
AMENDMENT NO. 2 TO RIGHTS AGREEMENT
R E C I T A L S
VOTING AGREEMENT
RECITALS
AGREEMENT
AMENDED AND RESTATED AS OF JUNE 10, 2004 SCHEDULE A
OPINION OF ALLEN & COMPANY LLC
OPINION OF ROBERT W. BAIRD & CO. INCORPORATED
BHA GROUP HOLDINGS, INC. 8800 EAST 63RD STREET KANSAS CITY, MISSOURI 64133